As filed with the Securities and Exchange Commission on February 13, 2006
                                                  Registration No. 333-130723
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                Amendment No. 2
                                       to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


        Nevada                        ICOA, INC.           87-0403239
(State of Incorporation)       (Name of Registrant      (I.R.S. Employer
                                 in Our Charter)       Identification No.)

                                                                     Richard Schiffmann
     111 Airport Road                      7374                       111 Airport Road
Warwick, Rhode Island 02889       (Primary Standard Industrial    Warwick, Rhode Island 02889
      (401) 352-2300               Classification Code Number)         (401) 352-2323
(Address and telephone number                                     (Name, address and telephone
of Principal Place of Business)                                   number of agent for service)

                                   Copies to:
         Clayton E. Parker, Esq.                 Ronald S. Haligman, Esq.
    Kirkpatrick & Lockhart LLP                 Kirkpatrick & Lockhart LLP
201 S. Biscayne Boulevard, Suite 2000      201 S. Biscayne Boulevard, Suite 2000
      Miami, Florida 33131                         Miami, Florida 33131
        (305) 539-3300                               (305) 539-3300
 Telecopier No.: (305) 358-7095               Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                         Proposed Maximum
                                                                      Proposed Maximum      Aggregate         Amount Of
           Title Of Each Class Of                  Amount To Be        Offering Price        Offering        Registration
         Securities To Be Registered                Registered          Per Share(1)         Price(1)            Fee(2)
----------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.0001 per share        525,215,959 shares        $0.038          $19,958,206        $2,349.08
----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of February 11, 2006.

(2)      Registration fee has been previously paid.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                Subject to completion, dated February 13, 2006


                                   ICOA, INC.
                       525,215,959 Shares of Common Stock

         This Prospectus relates to the sale of up to 525,215,959 shares of ICOA, Inc.'s common stock by certain persons who are, or will become, stockholders of ICOA. Please refer to "Selling Stockholders" beginning on page
17. ICOA is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. ICOA has, however, received proceeds from the sale of convertible debentures and ICOA is registering shares of common stock underlying such convertible debentures in the accompanying registration statement. All costs associated with this registration will be borne by ICOA.


         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On February 11, 2006, the last reported sale price of our common stock was $0.038 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ICOA". These prices will fluctuate based on the demand for the shares of common stock.


         The selling stockholders consist of: (1) Cornell Capital Partners, L.P., which intends to (i) sell up to 300,000,000 shares of common stock it will receive upon the conversion of convertible debentures, and (ii) sell up to 3,000,000 shares of common stock upon conversion of a warrant, (2) former shareholders of Airport Network Solutions, who received 20,000,000 shares of common stock under a convertible debenture in connection with the acquisition of Airport Network Solutions, (3) former shareholders of AuthDirect, Inc. who received 1,500,000 shares of common stock in connection with the acquisition of AuthDirect, (4) consultants to ICOA who received 5,737,000 shares of common stock as compensation for services rendered, (5) certain employees of ICOA who have received a total of 6,593,000 shares of common stock in connection with performance bonuses for 2004, and signing bonuses, (6) holders of various accounts payable of ICOA who have received 1,962,551 shares of common stock in connection with settlements of debt, (7) Richard Schiffmann and Pamela Brown who have received 2,500,000 shares of common stock, respectively, in connection with consulting contracts, (8) William Lord who intends to sell up to 11,716,616 shares of common stock, 6,716,616 shares of which were issued upon the conversion of a convertible debenture and 5,000,000 shares are underlying warrants, (9) shareholders of Starford Corp. from whom we acquired iDockUSA of which 2,000,000 shares are underlying warrants and 1,000,000 shares issued as satisfaction of a promissory note and accrued interest, (10) various investors who have received 21,589,839 shares of common stock in connection with settlements and conversion of $877,058 in debt, (11) former shareholders of Wise Technologies, Inc, who received 40,000,003 shares of common stock in connection with the acquisition of Wise Technologies, (12) former shareholders of LinkSpot Technologies, Inc. who received 17,999,987 shares of common stock in connection with the acquisition of LinkSpot, (13) shareholders of Dock Holding, Ltd. who received 2,547,000 shares of common stock in connection with the acquisition of the assets of Cafe.com, (14) current and former employees of ICOA who received a total of 10,852,000 shares of common stock in consideration of $528,840 in accrued salary, interest, and expenses, (15) Seaport Capital Partners, LLC and its members who have received 54,819,845 shares of common stock in connection with the satisfaction and conversion of $880,424 of promissory notes and accrued interest, (16) Seacoast Funding, Inc. who received 7,211,538 shares of common stock in connection with the settlement of $375,000 in vendor financing, (17) accredited investors which intend to sell up to 11,686,580 shares of common stock upon conversion of $574,510 of convertible debentures.

         On November 2, 2005, the Company entered into a Securities Purchase Agreement and convertible debenture with Cornell Capital Partners, LP. We issued secured convertible debentures in the principal amount of $2,387,327.24 of which $1,787,327.24 was in exchange for promissory notes previously issued by the Company and accrued interest and the remaining $600,000 was additional financing. These convertible debentures are secured by all of the assets of the Company and our subsidiaries. The convertible debenture carries interest of 10% per annum, and is due on or before November 2, 2007. The convertible debenture is convertible into common stock of the Company at the lower of $0.044 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. The convertible debenture is secured by all of the assets of the Company and our subsidiaries pursuant to the terms of a Security Agreement and five uniform Subsidiary Security Agreements, each entered into among the Company, our subsidiaries and Cornell Capital Partners.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         These securities are speculative and involve a high degree of risk.

         Please refer to "Risk Factors" beginning on page 8.

         This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.
         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
         The information in this Prospectus is not complete and may be changed. Neither the Selling Stockholders nor ICOA may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this Prospectus is February 13, 2006.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1
THE OFFERING..................................................................3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION....................................6
RISK FACTORS..................................................................8
RISK RELATED TO THIS OFFERING................................................15
SELLING STOCKHOLDERS.........................................................17
USE OF PROCEEDS..............................................................26
PLAN OF DISTRIBUTION.........................................................27
MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................28
DESCRIPTION OF BUSINESS......................................................43
MANAGEMENT...................................................................49
EXECUTIVE COMPENSATION.......................................................51
DESCRIPTION OF PROPERTY......................................................53
LEGAL PROCEEDINGS............................................................54
PRINCIPAL STOCKHOLDERS.......................................................55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................56
MARKET FOR COMMON EQUITY.....................................................56
DESCRIPTION OF SECURITIES....................................................62
CHANGES IN AND DISAGREEMENTS  WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL MATTERS........................................................64
EXPERTS......................................................................65
LEGAL MATTERS................................................................65
HOW TO GET MORE INFORMATION..................................................65
PART II
FINANCIAL STATEMENTS.........................................................F-1


     Our audited financial statements for the fiscal year ended December 31, 2004, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                   OUR COMPANY

         The following Prospectus Summary contains material information on ICOA, Inc. You should read the entire Prospectus carefully, including "Risk Factors" and our Financial Statements and the Notes to the Financial Statements before making any investment decision.
         ICOA sells, installs, supports and provides wired and wireless Ethernet and Internet access services, primarily through Wi-Fi "hot spots" (public wireless local area networks). As of December 31, 2004, ICOA owned or operated over 900 broadband access installations in high-traffic locations servicing millions of annual patrons in 44 states. In September 2005, we owned or operated over 1,400 broadband access installations. We generate revenue from:

     o the design, sale and installation of Wi-Fi systems to airports, hotels, convention centers, quick-service restaurants, marinas and other high-traffic locations, usually coupled with operating and maintenance contracts;

     o providing service management capabilities to Wi-Fi service providers who need back office, network management, customer care and related services to support their on-going operations; and

     o end users of Wi-Fi hot spots and Internet access terminals on "pay-for-use" transactions, usually provided in public locations under long term contracts with airports, marinas, hotels and other high traffic locations.

         ICOA's fundamental growth strategy is to build and acquire the expertise, infrastructure and scale for the profitable delivery of wireless broadband services. This strategy is based on the use of unlicensed spectrum to meet the increased demand for wireless data services: more bandwidth for more services more places.

         Today, ICOA is a provider of Wi-Fi networks and services. Our footprint for retail services is targeted at high-traffic and high-value locations; with wireless capability supplemented by our kiosk expertise. We also provide cost effective networks for the rapidly growing "amenity" services segment. We provide high-quality and reliable support systems and services for both our own operations and as a "back-office" for other service providers. We are sensitive to the specific needs of the rapidly growing base of users who demand access to broadband on demand anywhere, anytime, with any device.

         Going forward, through both organic growth and acquisitions, ICOA is seeking to attain critical scale across our integrated design-deploy-operate business model. As emerging technologies allow, and subject to available capital, ICOA is looking to move beyond the simple delivery of Wi-Fi access to deliver digital value-added services, including VOIP and location-specific applications, to deliver value to our customers and users.

         ICOA Airport Networks - Under long-term contracts, our Airport Network Solutions subsidiary has installed and operates Wi-Fi networks in 25 airports within the United States. Sixteen networks provide full facility coverage, and in 9 additional airports we offer select coverage under the WiSE brand. Our services are designed to provide travelers with convenient and easy access to broadband Internet services, as well as private, wholesale, security-related and facility service offerings. As of January 27, 2006, our airport footprint has expanded by 258% compared to the same time last year, from 7 to 25 facilities with a related 205% increase in annual passenger coverage from 20 million to over 61 million. We believe the airport market segment continues to offer high growth potential, both in expansion of the number of facilities as well as the increased utilization and commensurate monetization of existing assets. Our strategy is to continue to focus on securing long-term contacts with tier two and tier three properties (medium and small airport facilities).

         ICOA Managed Services - Our managed services business unit encompasses the acquisitions of QG0 and AuthDirect and is focused on the sale, design, deployment and management of amenity networks, as well as deployments and management of hospitality, municipal and wholesale back office market segments. This includes the offering of Tollbooth(TM), our turn-key back office solution, to unaffiliated wireless service providers globally. Our back office solution suite also includes network operating center and customer care center services to the marketplace, as well as for our wholly-owned, segment-focused units such as ICOA Airport Networks, LinkSpot and iDockUSA. As of January 2005, the managed services customer base has increased 88% compared to the same time last year. ICOA is a market innovator of large-scale amenity Wi-Fi currently manages over 700 amenity locations nationally. In numerous segments, such as restaurants, hospitality, cafes, we believe amenity Wi-Fi services will experience increased acceptance.

         LinkSpot / RV Resort and Campground Segments - Acquired in the third quarter of 2005, our LinkSpot subsidiary provides Wi-Fi service to recreational vehicle (RV) parks and campgrounds nationwide. LinkSpot currently serves 75 RV resort and campground properties which includes 20,000 sites. We believe the percentage of Americans moving into retirement is rising and is forecast to continue to do so through this decade. Services include both subscription-based and amenity offerings. Our strategy is to continue expanding this segment through aggressive sales from our existing assets, strategic partnerships with related outdoor recreation partners, and potential acquisitions of accretive assets in this segment.

         iDock/Marina Segment - Our iDockUSA division provides broadband wireless Internet and related services in over 45 marinas which includes over 20,000 slips. In California, iDock has secured a dominant position by securing more slip than any other competitor offering Wi-Fi, and is expanding to other geographic markets. Our strategy is to continue to expand geographically, develop strategic partnerships with related marina segment companies, offer ancillary services and content and continue to explore accretive acquisitions.

         WiSE Technologies - Our WiSE Technologies subsidiary provides Wi-Fi services to 9 airports, and various hospitality, higher education, Multi Dwelling Unit's (MDU's), highway plazas and cafes. The WiSE footprint is in the process of being reassigned to segment-focused business units within the Company, such as ICOA Airport Networks and ICOA Managed Services.

         Cafe.com - Acquired in the third quarter of 2005, Cafe.com provides Wi-Fi services in various quick service cafe locations predominantly on the West Coast. The Cafe.com assets are being incorporated into ICOA's segment-focused business units, including ICOA Managed Services.

         Municipal -We also operate Wi-Fi municipal "hot zones" in Lexington, KY, and the harbor district of Newport, RI. Our strategy is to provide "a-la-cart" all or any portion of our turn-key back-office solutions to this rapidly expanding segment thereby leveraging our existing infrastructure, products, and services.

         ICOA continues to raise additional financing to support growth opportunities - both organically and through acquisitions - that we believe are available to us. The report of our independent auditors on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph, which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern. The ability of ICOA to continue as a going concern is dependent upon many factors, including ICOA's ability to obtain financing. Management's plan, in this regard, is to actively pursue debt and/or equity financing, as needed, and to continually evaluate ICOA's profitability.

         ICOA incurred a net loss of $3,922,130 and $774,663 for the years ended December 31, 2004 and 2003, respectively. ICOA incurred a net loss of $6,829,055 and $2,197,899 for the nine months ended September 30, 2005 and 2004, respectively. In addition, ICOA had a working capital deficiency of $6,337,729 and $7,130,460 as of December 31, 2004 and September 30, 2005, respectively. ICOA had a working capital deficiency of $7,130,460 as of September 30, 2005.

                                    About Us

         ICOA's principal place of business is located at 111 Airport Road, Warwick, Rhode Island 02889. Our telephone number is (401) 352-2300.

                                  THE OFFERING


         This offering relates to the sale of common stock by the selling stockholders consist of: (1) Cornell Capital Partners, L.P., which intends to
(i) sell up to 300,000,000 shares of common stock it will receive upon the conversion of convertible debentures, and (ii) sell up to 3,000,000 shares of common stock it will receive upon conversion of a warrant, (2) former shareholders of Airport Network Solutions, who received 20,000,000 shares of common stock under a convertible debenture in connection with the acquisition of Airport Network Solutions, (3) former shareholders of AuthDirect, Inc. who received 1,500,000 shares of common stock in connection with the acquisition of AuthDirect, (4) consultants to ICOA who received 5,737,000 shares of common stock as compensation for services rendered, (5) certain employees of ICOA who have received a total of 6,593,000 shares of common stock in connection with performance bonuses for 2004, and signing bonuses, (6) holders of various accounts payable of ICOA who have received 1,962,551 shares of common stock in connection with settlements of debt, (7) Richard Schiffmann and Pamela Brown who have received 2,500,000 shares of common stock, respectively, in connection with consulting contracts, (8) William Lord who intends to sell up to 11,716,616 shares of common stock, 6,716,616 shares of which were issued upon the conversion of a convertible debenture and 5,000,000 shares are underlying warrants, (9) shareholders of Starford Corp. from whom we acquired iDockUSA of which 2,000,000 shares are underlying warrants and 1,000,000 shares issued as satisfaction of a promissory note and accrued interest, (10) various investors who have received 21,589,839 shares of common stock in connection with settlements and conversion of $877,058 in debt, (11) former shareholders of Wise Technologies, Inc, who received 40,000,003 shares of common stock in connection with the acquisition of Wise Technologies, (12) former shareholders of LinkSpot Technologies, Inc. who received 17,999,987 shares of common stock in connection with the acquisition of LinkSpot, (13) shareholders of Dock Holding, Ltd. who received 2,547,000 shares of common stock in connection with the acquisition of the assets of Cafe.com, (14) current and former employees of ICOA who received a total of 10,852,000 shares of common stock in consideration of $528,840 in accrued salary, interest, and expenses, (15) Seaport Capital Partners, LLC and its members who have received 54,819,845 shares of common stock in connection with the satisfaction and conversion of $880,424 of promissory notes and accrued interest, (16) Seacoast Funding, Inc. who received 7,211,538 shares of common stock in connection with the settlement of $375,000 in vendor financing, (17) accredited investors which intend to sell up to 11,686,580 shares of common stock upon conversion of $574,510 of convertible debentures.


          The terms of these are summarized below:

         Convertible Debentures. From December 2004 to November 2005, the Company issued convertible debentures in the principal amount of $574,510 with various accredited investors. The convertible debentures are convertible at prices ranging from $0.033 to $0.070 per share. In addition, we issued to these investors warrants to purchase 2,921,645 shares of our common stock.

         On March 29, 2005, we issued a convertible debenture to William Lord, the former President of our WebCenter Technologies, Inc. subsidiary in settlement of accrued payroll and expenses. As of November 30, 2005, Mr. Lord has completed the conversion of this debenture into 11,716,616 at the market price on the date of conversion.

         Cornell Capital Partners.
         In March 2004 we issued a Secured Convertible Debenture to Cornell Capital Partners ("Cornell") in the face amount of $350,000 and in May 2004, we issued a second Secured Convertible Debenture to Cornell in the face amount of $200,000. Both of these debentures were issued in connection with a Securities Purchase Agreement entered into with Cornell. The debentures accrued interest at a rate of 5% per annum and were convertible into shares of the Company's common stock. We also issued to Cornell a three-year warrant to purchase 400,000 shares of common stock at price of $0.108 per share, which price may be adjusted pursuant to the terms of the warrant.

         In June 2004, we issued a Promissory Note to Cornell in the face amount of $800,000. The note accrued interest at a rate of 5% per annum.

         In January 2005, we issued Promissory Notes to Cornell in the face amount of $75,000 each, for an aggregate of $150,000. These notes accrued interest at 12% per annum.

         In March 2005, we issued a Promissory Note to Cornell in the face amount of $500,000. The note accrued interest at 12% per annum.

         In April 2005, we issued a Secured Promissory Note to Cornell in the face amount of $449,804.79. This note was issued simultaneously with, and in consideration for, the cancellation of the entire remaining principal balance and accrued interest on the debentures issued to Cornell in March and May 2004. This note accrued interest at rate of 12% per annum.

         In September 2005, we issued a Promissory Note to Cornell in the face amount of $57,500. The note accrued interest at 12% per annum.

         On November 2, 2005 we issued a Secured Convertible Debenture in the principal amount of $2,187,327.24, and on December 16, 2005 we issued a second Secured Convertible Debenture to Cornell in the principal amount of $200,000 for a total of $2,387,327.24. Both debentures were issued in connection with a Securities Purchase Agreement entered into with Cornell. The principal amount of these debentures represented (i) $1,787,327.24 paid in consideration of the cancellation of the remaining principal balance and accrued interest on six outstanding promissory notes issued to Cornell from June 2004 through September 2005 and (ii) $600,000 funded to the Company as additional financing. These debenture are secured by all of the assets of the Company and its subsidiaries, accrue interest at a rate of 10% per annum, and are due on or before November 2, 2007. These debentures are convertible, at the option of the holder, into shares of common stock of the Company at the lower of $0.044 per share or 90% of the lowest volume weighted average price as quoted by Bloomberg LP for the ten (10) trading days immediately preceding the date of conversion. In connection with the transaction, the Company issued to Cornell a three year warrant to purchase 3,000,000 shares of common stock at a price of $0.04 per share. In this registration statement, the Company is registering the resale of up to 300,000,000 shares of common stock issuable upon conversion of the debentures and 3,000,000 shares underlying the warrant.

         Airport Network Solutions. In December 2003, we acquired all of the issued and outstanding shares of capital stock of Airport Network Solutions, Inc., a Delaware corporation, ("ANS") pursuant to the issuance to the shareholders of ANS of a convertible promissory note in the principal amount equal to $200,000. The note accrues interest at an annual rate of five percent (5%) beginning one year from the date of the note. The note is due and payable on December 18, 2005. On March 16, 2005, the former shareholders of ANS exercised their right to convert this note into shares of our common stock at a rate of $.01 per share. Pursuant to this notice, ICOA issued 10,192,000 shares to Richard Schiffmann (currently President and CEO of ICOA), 8,922,000 shares to Pamela Brown and 886,000 shares to Kim Staskus. In conjunction with the acquisition, we entered into consulting agreements with Mr. Schiffmann and Ms. Brown, pursuant to which each has been issued 2,500,000 shares of our common stock. The shares of common stock issued upon the note's conversion and the shares issued pursuant to the consulting agreements were issued on March 28, 2005.

         AuthDirect, Inc. In August 2004, we acquired all of the issued and outstanding shares of capital stock of AuthDirect, Inc., a California corporation in exchange for (i) the issuance of 1,500,000 shares of our common stock, (ii) $170,000 in cash and notes, and (iii) warrants to purchase 1,500,000 shares of our common stock.

         iDockUSA. In June 2004, we acquired the operating assets of iDockUSA from Starford Corp. In connection with the acquisition, we issued notes to the shareholders in the principal amount of $80,000. On March 31, 2005, we reached an agreement with the shareholders to settle the remaining balance of principal and accrued interest of $50,000 for 1,000,000 shares of common stock at the closing market price for the previous day of $0.05 per share. In addition, at the time of acquisition, we issued 2,000,000 warrants to the shareholders at an exercise price of $0.05 per share.

         Wise Technologies, Inc. In May 2005, we acquired all of the issued and outstanding shares of capital stock of Wise Technologies, Inc., a Maryland corporation in exchange for (i) the issuance of 40,000,003 shares of our common stock, and (ii) $ 50,000 in notes.

         LinkSpot Technologies, Inc. In July 2005, we acquired all of the issued and outstanding shares of capital stock of LinkSpot Technologies, Inc., a Maryland corporation in exchange for 17,999,987 shares of our common stock.

         Cafe.com. In July 2005, we acquired all of the operating assets of Cafe.com from Dock Holdings, Ltd., in exchange for 2,547,000 shares of our common stock.

         Employees and Consultants. On August 23, 2004, we entered into a consulting agreement with Steven Harris, a member of our Board of Directors, under which Mr. Harris provided strategic and legal services to ICOA. Pursuant to that agreement, Mr. Harris was issued 1,796,000 shares as partial compensation for his time for the period through February 28, 2005. These shares were issued at an average price of $0.0347, reflecting the closing market price on the days prior to the signing of the consulting agreement and its amendments. Under an extension to the consulting agreement which expires December 31, 2005, Mr. Harris will receive an additional 1,096,000 shares at an average price of $0.050 per share.

         On March 29, 2005, we issued shares of common stock in recognition of services provided to ICOA without remuneration to the following consultants were issued shares of our common stock: (a) Alexander Jaramishian 200,000 shares; (b) David Sarna 1,950,000 shares; (c) David Rinker 1,250,000 shares; (d) James Tower 100,000 shares.

         On March 29, 2005, we issued 6,093,000 shares of common stock as bonuses to certain employees and consultants in recognition of their performance during 2004.

         On April 18, 2005, we issued 5,752,000 shares of common stock in settlement of accrued salary, interest and expenses to Thomas Canon our former Vice President of Technology.

         On June 24, 2005, we issued 5,000,000 shares of common stock in settlement of accrued salary, interest and expenses to Erwin Vahlsing, Jr. our Vice President of Finance.

         Settlements and Investments. On March 29, 2005, we issued 22,596,250 shares of common stock in connection with various settlements of outstanding payables, notes, and accrued interest.
         On September 8, 2005, we issued 54,819,845 shares of common stock in connection with the settlement of $880,424 of Promissory Notes and accrued interest
         On September 8, 2005, we issued 7,211,538 shares of common stock in connection with the settlement of $375,000 of vendor financing.










Common Stock Offered                      525,215,959 shares

Offering Price                            Market price

Common Stock Outstanding Before
the Offering                              357,510,172 shares

Use of Proceeds                           We will not receive any proceeds  from
                                          the shares offered by the selling
                                          stockholders.  See "Use of Proceeds."

Risk Factors                              The securities offered hereby involve
                                          a  high degree of risk and immediate
                                          substantial dilution. See "Risk
                                          Factors" and "Dilution."

Over-the-Counter Bulletin Board Symbol    ICOA

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The summary financial information set forth below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                         Nine Months Ended September 30,        Years Ended December 31,
ICOA, Inc. and Subsidiaries Consolidated                     2005                2004              2004            2003
Statements of Operations:                                (Unaudited)         (Unaudited)        (Audited)       (Audited)
---------------------------------------------           --------------     ---------------     ------------    ------------
Revenues, Net:                                          $   1,704,876      $      778,614      $ 1,170,719     $   324,789
Cost of Services                                           (1,572,945)           (832,021)      (1,201,386)       (480,244)
                                                        --------------     ---------------     ------------    ------------
Gross Profit (Loss)                                           131,931             (53,407)         (30,667)       (155,455)
                                                        --------------     ---------------     ------------    ------------
Operating Expenses                                         (3,337,084)         (1,781,091)      (2,608,489)        (91,627)
                                                        --------------     ---------------     ------------    ------------
Operating Income (Loss)                                    (3,205,153)         (1,834,498)      (2,639,156)       (247,082)

Interest Expense                                           (3,623,902)           (360,872)        (920,383)       (527,581)
Write down on impairment of assets                                 --                  --         (352,591)             --
Other                                                              --              (2,529)         (10,000)             --
                                                        --------------     ---------------     ------------    ------------
Net Profit (Loss)                                       $  (6,829,055)     $   (2,197,899)     $(3,922,130)    $  (774,663)
                                                        ==============     ===============     ============    ============

Earnings (Loss) Per Share - Basic and Diluted           $       (0.03)     $        (0.02)     $     (0.03)    $     (0.01)

Weighted Average Common Shares Outstanding
Basic and Diluted                                         245,121,859         132,574,080      136,439,380     105,315,445



                                                                     September 30,          December 31,         December 31,
                                                                         2005                  2004                   2003
ICOA, Inc. and Subsidiaries                                                                                        (Audited)
Consolidated Balance Sheets                                          (Unaudited)            (Audited)             As Restated
                                                                    --------------        --------------        ---------------
ASSETS:
Current Assets:
  Cash and Cash Equivalents                                         $      41,973         $      23,676         $        6,845
  Account Receivable (net of allowance of $21,765 (2005)
  and $5,000)                                                             275,977               164,819                 55,909
  Inventory                                                               112,925                88,255                     --
  Prepaid expenses                                                         36,997                    --                     --
                                                                    --------------        --------------        ---------------
  Total Current Assets                                                    467,872               276,750                 62,754
                                                                    --------------        --------------        ---------------
Equipment- Net                                                          1,762,826               570,564                805,289

Other Assets:
  Long Term Receivables                                                    85,001               126,483                     --
  Other                                                                    56,110                25,000                 21,700
  Intangibles, net                                                      3,246,381               238,001                219,412
  Deferred Finance Costs                                                  340,833               448,487                     --
  Deposits                                                                 90,024                16,705                    705
                                                                    --------------        --------------        ---------------
     Total Other Assets                                                 3,818,349               854,676                241,817
                                                                    --------------        --------------        ---------------
    Total Assets                                                    $   6,049,047         $   1,701,990         $    1,109,860
                                                                    ==============        ==============        ===============
LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current Liabilities:
  Cash overdraft                                                     $     69,896         $          --         $           --
  Accounts Payable and Accrued Expenses                                 3,834,339             2,929,587              1,167,452
  Capital lease obligation - current                                      257,564                    --                     --
  Convertible debentures due in one year                                  429,597               441,831                     --
  Notes payable                                                         2,667,336             2,085,834              1,825,548
  Notes payable- officers                                                      --                57,377                118,273
  Due to equipment vendor                                                      --               375,000                375,000
  Common stock to be issued                                                39,600               387,350                 82,000
  Preferred stock to be issued for settlements                            300,000               337,500                337,500
                                                                    --------------        --------------        ---------------
    Total Current Liabilities                                           7,598,332             6,614,479              3,905,773

Convertible debentures                                                         --               500,000                     --
Capital lease obligation - long term                                      552,148                    --                     --

Stockholders' Deficit:
  Common stock, $0.0001 par value; authorized shares -
  750,000,000 shares (2005) and 150,000,000 shares (2004
  and 2003) respectively; 353,879,220; 149,035,281; and
  120,565,445 shares issued and outstanding respectively                   35,389                14,903                 12,057
  Deferred equity finance costs                                                --              (168,750)                    --
  Additional paid-in capital                                           18,799,396             8,879,829              7,408,371
  Accumulated Deficit                                                 (20,936,218)          (14,138,471)           (10,216,341)
                                                                    --------------        --------------        ---------------
    Total Stockholders' Deficit                                        (2,101,433)           (5,412,489)            (2,795,913)
                                                                    --------------        --------------        ---------------
    Total Liabilities and Stockholders' Deficit                     $   6,049,047         $   1,701,990         $    1,109,860
                                                                    ==============        ==============        ===============

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related To Our Business


We Have Historically Lost Money And Losses May Continue In The Future

         We have a history of losses. For the nine months ended September 30, 2005, we incurred a net loss of $6,829,055. For the years ended December 31, 2004 and 2003, we incurred a net loss of $3,922,130 and $774,663, respectively. We had an accumulated deficit of $20,936,218 and $14,138,471 as of September 30, 2005 and December 31, 2004, respectively. We anticipate that we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan. Our ability to continue as a going concern will be dependent upon our ability to raise additional capital. Upon the termination of the Standby Equity Distribution Agreement with Cornell Capital Partners on November 2, 2005, Cornell Capital Partners provided $600,000 of additional funding through Secured Convertible Debentures. Unless we are able to raise additional funds, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations and will likely result in a lower stock price.

Our Negative Cash Flow, Operating Losses And Limited Operating History Makes It Difficult or Impossible To Evaluate Our Performance And Make Predictions About The Future

         We have a limited operating history and have not operated in the "Wi-Fi" market prior to 2003. We are in the early stages of deploying our wired and wireless networks. Consequently, there is no meaningful historical operating or financial information about our business upon which to evaluate future performance.
         We cannot assure generation of significant revenues, sustained profitability or generation of positive cash flow from our operating activities in the future. If we cannot generate enough revenue, we may be forced to curtail or cease our business operations and our common stock may have little or no value.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets Are Not Sufficient To Satisfy Our Current Liabilities

         As of September 30, 2005, we had a working capital deficit of $7,130,460. As of December 31, 2004, we had a working capital deficit of $6,337,729. We have generated negative free cash flow and expect to continue to experience negative free cash flow at least through our build-out and acquisition phase. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations. Any of these events would be materially harmful to our business and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Have Been The Subject Of A Going Concern Opinion As Of December 31, 2004 And December 31, 2003 From Our Independent Auditors Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our consolidated financial statements for the years ended December 31, 2004 and 2003, which state that we have incurred losses of $3,922,130 and $774,663, respectively, for the years ended December 31, 2004 and 2003, and that we had a working capital deficiency of $6,337,729 at December 31, 2004 and that these conditions raise substantial doubt about ICOA's ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ICOA Issued Shares Of Common Stock Without Restrictive Legends And May Be Liable For Rescission And Other Damages With Respect To The Issuance Of These Shares

         ICOA's management believes that 14,169,837 shares of common stock may have been resold in the public market without restrictive legends in potential violation of Section 5 of the 1933 Act.

         On June 7, 2004 the Company was advised that its Registration No. 333-115273 was declared effective by the Securities and Exchange Commission. The Registration included 17,336,503 for Cornell Capital Partners L.P. covering (a) 2,990,000 shares issued in March 2004 as a commitment fee, (b) 400,000 shares underlying a warrant held by Cornell Capital Partners, and (c) 13,946,503 shares to cover conversions under the debenture. In a footnote to the Selling Shareholders table, the Company included language indicating that if such shares were not issued in connection with the conversion of the debentures, then any remaining shares could be used to issue shares under advances under the Standby Equity Distribution Agreement ("SEDA"). (The SEDA was subsequently terminated in November 2005.) Subsequently, the Company issued 14,169,837 shares in a series of advances under the SEDA beginning on June 28, 2004 and ending August 9, 2004 at prices ranging from $0.0182 to $0.0311 per share. The proceeds of these transactions totaled $312,084. ICOA's management believes that by issuing shares pursuant to advances under the SEDA that were registered under the Convertible Debenture the 14,169,837 shares of common stock issued under the SEDA may have been resold in the public market without being covered under an effective registration statement in potential violation of Section 5 of the 1933 Act.

         ICOA may be liable for rescission and other damages with respect to these sales. The Company has accrued $100,000 in connection with potential costs and indemnification connected with this matter. This accrual was calculated at approximately 33% of the value of funds received. In determining the amount for the accrual, the Company analyzed the market price of its shares from June 2004 through November 2005. During this period, the market price of the Company's common stock ranged from a low of $0.015 to a high of $0.11 per share. Accordingly, management believes it has adequately reserved for any costs associated with potential damages or rescission.

We May Be Unable To Obtain Additional Financing Which Could Affect Our Operating Performance And Financial Condition


         We have relied on significant external financing to fund our operations. We previously had a Standby Equity Distribution Agreement (SEDA) with Cornell Capital for $5,000,000 under which we drew down $312,084 and issued 14,169,837 shares of our common stock. On November 2, 2005 we mutually agree to terminate the SEDA and no longer have access to the funds. As of December 31, 2004, we had $23,676 in cash and our current assets were $276,750. As of September 30, 2005, our current liabilities were $7,598,332. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. Other than our Master Lease Agreement, dated May 3, 2005 with Agility Lease Fund I, LLC., we currently have no bank borrowings or credit facilities, and we cannot guaranty that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes. As of February 13, 2006, we estimate that we will require approximately $1.5 million to fund our anticipated corporate operating expenses and approximately $3.5 million to fund our expansion plans. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Cornell Capital Partners Has A Security Interest In All Of The Assets Of The Company And Our Subsidiaries

         On March 17, 2004, we issued a secured convertible debenture in the principal amount of $550,000 to Cornell Capital Partners. This secured convertible debenture was secured by all of our assets owned as of the date of the issuance of the debenture or thereafter acquired or obtained. As of April 5, 2005, the principal balance of the secured convertible debenture was $425,000 and accrued interest equaled $24,804.79. On April 6, 2005, ICOA and Cornell Capital Partners Capital mutually agreed to terminate the convertible debenture and the underlying transaction documents in exchange for ICOA entering into a Secured Promissory Note in the principal amount of $449,805, which represents the unpaid principal balance and accrued interest under the convertible debenture. The Secured Promissory Note was secured by all of the assets of ICOA pursuant to the Security Agreement entered into pursuant to the March 2004 convertible debenture transaction.

         On November 2, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. We issued a secured convertible debenture in the principal amount of $2,387,327.24 of which $1,787,327.24 was in exchange for promissory notes previously issued by the Company and accrued interest and the remaining $600,000 was additional financing. This convertible debenture is secured by all of the assets of the Company and our subsidiaries. In the event that there is an event of default under this secured promissory note, the holder has the right to foreclose on all of our assets, which could force us to curtail or cease our business operations.


         On February 2, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP ("Purchasers"). The Securities Purchase Agreement provides that Purchasers will purchase up to three hundred thousand dollars ($300,000) of secured convertible debentures, which shall be convertible into shares of the Company's common stock at the lower of $0.048 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. On Feb 2, the Purchasers purchased a secured convertible debenture in the principal amount of one hundred twenty five thousand dollars ($125,000).

         The secured convertible debenture accrues interest of 10% per annum, and is due on or before February 2, 2009. In connection with the offering, the Company issued 50,000,000 common stock purchase warrants (the "Warrants"), of which 25,000,000 shares may be exercised at $0.01, and 25,000,000 shares may be exercised at $0.03. The Warrants expire on February 2, 2009.


Our Financial Success Depends On The Commercial Acceptance And Profitability Of Our Services.

         Our financial success depends on the commercial acceptance and profitability of our services. These factors include:

o    Our  ability  to  manage  rapid  growth  of   infrastructure,   facilities,
     employees, customers, strategic alliances and legal concerns;

o Our ability to attract and sustain locations and a customer base sufficient to achieve profitable operations;

o    Our ability to attract, train, and retain qualified personnel; and

o    Our ability to predict and respond quickly to market forces.

         If the above factors are unsuccessfully addressed or improperly executed by us, we could be forced to curtail or cease our business operations.

Our Business Model Uses Estimates To Project Revenues And Costs, Is Unproven, And May Not Yield The Anticipated Revenue Or Profitability

         Our success depends on the continued growth of Internet usage. Although Internet usage and popularity have grown rapidly, we cannot guarantee the continuation of this growth. Critical issues concerning the increased use of the Internet, including security, reliability, cost, ease of access and quality of service remain unresolved, and are likely to affect the development of our market. Initial cost projections of providing high-speed reliable access to the consuming public are extremely difficult to develop. Although variables have been established for the mean installation cost and the cost of revenue, they are dependent on many other independent variables. It is possible that we may not have considered all costs involved. Due to many factors, the costs associated with network installation will vary between the various location venues that we are targeting. We will expand into those markets and locations which we believe will be profitable after considering installation costs and other competitive factors. There is no assurance that we will be successful using our business model. If our business model's projections are inaccurate, we could be forced to curtail or cease our business operations.

We May Not Be Able To Accommodate Rapid Growth Which Could Impact Our Business And Financial Results

         We are currently managing Internet terminals and Wi-Fi networks installed in airports, restaurant chains, marinas, public zones, hotels and other locations. To manage anticipated growth, we must continue to implement and improve our operational, financial and management information systems. We must also hire, train and retain additional qualified personnel, continue to expand and upgrade core technologies, and effectively manage our relationships with end users, suppliers and other third parties. Any future expansion could place a significant strain on our current services and support operations, sales and administrative personnel, capital and other resources. We could also experience difficulties meeting demand for our services. We cannot guaranty that our systems, procedures or controls will be adequate to support operations, or that management will be capable of fully exploiting the market. Our failure to effectively manage growth could adversely affect our business and financial results and we may be forced to curtail or cease our business operations.

We Have Completed A Limited Number Of High-Speed Wireless Installations And Face Increasing Competition For Future Installations

         The market for wireless data access services is still developing. Critical issues concerning wireless communications and data access, including security, reliability, cost, regulatory issues, ease of use and quality of service, remain unresolved and are likely to affect the market for high-speed service. We cannot reliably project potential demand for high-speed service, particularly whether there will be sufficient demand at the volume and prices we need to be profitable. Moreover, if the customer base for high-speed service does not expand at the rate required to support the planned deployment of our network, our revenues and business will suffer, and we may be unable to complete our planned deployment. In addition, competition to provide wireless data access services could result in a high turnover rate among users, which could have an adverse effect on business and results of operations. Any of these adverse factors could force us to curtail or cease our business operations.

         We must deploy our networks in a limited time in order to compete effectively. Rapid introduction of our service is crucial to successfully compete against other competitive access providers. If we are unable to deploy our networks in accordance with our sales goals, we could incur substantial unanticipated costs or be forced to revise our business plan.

         We depend on physical infrastructure largely maintained by third parties and subject to disruption by events outside our control. Our success will depend upon the capacity, reliability and security of the infrastructure used to carry data between users and the Internet. A bandwidth carrier that provides poor service and has frequent network breaks greatly limits our ability to provide quality service to clients. Our financial and business results may be negatively affected by leasing poorly maintained infrastructure from various third parties and could force us to curtail or cease our business operations.

Uncertain Demand For Our Services May Cause Operating Results To Fluctuate

         We are unable to forecast revenues with certainty because of the unknown demand for the consumer portion of our high-speed service and the emerging nature of the Wi-Fi industry. Revenues could fall short of expectations if we experience delays in completing the installation of network locations or entering into agreements with additional channel partners. Future operating results will be subject to annual fluctuations due to several factors, some of which are outside our control. If we do not accurately forecast consumer demand or if our future operating results fluctuate greatly, we could be forced to curtail or cease our business operations.

An Industry Wireless Standard Has Not Been Developed And Could Lead To Increased Cost Of Deployment

         There are currently many competing standards in the wireless data transport market, and it is important to recognize these standards. While the 802.11x standard has become widely accepted, we cannot guarantee that the industry's reliance on this standard will continue. The 802.11x standard may be replaced by another standard, and then our antennas and transport mechanisms may not interoperate with other standards and equipment. 802.11x is an International Electrical Engineers IEEE standard used by large wireless data equipment vendors that supports equipment interoperability in the 2.4 GHz frequency band. Data transfer rates of up to 11Mbps are supported by this standard. A change in the industry standard could lead to increased costs of development, which could force us to curtail or cease our business operations.

Incompatibility May Exist Between Supposedly Compatible Products Leading To Increased Cost Of Operation

         Although 802.11x compliant equipment is required to interoperate with all other compliant products, several respected wireless publications have proven that some 802.11x equipment is not compatible with other brands. Because we must use wireless equipment from a variety of manufacturers, there is concern that some of these products may not operate with other installed wireless equipment. We intend to take proper precautions such as comprehensive initial tests and tracking, in purchasing equipment from new manufacturers to ensure that it is interoperable. Even with these measures, the possibility exists of purchasing equipment that, under certain conditions, does not interoperate with other equipment. The costs related to purchasing this equipment could be high, and would negatively affect our profitability.

We Could Fail To Develop New Products And Services To Compete In This Industry Of Rapidly Changing Technology

         We operate in an industry with rapidly changing technology, and our success will depend on the ability to deploy new products and services that keep pace with technological advances. The market for Internet access is characterized by rapidly changing technology and evolving industry standards in both the Wi-Fi and Internet access terminal industries. Our technology or systems may become obsolete upon the introduction of alternative technologies. If we do not develop and introduce new products and services in a timely manner, we may lose opportunities to competing service providers, which could force us to curtail or cease our business operations.

Our Ability To Grow Is Directly Tied To Our Ability To Attract And Retain Customers

         We have no way of predicting whether our marketing efforts will be successful in attracting new locations and acquiring substantial market share. Past efforts have been directed toward a limited target market of airports, restaurant chains, hotel owners and management companies. If our marketing efforts fail, we may fail to attract new customers and fail to retain existing ones, which could force us to curtail or cease our business operations.

Our Networks Are Subject To Operational Risks

         Our networks are subject to the operational risks inherent in large-scale, Wi-Fi and terminal based network systems. The operations, administration, maintenance and repair of these networks require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment. We cannot assure that, even if built to specifications, our networks will function as expected, in a cost-effective manner. The failure of hardware or software to function as required could render a network unable to perform at design specifications, which would require us to pay for costly repairs or retrofits and could force us to curtail or cease our business operations.

We Could Fail To Attract Or Retain Key Personnel

         Our success largely depends on the efforts and abilities of key executives and consultants, including George Strouthopoulos our Chairman of the Board of Directors, Richard Schiffmann, our Chief Executive Officer and President, Stephen Cummings, our Chief Financial Officer, and Erwin Vahlsing, Jr. our Vice President of Finance. The loss of the services of any of these individuals could materially harm our business because of the cost and time necessary to replace and train a replacement. Such loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on any executive. We also have a number of key employees that manage our operations and, if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. In addition, we need to attract additional high quality sales, technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

Our Networks Are Subject To The Risk Of Obsolescence

         Each of our networks are expected to have a design life of not less than 5 years; however, there can be no assurance of the actual useful life of any of these systems. The failure of any of our systems to operate for their full design life could force us to curtail or cease our business operations.

We May In The Future Be Subject To Federal and State Telecommunications
Regulation

         We are not currently subject to regulation by the Federal Communications Commission and state public utility commissions. Changes in the regulation or interpretation of legislation affecting our operations could force us to change our business model and/or incur costs to comply with new regulations. These factors could force us to curtail or cease our business operations.

We Are Subject To Municipal and Other Local Regulation

         Municipalities may require us to obtain building permits and licenses or franchises in order to install Wi-Fi equipment and Internet terminals in various locations. A municipality's decision to require ICOA to obtain permits or licenses could delay or impede the deployment of our networks, as well as force us to incur additional costs.

There Are Many Competitors In Our Industry And New Competitors May Enter Our Market

         While there are numerous companies involved in Wi-Fi and Internet terminal deployment, many of these firms are focused on delivering single product solutions. One or more of these companies may choose to compete against our target products and services. In addition to the large established companies there are numerous small companies that may pursue similar markets with similar products and services. Increased competition could have material adverse consequences on us.

         We have great concern about competing firms entering our target markets. We recognize tremendous value in being the first-to-market in many different geographical areas and market verticals especially since most of the location contracts are long-term in nature. There is no assurance that new or existing competitors will not adversely affect our business and force us to curtail or cease our business operations.

No Expectation Of Dividends On Common Stock

         We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Our Common Stock May Lack Liquidity And Be Affected By Limited Trading Volume

         Our common stock is traded on the NASDAQ Over-the-Counter Bulletin Board. There can be no assurance that an active trading market for our common stock will be maintained. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

         The market for the common stock is highly volatile. The trading price of the common stock could be subject to wide fluctuations in response to, among other things:

     o    quarterly variations in operating and financial results;

     o announcements of technological innovations or new products by our competitors or us; o changes in prices of our products and services or our competitors' products and services;

     o    changes in product mix;

     o    changes in our revenue and revenue growth rates;

     o    response to our strategies concerning software and the Internet; and

     o    marketing and advertising.

         Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or related to it could result in an immediate effect in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many software and Internet companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Quarterly Operating Results Are Uncertain And May Fluctuate Significantly, Which Could Negatively Affect The Value Of The Common Stock

         Our quarterly results of operations have varied in the past and are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, some of which are outside of our control. We believe that revenues will be subject to fluctuations in the economy and seasonal travel in particular. Our results of operations may be impacted by these fluctuations. Consequently, our results of operations could be harmed by a downturn in the general economy or a shift in consumer buying patterns.

         Due to these and other factors, we believe that quarter-to-quarter comparisons of operating results may not be meaningful and investors should not rely upon them as an indication of future performance. Our operating expenses are based on expected future revenues and are relatively fixed in the short term. If revenues are lower than expected, we could be could forced us to curtail or cease our business operations.

Risks Associated With Potential Acquisitions

         As part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. The integration of new operations from acquisitions could place an increasing strain on our management and financial resources. If we fail to integrate the products, services and operations of any future acquisitions, we may be forced to curtail or cease our business operations. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Our inability to overcome such risks could have a material adverse effect on our business, financial condition and results of operations and force us to curtail or cease our business operations.

Failure To Maintain Adequate General Liability, Commercial, and Product Liability Insurance Could Subject ICOA To Adverse Financial Results

         Although ICOA carries general liability, product liability and commercial insurance, we cannot guaranty that this insurance will be adequate to protect us against any general, commercial and/or product liability claims. Any general, commercial and/or product liability claim which is not covered by such policy, or is in excess of the limits of liability of such policy, could have a material adverse effect on our financial condition. There can be no assurance that we will be able to maintain our general liability, product liability and commercial insurance on reasonable terms.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Possible Issuance Of Substantial Amounts Of Additional Common Stock Could Dilute Investors

         Additional shares of common stock or preferred stock may be issued in connection with future mergers or acquisitions, in return for services rendered, for capital contributions to ICOA, or upon the exercise of stock options granted or available for grant under our stock option plans and other stock options previously granted. All of such shares may be issued without any action or approval by our stockholders. Any shares issued would further dilute the percentage of our current stockholders.

Possible Issuance Of Preferred Stock Could Adversely Affect the Position of Holders of Common Stock

         Our Articles of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. If the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors.

                          RISK RELATED TO THIS OFFERING


Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings


         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 357,510,172 shares of common stock shown as outstanding as of February 13, 2006, 147,189,672 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 210,320,500 shares of common stock are deemed "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


         Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 316,609,152 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions including, but not limited to, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our services will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of services sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

         Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a "forward-looking statement". Further, when we use the words "may", "expect", "anticipate", "plan", "believe", "seek", "estimate", "internal", and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to ICOA and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.



                                                 Percentage of                                         Percentage
                                                   Outstanding      Shares to be                        of Shares
                                    Shares           Shares           Acquired                         Beneficially
                                 Beneficially     Beneficially       under the        Shares to be        Owned
                                 Owned Before     Owned Before      convertible       Sold in the         After
  Line    Selling Stockholder      Offering       Offering (1)       debentures         Offering       Offering(1)
  ----   --------------------    ---------------  -------------     ---------------  ----------------  ------------
   1     Cornell Capital
           Partners                 18,575,000(2)         4.99%       300,000,000(3)    303,000,000(4)          *(5)
   2     Richard Schiffmann
                                    12,692,000(6)         3.46%                --        12,692,000(6)          0%
   3     Pamela Brown
                                    11,422,000(6)         3.13%                --        11,422,000(6)          0%
   4     Kim Staskus                   886,000                *                --           886,000             0%
   5     Kevin Quaintance              645,000                *                --           645,000             0%
   6     Joel Stalder                  645,000                *                --           645,000             0%
   7     Gordon Townsend                60,000                *                --            60,000             0%
   8     Geoffrey Maness                30,000                *                --            30,000             0%
   9     Adam Sewall                     7,500                *                --             7,500             0%
  10     Glenda Donate                  75,000                *                --            75,000             0%
  11     Joseph Kerrigan             1,500,000                *                --         1,500,000             0%
  12     Michael Taylor              1,500,000                *                           1,500,000             0%
  13     Steven Harris               2,500,000                *                --         2,237,000             0%
  14     Alexander Jaramishian         200,000                *                --           200,000             0%
  15     David Rinker                1,250,000                *                --         1,250,000             0%
  16     David Sarna                 1,950,000                *                --         1,950,000             0%
  17     James Tower                   223,077                *                --           223,077             0%
  18     Dennis DiBattista           1,750,000                *                --         1,750,000             0%
  19     John Balbach                1,918,000                *                --         1,918,000             0%
  20     William Ankerstjerne        1,250,000                *                --         1,250,000             0%
  21     H. Jon Krabbenschmidt         550,000                *                --           550,000             0%
  22     Martin Lendway                100,000                *                --           100,000             0%
  23     Lois Bandomer                  75,000                *                --            75,000             0%
  24     Michael Briggs                100,000                *                --           100,000             0%
  25     Paulo Martins                  75,000                *                --            75,000             0%
  26     Gary Dombeck                   50,000                *                --            50,000             0%
  27     Jason Te Wahu                 187,500                *                --           187,500             0%
  28     Akemi Finck                    75,000                *                --            75,000             0%
  29     William Kelley                400,000                *                --           400,000             0%
  30     Linda Kinney                  200,000                *                --           200,000             0%
  31     Francis Parisi                350,000                *                --           350,000             0%
  32     Joseph Oakes                  125,000                *                --           125,000             0%
  33     Fred Pastana                  125,000                *                --           125,000             0%
  34     Ernest Vergano                250,000                *                --           250,000             0%
  35     George Getz                   656,038                *                --           656,038             0%

                                       17


                                                 Percentage of                                         Percentage
                                                   Outstanding      Shares to be                        of Shares
                                    Shares           Shares           Acquired                         Beneficially
                                 Beneficially     Beneficially       under the        Shares to be        Owned
                                 Owned Before     Owned Before      convertible       Sold in the         After
  Line    Selling Stockholder      Offering       Offering (1)       debentures         Offering       Offering(1)
  ----   --------------------    ---------------  -------------     ---------------  ----------------  ------------
  36     Sarah Lord                    656,038                *                --           656,038             0%
  37     John Pappadakis               262,415                *                --           262,415             0%
  38     Todd Tarrico                  656,038                *                --           656,038             0%
  39     Michael Vickers             5,516,364            1.52%         2,000,000         5,516,364             0%
  40     Glenn Wittpenn                656,038                *                --           656,038             0%
  41     Michael Williams              100,000                *                             100,000             0%
  42     William Lord               11,716,616            3.17%                --        11,716,616             0%
  43     William Thomas             21,625,000(6)         5.70%                --        13,125,000(6)          0%
  44     Thomas Canon                6,252,050(6)         1.72%                --         5,752,000(6)          0%
  45     Elizabeth R. Walker            77,781                *                --            77,781             0%
  46     Eduardo Trigueros              31,112                *                --            31,112             0%
  47     Darren Swain                   77,781                *                --            77,781             0%
  48     Trois Stuart                   15,556                *                --            15,556             0%
  49     Clemmie Solomon                77,781                *                --            77,781             0%
  50     Labonnie Sneed &                                                                                       0%
         Henry Sneed J/T                46,668                *                --            46,668
  51     Daric Simons                  583,356                *                --           583,356             0%
  52     Saggar & Rosenberg, PC        311,123                *                --           311,123             0%
  53     Isaac Pitts                    15,556                *                --            15,556             0%
  54     Gary Murray Sr. &
           Areather Murray J/T       3,952,818            1.09%                --         3,952,818             0%
  55     Gary Murray Sr. &                                                                                      0%
           Areather Murray C/F
           Kendall Hardy UTMA
           MD                          259,259                *                --           259,259
  56     Gary Murray Sr. &                                                                                      0%
           Areather Murray C/F
           Grace Murray UTMA MD        259,259                *                --           259,259
  57     Gary Murray Sr. &                                                                                      0%
           Areather Murray C/F
           Kenneth Murray UTMA
           MD                          259,259                *                --           259,259
  58     Philip Murray &                                                                                        0%
           Barbara Murray J/T          155,562                *                --           155,562
  59     Gary Murray Sr.             2,411,204                *                --         2,411,204             0%
  60     Areather Murray             9,922,243            2.70%                --         9,922,243             0%
  61     Gary Murray III            15,556,152            4.17%                --        15,556,152             0%
  62     William C. Mencer               7,778                *                --             7,778             0%
  63     Patricia Medlock                3,889                *                --             3,889             0%
  64     James McKinney                116,671                *                --           116,671             0%
  65     Thomas Mann                   190,407                *                --           190,407             0%
  66     Carol Graham & Audrey                                                                                  0%
           Laing J/T                   155,562                *                --           155,562
  67     Lloyd Laing                    77,781                *                --            77,781             0%

                                       18


                                                 Percentage of                                         Percentage
                                                   Outstanding      Shares to be                        of Shares
                                    Shares           Shares           Acquired                         Beneficially
                                 Beneficially     Beneficially       under the        Shares to be        Owned
                                 Owned Before     Owned Before      convertible       Sold in the         After
  Line    Selling Stockholder      Offering       Offering (1)       debentures         Offering       Offering(1)
  ----   --------------------    ---------------  -------------     ---------------  ----------------  ------------
  68     Jason Laing                    77,781                *                --            77,781             0%
  69     Joyce Laing & Milton                                                                                   0%
           Laing J/T                    70,003                *                --            70,003
  70     Najib Kabbani               1,493,391                *                           1,493,391             0%
  71     Dwight Johnson &                                                                                       0%
           Florence Johnson J/T         38,890                *                              38,890
  72     Dwight Johnson                155,562                *                             155,562             0%
  73     Kevin Jefferson                77,781                *                              77,781             0%
  74     Human Vision                2,216,751                *                           2,216,751             0%
  75     Rita Hardy                      3,500                *                               3,500             0%
  76     Clemencia Gallegos            365,570                *                             365,570             0%
  77     Daren Gadsden                  15,556                *                              15,556             0%
  78     Michael Chiaramonte           544,465                *                             544,465             0%
  79     Christopher Carlton           103,962                *                             103,962             0%
  80     Edgar Brown                    77,781                *                              77,781             0%
  81     Dwight Laylor & Lois                                                                                   0%
           Laing                       155,562                *                             155,562
  82     Chunie Bharath                 38,890                *                              38,890             0%
  83     Hawk Associates             1,165,810                *                           1,165,810             0%
  84     Erwin Vahlsing, Jr.         5,210,100(6)         1.44%                           5,210,000(6)          0%
  85     Alan Kobran                   241,243                *                             241,243             0%
  86     Mark Kaplan                   198,017                *                             198,017             0%
  87     John Leahy, Jr.                98,648                *                              98,648             0%
  88     Holger Opderbeck               32,698                *                              32,698             0%
  89     MADAR, Inc. Pension                                                                                    0%
           Plan                        562,401                *                             562,401
  90     John Toups                    677,236                *                             677,236             0%
  91     Wesley McGee & Judith                                                                                  0%
           McGee                       654,151                *                             654,151
  92     David & Susan Gorin            65,394                *                              65,394             0%
  93     Transaction Network
           Services                  4,577,687            1.26%                           4,577,687             0%
  94     Meritage Private
           Equity Fund II, LP        5,142,215            1.42%                           5,142,215             0%
  95     Meritage
           Entrepreneurs Fund
           II, LP                       89,068                *                              89,068             0%
  96     BIG Partners VIII, LP       4,132,998            1.14%                           4,132,998             0%
  97     Raymond Rice RDT                                                                                       0%
           Dated 4/11/96               326,977                *                             326,977
  98     Thomas Jones & Diana                                                                                   0%
           Foster-Jones J/T            326,977                *                             326,977
  99     Mattbrel LLP                   65,394                *                              65,394             0%
  100    Lauri Demaso Schwartz
           & Sheldon David
           Schwartz                     65,394                *                              65,394             0%

                                       19


                                                 Percentage of                                         Percentage
                                                   Outstanding      Shares to be                        of Shares
                                    Shares           Shares           Acquired                         Beneficially
                                 Beneficially     Beneficially       under the        Shares to be        Owned
                                 Owned Before     Owned Before      convertible       Sold in the         After
  Line    Selling Stockholder      Offering       Offering (1)       debentures         Offering       Offering(1)
  ----   --------------------    ---------------  -------------     ---------------  ----------------  ------------
  101    James Dombrouski               32,698                *                              32,698             0%
  102    Ron & Rhonda Rubin             65,394                *                              65,394             0%
  103    Michael Gurevich               65,394                *                              65,394             0%
  104    Scott Chandler                380,003                *                             380,003             0%
  105    Evolve, Adapt,                                                                                         0%
         Survive, Inc.                 200,000                *                             200,000
  106    Dock Holdings, Ltd.         2,394,000                *                           2,394,000             0%
  107    David Matthews                153,000                *                             153,000             0%
  108    Specialty Corp. Legal         129,432                *                             129,432             0%
  109    Anne Marie Foster             444,444                *                             444,444             0%
  110    Richard Dixon                 444,444                *                             444,444             0%
  111    Lawrence Ryan                 444,444                *                             444,444             0%
  112    James Dixon                    55,556                *                              55,556             0%
  113    Thomas Dixon                   55,556                *                              55,556             0%
  114    Steven Tavares              1,328,999                *                             599,999             0%
  115    Francis Raineau               444,444                *                             444,444             0%
  116    Eric Foster                    55,555                *                              55,555             0%
  117    PENSCO Trust Co. FBO                                                                                   0%
           David Percival SEP
           IRA                         333,333                *                             333,333
  118    Stephen Finnigan              111,111                *                             111,111             0%
  119    PENSCO Trust Co. FBO                                                                                   0%
           Shelley Raineau IRA         200,000                *                             200,000
  120    PENSCO Trust Co. FBO                                                                                   0%
         Sharon Kleinberg IRA          222,222                *                             222,222
  121    PENSCO Trust Co. FBO                                                                                   0%
           Patricia Zorn IRA           200,000                *                             200,000
  122    Patricia Zorn               1,333,333                *                           1,333,333             0%
  123    Shelley Raineau                22,222                *                              22,222             0%
  124    Melodie Foster                 33,333                *                              33,333             0%
  125    Seaport Capital
           Partners                 50,086,515           12.29%                          50,086,515             0%
  126    Seacoast Funding, Inc.      7,211,538            1.98%                           7,211,538             0%
  127    Stuart Tiplitsky              503,031                *           503,031           503,031             0%
  128    STS Business Designs,                                                                                  0%
           Inc.                        634,601                *           634,601           634,601
  129    Scott Hill                    243,902                *           243,902           243,902             0%
  130    Roberta Lily Hoyle                                                                                     0%
           Trust                     1,463,415                *         1,463,415         1,463,415
  131    Rajendra Pershadsingh         455,440                *           455,440           455,440             0%
  132    Richard Schiffmann,                                                                                    0%
         Sr.                           487,805                *           487,805           487,805
  133    Stephen Balbach               961,538                *           961,538           961,538             0%
  134    Lawrence Stelmat              961,538                *           961,538           961,538             0%
  135    Christian Albert              750,000                *           750,000           750,000             0%
  136    Douglas Slater, Sr.           560,000                *           560,000           560,000             0%
  137    Edward Harris                 390,909                *           390,909           390,909             0%

                                       20


                                                 Percentage of                                         Percentage
                                                   Outstanding      Shares to be                        of Shares
                                    Shares           Shares           Acquired                         Beneficially
                                 Beneficially     Beneficially       under the        Shares to be        Owned
                                 Owned Before     Owned Before      convertible       Sold in the         After
  Line    Selling Stockholder      Offering       Offering (1)       debentures         Offering       Offering(1)
  ----   --------------------    ---------------  -------------     ---------------  ----------------  ------------
  138    Janice Irvine                  78,125                *            78,125            78,125             0%
  139    Jeff Hirsch                   300,000                *           300,000           300,000             0%
  140    Lawrence Kast                 347,222                *           347,222           347,222             0%
  141    Richard Marchitto             100,000                *           100,000           100,000             0%
  142    Robert Schiffmann             174,603                *           174,603           174,603             0%
  143    Rohani Shaikh                  96,154                *            96,154            96,154             0%
  144    Tigers Eye Trust              142,857                *           142,857           142,857             0%
  145    Van Stevens                   300,000                *           300,000           300,000             0%
  146    Westchester                                                                                            0%
           Gymnastics, Inc.
           Pension Plan                735,440                *           735,440           735,440
  147    Stephen N. Cummings        500,000(6)                *                --        500,000(6)             0%
  148    David Michaud                 394,737                *                --           394,737             0%
  149    Susan Rudd                    394,737                *                --           394,737             0%
                                 ---------------  -------------     ---------------  ----------------  ------------
         Total                     250,893,009                        311,686,580       525,215,959
                                 ===============  =============     ===============  ================  ============


---------------
*        Less than 1%.
(1) Applicable percentage of ownership is based on 357,510,172 shares of common stock outstanding as of February 13, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of February 13, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 13, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The 18,575,000 shares of common stock represent 400,000 shares underlying the March 2004 warrant held by Cornell Capital Partners and previously registered on Registration Statement #333-115273; 3,000,000 shares underlying the November 2005 warrant held by Cornell Capital Partners and 15,175,000 shares of common stock representing conversion under the November 2, 2005 convertible debenture being registered herewith.
(3) 300,000,000 shares of common stock are being registered as an estimate of the shares that may be required to be issued upon conversion under the Secured Convertible Debentures. More or less shares may be required upon conversion of the debentures based on the actual market price on the date of conversion.
(4) 303,000,000 shares of common stock represent 300,000,000 shares registered in connection with the Secured Convertible Debenture and 3,000,000 shares underlying the November 2005 warrant.
(5) Represents 400,000 shares underlying the March 2004 warrant held by Cornell Capital Partners and previously registered on Registration Statement #333-115273.
(6) Mr. Schiffmann, Mr. Cummings, Mr. Vahlsing, Mr. Thomas, and Ms. Brown have signed lock-up agreements under which each has agreed that their shares, while registered, will continue to be subject to restrictions under Rule 144.

         The following information contains a description of the selling stockholder's relationship to ICOA and how the selling stockholder acquired the shares to be sold in this offering. The selling stockholder has not held a position or office, or had any other material relationship, with ICOA, except as follows:

Shares Acquired In Financing Transactions With ICOA

         Cornell Capital Partners. Cornell Capital Partners was the investor under the Standby Equity Distribution Agreement which was cancelled on November 2, 2005 and the holder of a convertible debenture and the holder of a warrant. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with ICOA. The financing transactions are explained below:

         Standby Equity Distribution Agreement. On November 2, 2005 we cancelled the Standby Equity Distribution Agreement we entered into on March 19, 2004 with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we could, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. In connection with the Standby Equity Distribution Agreement, in March 2004, Cornell Capital Partners received a one-time commitment fee of 2,990,000 shares of our common stock. As of May 26, 2005, we had received a total of $312,084 under the Standby Equity Distribution Agreement and had issued 14,169,837 shares in connection with such advances. ICOA's management believes that 14,169,837 shares of common stock may have been resold in the public market without restrictive legends in potential violation of Section 5 of the 1933 Act.

         On June 7, 2004 the Company was advised that its Registration No. 333-115273 was declared effective by the Securities and Exchange Commission. The Registration included 17,336,503 for Cornell Capital Partners L.P. covering (a) 2,990,000 shares issued in March 2004 as a commitment fee, (b) 400,000 shares underlying a warrant held by Cornell Capital Partners, and (c) 13,946,503 shares to cover conversions under the debenture. In a footnote to the Selling Shareholders table, the Company included language indicating that if such shares were not issued in connection with the conversion of the debentures, then any remaining shares could be used to issue shares under advances under the Standby Equity Distribution Agreement ("SEDA"). (The SEDA was subsequently terminated in November 2005.) Subsequently, the Company issued 14,169,837 shares in a series of advances under the SEDA beginning on June 28, 2004 and ending August 9, 2004 at prices ranging from $0.0182 to $0.0311 per share. The proceeds of these transactions totaled $312,084. ICOA's management believes that by issuing shares pursuant to advances under the SEDA that were registered under the Convertible Debenture the 14,169,837 shares of common stock issued under the SEDA may have been resold in the public market without being covered under an effective registration statement in potential violation of Section 5 of the 1933 Act

         ICOA may be liable for rescission and other damages with respect to these sales. The Company has accrued $100,000 in connection with potential costs and indemnification connected with this matter. This accrual was calculated at approximately 33% of the value of funds received. In determining the amount for the accrual, the Company analyzed the market price of its shares from June 2004 through November 2005. During this period, the market price of the Company's common stock ranged from a low of $0.015 to a high of $0.11 per share. Accordingly, management believes it has adequately reserved for any costs associated with potential damages or rescission.

         Convertible Debenture.
         In March 2004 we issued a Secured Convertible Debenture to Cornell Capital Partners ("Cornell") in the face amount of $350,000 and in May 2004, we issued a second Secured Convertible Debenture to Cornell in the face amount of $200,000. Both of these debentures were issued in connection with a Securities Purchase Agreement entered into with Cornell. The debentures accrued interest at a rate of 5% per annum and were convertible into shares of the Company's common stock. We also issued to Cornell a three-year warrant to purchase 400,000 shares of common stock at price of $0.108 per share, which price may be adjusted pursuant to the terms of the warrant.

         In June 2004, we issued a Promissory Note to Cornell in the face amount of $800,000. The note accrued interest at a rate of 5% per annum.

         In January 2005, we issued Promissory Notes to Cornell in the face amount of $75,000 each, for an aggregate of $150,000. These notes accrued interest at 12% per annum.

         In March 2005, we issued a Promissory Note to Cornell in the face amount of $500,000. The note accrued interest at 12% per annum.

         In April 2005, we issued a Secured Promissory Note to Cornell in the face amount of $449,804.79. This note was issued simultaneously with, and in consideration for, the cancellation of the entire remaining principal balance and accrued interest on the debentures issued to Cornell in March and May 2004. This note accrued interest at rate of 12% per annum.

         In September 2005, we issued a Promissory Note to Cornell in the face amount of $57,500. The note accrued interest at 12% per annum.

         On November 2, 2005 we issued a Secured Convertible Debenture in the principal amount of $2,187,327.24, and on December 16, 2005 we issued a second Secured Convertible Debenture to Cornell in the principal amount of $200,000 for a total of $2,387,327.24. Both debentures were issued in connection with a Securities Purchase Agreement entered into with Cornell. The principal amount of these debentures represented (i) $1,787,327.24 paid in consideration of the cancellation of the remaining principal balance and accrued interest on six outstanding promissory notes issued to Cornell from June 2004 through September 2005 and (ii) $600,000 funded to the Company as additional financing. These debenture are secured by all of the assets of the Company and its subsidiaries, accrue interest at a rate of 10% per annum, and are due on or before November 2, 2007. These debentures are convertible, at the option of the holder, into shares of common stock of the Company at the lower of $0.044 per share or 90% of the lowest volume weighted average price as quoted by Bloomberg LP for the ten (10) trading days immediately preceding the date of conversion. In connection with the transaction, the Company issued to Cornell a three year warrant to purchase 3,000,000 shares of common stock at a price of $0.04 per share. In this registration statement, the Company is registering the resale of up to 300,000,000 shares of common stock issuable upon conversion of the debentures and 3,000,000 shares underlying the warrant.

Other Convertible Debentures

         From December 2004 to November 2005, the Company entered into Securities Purchase Agreements and convertible debentures totaling $574,510 with various accredited investors identified in the "Selling Stockholders" table above on lines 39, and lines 127 through 146 inclusive. The convertible debentures are convertible at prices ranging from $0.033 to $0.070 per share, the closing price on the day prior to closing. The investors also received a 25% warrant at the same share price. If all of the investors chose to convert their debentures, the total number of shares issuable on conversion would be 11,686,580 which shares we are registering.

         Airport Network Solutions. In December 2003, we acquired all of the issued and outstanding shares of capital stock of ANS pursuant to the issuance of a convertible promissory note in the principal amount equal to $200,000 to the shareholders of ANS. The note accrues interest at an annual rate of five percent (5%) beginning one year from the date of the note. The note is due and payable on December 18, 2005. On March 28, 2005, the former shareholders of ANS exercised their right to convert this note into shares of ICOA's common stock at a rate of $.01 per share. Pursuant to this notice, we issued 10,192,000 shares to Richard Schiffmann, our President, Chief Executive Office and a Director of ICOA, 8,922,000 shares to Pamela Brown and 886,000 shares to Kim Staskus. In conjunction with the acquisition, we entered into consulting agreements with Mr. Schiffmann and Ms. Brown, pursuant to which each of them has been issued, 2,500,000 shares of common stock. The shares of common stock issued in connection with this conversion and the consulting agreements were issued on March 28, 2005.

         We are registering 20,000,000 shares of common stock in this offering underlying the balance of the convertible note, and 5,000,000 shares of common stock in connection with the consulting agreements.

         AuthDirect, Inc. In August 2004, we acquired all of the issued and outstanding shares of capital stock of AuthDirect in exchange for (i) the issuance of 1,500,000 shares of our common stock, (ii) $170,000 in cash and notes, and (iii) warrants to purchase 1,500,000 shares of our common stock.

         We are registering 1,500,000 shares of common stock issued to the former shareholders of AuthDirect in December 2004 in connection with this acquisition.

         iDockUSA. In June 2004, we acquired the operating assets of iDockUSA from Starford Corp. for $200,000 in cash and notes. In connection with the acquisition, we issued promissory notes to the shareholders of iDockUSA in the principal amount of $80,000.

         On March 31, 2005, we reached an agreement with the shareholders of iDockUSA to settle the balance of principal and accrued interest of $50,000 for 1,000,000 shares of common stock at the closing market price for the previous day of $0.05 per share.

         We are registering these 1,000,000 shares of common stock issued to the shareholders of iDockUSA and 2,000,000 shares of common stock in connection with warrants issued to the shareholders of iDockUSA in connection with consulting agreements.

         Wise Technologies, Inc. In May 2005, we acquired all of the issued and outstanding shares of capital stock of Wise Technologies, Inc., a Maryland corporation in exchange for (i) the issuance of 40,000,003 shares of our common stock, and (ii) $ 50,000 in notes.

         We are registering 40,000,003 shares of common stock issued to the former shareholders of Wise in May 2005 in connection with this acquisition.

         LinkSpot Technologies, Inc. In July 2005, we acquired all of the issued and outstanding shares of capital stock of LinkSpot Technologies, Inc., a Maryland corporation in exchange for 17,999,987 shares of our common stock.

         We are registering 17,999,987 shares of common stock issued to the former shareholders of LinkSpot in July 2005 in connection with this acquisition.

         Cafe.com. In July 2005, we acquired all of the operating assets of Cafe.com from Dock Holdings, Ltd., in exchange for 2,547,000 shares of our common stock.

         We are registering 2,547,000 shares of common stock issued to the shareholders of Cafe.com in July 2005 in connection with this acquisition.

Shares Relating to ICOA's Employees and Consultants

         On August 23, 2004, we entered into a consulting agreement with Steven Harris, a member of our Board of Directors, under which Mr. Harris provided strategic and legal services to ICOA. Pursuant to that consulting agreement, Mr. Harris was issued 1,796,000 shares of common stock as partial compensation for his time for the period through February 28, 2005. These shares of common stock were issued at an average price of $.0347, reflecting the closing market price on the days prior to the signing of the consulting agreement and its subsequent amendments. On March 1, 2005, Mr. Harris became a member of the company's Board of Directors and continues to serve as a consultant to ICOA. The shares of common stock were issued on March 29, 2005. Under an extension to the consulting agreement which expires December 31, 2005, Mr. Harris will receive an additional 1,096,000 shares at an average price of $0.052 per share.

         On March 29, 2005, ICOA in recognition of services provided to us without remuneration, issued certain consultants a total of 3,500,000 shares in accordance with the schedule below:
                                                               Number of
                    Name                                       Shares
                    -----------------------------------------------------
                    Alexander Jaramishian                        200,000
                    David Rinker                               1,250,000
                    David Sarna                                1,950,000
                    James Tower                                  100,000


         On March 29, 2005, the Company reached agreement with William Lord, the former president of its WebCenter Technologies, Inc. subsidiary, to convert accrued but unpaid wages and certain un-reimbursed but accrued expenses all totaling $300,000 into a convertible debenture. In addition, Mr. Lord received 5,000,000 warrants to purchase common stock of the company.

         The convertible debenture had a face amount of $300,000 and carried no interest. It was convertible based on the closing bid price on the day prior to conversion provided that the minimum conversion price shall be $0.04 per share and the maximum conversion price shall be $0.10 per share. Mr. Lord agreed he will not convert more than $100,000 of the debenture in any 30 day period. As of December 2, 2005, Mr. Lord has converted the full amount of the debenture into 6,716,616 shares of common stock.

         The Company issued five year warrants as follows:

          o    4,000,000 common shares at an exercise price of $0.01 per share

          o    500,000 common shares at an exercise price of $0.05 per share

          o    500,000 common shares at an exercise price of $0.10 per share

         We are registering 11,716,616 shares of common stock in connection with Mr. Lord's settlement.

         On April 18, 2005, we issued 5,752,000 shares of common stock in settlement of accrued salary, interest and expenses to Thomas Canon our former Vice President of Technology which shares we are registering.

         On June 24, 2005, we issued 5,000,000 shares of common stock in settlement of accrued salary, interest and expenses to Erwin Vahlsing, Jr. our Vice President of Finance, which shares we are registering along with 100,000 shares which were previously owned.

         On October 26, 2005, ICOA entered into an employment agreement with Stephen Cummings whereby Mr. Cummings became the Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Cummings received an immediate stock grant of 500,000 shares of the Company's common stock, at a price of $0.04 per share, which will vest on his six month anniversary with the Company. We are registering 500,000 shares in connection with Mr. Cummings agreement.

         On March 29, 2005, we issued shares of common stock as bonuses to certain employees and consultants in recognition of their performance during 2004, pursuant to which the following 6,093,000 shares were issued:

                  Individual                             Number of Shares
                  --------------------                   ----------------
                  Dennis DiBattista                          1,750,000
                  William Ankerstjerne                       1,250,000
                  Lois Bandomer                                 75,000
                  Michael Briggs                               100,000
                  Gary Dombeck                                  50,000
                  Akemi Finck                                   75,000
                  John Balbach                               1,918,000
                  H. Jon Krabbenschmidt                        550,000
                  Martin Lendway                               100,000
                  Paulo Martins                                 75,000
                  Jason Te Wahu                                150,000

         All of these shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         We are registering 5,737,000 shares of common stock issued to the consultants and 6,593,000 shares of common stock issued to the employees.

Shares Relating to the Settlement of Certain Claims

         At various times during 2003 and 2004, William Kelley provided ICOA with certain equipment and technical and operational services, for which we recorded $17,000 in accounts payable. On March 29, 2005, we reached a settlement agreement with Mr. Kelly under which he agreed to accept 400,000 shares in lieu of cash payment. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         At various times during 2003 and 2004, we did not pay rent on our offices in a timely way. On March 29, 2005, Linda Kinney agreed to accept 200,000 shares in settlement of her claims in this regard. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         At various times during 2003 and 2004, Francis Parisi provided legal services to ICOA. On March 29, 2005, Mr. Parisi agreed to accept 350,000 shares in lieu of cash payment. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         During 2004, James Tower provided ICOA with certain services for which we recorded $8,000 in accounts payable. On March 29, 2005, we reached a settlement agreement with Mr. Tower under which he agreed to accept 123,077 shares in lieu of cash payment. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         In February 2005, we issued 100,000 shares of common stock to Michael Williams in settlement of outstanding interest charges of $3,500.

         At various times during 2003 and 2004, David Michaud provided consulting services to ICOA. On November 22, 2005, Mr. Michaud agreed to accept 394,737 shares in lieu of cash payment. These shares will be issued at the closing market price for the previous day of $.038 per share.

         At various times during 2003 and 2004, Susan Rudd provided consulting services to ICOA. On November 22, 2005, Ms. Rudd agreed to accept 394,737 shares in lieu of cash payment. These shares will be issued at the closing market price for the previous day of $.038 per share.

         We are registering 1,962,551 shares of common stock in connection with the above described settlements.


Shares Relating to Certain Investments

         On March 1, 2001, Joseph Oakes loaned $6,000 to ICOA in connection with a two year note at 12% interest. On March 29, 2005, we reached a settlement agreement with Mr. Oakes under which he agreed to accept 125,000 shares in lieu of cash payment. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         On March 1, 2001, Fred Pastana loaned $6,000 to ICOA in connection with a two year note at 12% interest. On March 29, 2005, we reached a settlement agreement with Mr. Pastana under which he agreed to accept 125,000 shares in lieu of cash payment. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         On March 1, 2001, Ernest Vergano loaned $12,000 to ICOA in connection with a two year note at 12% interest. On March 29, 2005, we reached a settlement agreement with Mr. Vergano under which he agreed to accept 250,000 shares in lieu of cash payment. These shares were issued on March 29, 2005 at the closing market price for the previous day of $.05 per share.

         On March 14, 2004, George Getz loaned $25,000 to ICOA in exchange for 373,134 shares at a price of $0.067 per share. Since we were unable to issue those shares until the recent amendment of our Articles of Incorporation on March 29, 2005, ICOA reached an agreement with Mr. Getz under which he agreed to accept a total of 656,038 shares. These shares were issued on March 29, 2005 at an average price of $.042 per share.

         On March 14, 2004, Sarah Lord loaned $25,000 to ICOA in exchange for 373,134 shares at a price of $0.067 per share. Since we were unable to issue those shares until the recent amendment of our Articles of Incorporation on March 29, 2005, ICOA reached an agreement with Ms. Lord under which she agreed to accept a total of 656,038 shares. These shares were issued on March 29, 2005 at an average price of $.042 per share.

         On March 14, 2004, John Pappadakis loaned $10,000 to ICOA in exchange for 149,254 shares at a price of $0.067 per share. Since we were unable to issue those shares until the recent amendment of our Articles of Incorporation on March 29, 2005, ICOA reached an agreement with Mr. Pappadakis under which he agreed to accept a total of 262,415 shares. These shares were issued on March 29, 2005 at an average price of $.042 per share.

         On March 14, 2004, Todd Tarrico loaned $25,000 to ICOA in exchange for 373,135 shares at a price of $0.067 per share. Since we were unable to issue those shares until the recent amendment of our Articles of Incorporation on March 29, 2005, ICOA reached an agreement with Mr. Tarrico under which he agreed to accept a total of 656,038 shares. These shares were issued on March 29, 2005 at an average price of $.042 per share.

         On March 14, 2004, Michael Vickers loaned $134,000 to ICOA in exchange for 2,000,000 shares at a price of $0.067 per share. Since we were unable to issue those shares until the recent amendment of our Articles of Incorporation, on March 29, 2005, ICOA reached an agreement with Mr. Vickers under which he agreed to accept a total of 3,516,364 shares. These shares were issued on March 29, 2005 at an average price of $.042 per share.

         On March 14, 2004, Glenn Wittpenn loaned $25,000 to ICOA in exchange for 373,134 shares at a price of $0.067 per share. Since we were unable to issue those shares until the recent amendment of our Articles of Incorporation, on March 29 2005, ICOA reached an agreement with Mr. Wittpenn under which he agreed to accept a total of 656,038 shares. These shares were issued on March 29, 2005 at an average price of $.042 per share.

         On various dates from August, 2002 through October, 2003, William Thomas loaned $350,000 to ICOA in connection with various short term notes. In August 2004, we entered into a settlement agreement with Mr. Thomas under which $480,396 of principal and accrued interest would be converted into 12,625,000 shares to be issued subject to the amendment of our Articles of Incorporation. These shares were issued on March 29, 2005 at an average price of $.036 per share, the closing price on the day prior to the agreement.

         On October, 22, 2004, William Thomas loaned $295,000 to ICOA in connection with a six month note bearing 15% interest. Pursuant to the note, a one time interest payment of 500,000 shares was due subject to the amendment of our Articles of Incorporation. These shares were issued on March 29, 2005 at a price of $.041 per share, the closing price on the day prior to the note.

         On various dates from December, 2004 through August 2005, Hawk Associates, Inc. provided ICOA with certain investor relations services for which we recorded $67,617 in accounts payable. On May 26, 2005 and on August 31, 2005 we reached a settlement agreement with Hawk Associates under which they agreed to accept, in total, 1,165,810 shares in lieu of cash payment. These shares were issued at the closing market price for the previous day of $0.058 per share.

         At various times during 2004, Jeffrey Burke provided legal services to ICOA. On August 22, 2005, Mr. Burke agreed to accept 129,432 shares in lieu of cash payment. These shares were issued on August 22, 2005 at the closing market price for the previous day of $.061 per share.

         In December 2005, Steven Tavares provided funding enabling the Company to complete settlement of $65,298 in accounts payable. In connection with the settlement the Company issued a promissory note in the amount of $32,649 with Mr. Tavares and issued 266,666 shares of common stock at a price of $0.1224 per share for the balance of $32,649.

         We are registering 21,589,839 shares of common stock related to the investments and agreements described above.

         Over the period from March 2003 to December 2004, Seaport Capital Partners, LLC had loaned the Company funds and for which the Company has accrued interest and for which the total outstanding principal and accrued interest is $880,423.95. On September 8, 2005, we issued 54,819,845 shares of common stock in connection with the settlement of $880,423.95 of Promissory Notes and accrued interest. We are registering 54,819,845 shares in connection with this settlement.

         On October 6, 2003, the Company had entered into an agreement with Schlumberger Omnes, Inc. (SOI) to settle certain matters, under which the Company was to pay SOI $475,000. As of September 1, 2005, the balance owed to SOI under that agreement was $375,000. Seacoast Funding, Inc. (Seacoast) acquired from SOI the rights to that balance due.

         Under the Seacoast Agreements, the Company acquired from Seacoast the rights to that balance due and has retired the obligation from its books. In return, the Company issued to Seacoast 7,211,538 shares of the Company's common stock at a price of $0.052 per share. On September 8, 2005, we issued 7,211,538 shares of common stock in connection with the settlement of $375,000 of vendor financing. We are registering 7,211,538 shares in connection with this settlement.


                                 USE OF PROCEEDS

         This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders belong to two distinct groups. The first group is employees, consultants, shareholders of companies acquired, and individual accredited investors. The second group is Cornell Capital Partners, L.P. which is the investor in a Convertible Debenture. The Plan of Distribution for each group is outlined below.

Employees, Consultants, Shareholders of Company's Acquired, and Individual Accredited Investors

         The selling stockholders in this group are in many cases restricted in their resale of their shares due to their positions with ICOA or their knowledge of future plans based on their consulting. The stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders will be affected in accordance with appropriate restrictions under Rule 144. Certain senior management personnel and large block shareholders have signed Lock-Up Agreements reaffirming the restrictions on their sale of shares.

Cornell Capital Partners

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $65,000. The offering expenses consist of: a Securities and Exchange Commission registration fee of $773, printing expenses of $2,500, accounting fees of $10,000, legal fees of $50,000 and miscellaneous expenses of $1,767. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following information should be read in conjunction with the consolidated financial statements of ICOA and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this Prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of the company please see the section entitled Description of the Business, which follows this section.

Strategy
Our goal is to be a leading and innovative national provider of broadband solutions. As part of our overall strategy to compete in each relevant market segment, we use our core competencies in the design, deployment and management of broadband and broadband wireless networks in and to high-traffic public locations in market segments including but not limited to airports, hospitality, RV resorts and campgrounds, marinas, multiple dwelling units ("MDU's"), restaurants and cafes, travel plazas and higher education.

ICOA's growth strategy is to build and acquire the expertise, infrastructure and scale for the profitable delivery of wireless broadband services. This strategy is based on the use of unlicensed spectrum to meet the increased demand for wireless data services: more bandwidth for more services in more places.

Today, we sell, install, support and provide wired and wireless Ethernet and Internet access services, primarily through Wi-Fi "hot spots" (public wireless local area networks). As of September 30, 2005, ICOA owned or operated over 1,400 broadband access installations in high-traffic locations servicing millions of annual patrons across 45 states. The Company currently generates revenue from:

          o the design, sale and installation of Wi-Fi systems to airports, hotels, universities, travel plazas, convention centers, quick-service restaurants, marinas, MDUs and other high-traffic locations, usually coupled with operating and maintenance contracts;

          o    providing  service  management   capabilities  to  Wi-Fi  service
               providers who need back office, network management, customer care and related services to support their on-going operations; and

          o end users of Wi-Fi hot spots and Internet access terminals on "pay-for-use" transactions, usually provided in public locations under long term contracts with airports, marinas, hotels and other high traffic locations.


Until recently, the Company's revenue has had a strong reliance on one time equipment sales and installation projects. We would like to highlight, that since the beginning of the year, the revenue mix has changed with recurring revenue increasing to 57.5% for the nine months ended September 30, 2005 as compared to 28.4% for the same period in 2004. This is an important aspect of our long term growth as the margin on recurring revenue is significantly higher than on equipment and installation sales.

Today, ICOA is a provider of Wi-Fi networks and services. Our footprint for retail services is targeted at high-traffic and high-value locations, with wireless capability supplemented by a growing wired infrastructure and our kiosk expertise. We also provide cost effective networks for the growing "amenity" services segment. We provide high-quality and reliable support systems and services for both our own operations and as a "back-office" for other service providers. We are sensitive to the specific needs of the growing and changing base of users who demand access to broadband on demand and anywhere, anytime, with any device.

Our strategy over time is to focus on expanding end-to-end solutions which meet the present and future needs of customers and the rapid proliferation of new broadband wireless access devices such as hand-held consumer devices communications devices, PDAs and mobile gaming platforms. We believe our industry will be transformed over time from one driven solely by computing platforms to one increasingly driven by a wide array of communications, gaming and hand-held consumer device platforms. This device platform expansion is increasing usage across our networks as it is also generating new end-user demographic segment demand. In addition, as emerging technologies allow, and subject to available capital, ICOA is looking to move beyond the delivery of Wi-Fi access to the delivery of digital value-added services to deliver value to our customers and users.

We anticipate increased revenue and demand to be generated in our near-term horizon from services including VoIP, increased roaming, location-specific applications, targeted advertising platforms, high-bandwidth content delivery and management, and access to proprietary content. With respect to VoIP, a small but steadily growing customer base has been utilizing VoIP technologies and services over our Wi-Fi networks, and we expect this trend to improve as additional services and VoIP-enabled devices are propagated into the marketplace. This trend is in keeping with broader industry trends, such as the recent Skype/Boingo VoIP over Wi-Fi trials which will include ICOA's assets in the near future. With respect to ancillary revenue from roaming, ICOA's recently achieved national scale provides the company with attractive locations of strategic roaming value to other wireless service providers. Our networks were designed as neutral-host specifically to prepare for roaming, a strategy which maximizes revenue-potential from the existing asset base.

With respect to location-specific applications, including targeted advertising, recent advancements in both hardware and software technologies provide opportunities for layered services which were previously not possible, including the value-add localization of advertising revenue. Our strategy is to fully participate in this important transformation of the broadband wireless industry through active partnerships with key industry solution providers on a go-forward basis. The delivery and management of high bandwidth content is another recent promising development. An example is IPTV and other entertainment industry transitions to full digital platforms. Our strategy during the early-stages is to engage in select trials with proven partners, ensure network capacity and architectures meet the requirements of emerging content applications, and prepare for demand as customer tastes and habits mature.

While today ICOA is focused on Wi-Fi, our models and approach is technology-agnostic. We work with numerous technologies, as economies of scale, market penetration and device propagation permit or demand. For example, we are looking to early market tests of Wi-Max, a promising technology still in its early stages of development. Wi-Max will most likely serve our medium-term requirements as a fixed wireless backhaul replacement in certain locations, bringing operational cost savings and expanded reach to locations otherwise unreachable through terrestrial solutions. In the long-term, as the number of Wi-Max capable devices increases to warrant select upgrades, the strategic value of ICOA's footprint offers a platform from which to transition to mobile Wi-Max solutions. With respect to newly emerging cellular 3G networks, it is our strategy to work with device manufacturers and cellular providers for seamless interoperability between the networks. As an example, SBC and Cingular recently announced their intention to develop and deliver cellular handsets capable of switching between 3G and Wi-Fi, depending on proximity and bandwidth needs. The technologies are complementary, rather than directly competitive and it is our view that customer demand and usage patterns will propel the industry towards seamless interoperability. This development forecasts ICOA networks and assets as carriage for voice, video, music and other emerging digitized applications as much as traditional computing platform data. ICOA's networks will be fully compliant with this emerging trend and we anticipate monetizing the convergence of voice and data in the coming years.

We have grown through acquisition and look to continue to do so. Our near to medium term strategy is to continue to acquire promising Wi-Fi and broadband services companies as capital resources allow 1) in market segments targeted for growth and anticipated profitability or 2) with unique infrastructure capabilities. We look for leading companies with management strength, and who are strategically place in market segments which may offer intrinsic value per share. In the future, we may also consider equity investments in related and complementary companies and assets which further our strategic objectives, support our key business initiatives and enhance shareholder value.

All of our businesses operate in highly innovative environments characterized by continuing and rapid introduction of new technologies, bundled services and products which offer improved performance at lower prices. Nationally, our competitors range in size from large established national companies with multiple technology and service offerings, to smaller companies and new entrants to the marketplace that compete in specialized market segments. The continued and rapid convergence of computing, communications and consumer devices offers us enhanced opportunities, but also increased competition. Competition tends to increase pricing pressure or require us to modify our business models to remain competitive, which may result in lower profits. Wherever we believe it is advantageous, we may take various steps, including introducing new services and other incentives in order to remain competitive and position the Company to potentially increase market share.

During the third quarter of 2005, we focused on a vertical driven view of our business. This focus may bring about a future reorganization along these lines to bring acquired assets in line with the verticals and our sales, marketing, and support platforms. These new business verticals include ICOA Airport Networks and ICOA Managed Services. We will continue for the near-term with the market-forward LinkSpot, iDockUSA, Cafe.com and WiSE units operating under the umbrella of ICOA, Inc.

ICOA Airport Networks
Under long-term contracts, our Airport Network Solutions subsidiary has installed and operates Wi-Fi networks in 25 airports within the United States. 16 networks provide full facility coverage, while under the WiSE brand we offer select coverage within the facilities of 9 airports. Our services are designed to provide travelers with convenient, ease of access to broadband Internet services, as well as private, wholesale, security-related and facility service offerings. Our airport footprint has expanded by 258% since the same time last year, from 7 to 25 facilities with a related 205% increase in annual passenger coverage from 20 million to over 61 million. We believe the airport market segment continues to offer high growth potential, both in expansion of the number of facilities as well as the increased utilization and commensurate monetization of existing assets. Our strategy is to continue to focus on securing long-term contacts with tier two and tier three properties.

ICOA Managed Services
Our managed services business unit encompasses the acquisitions of QG0 and AuthDirect and is focused on the sale, design, deployment and management of amenity networks, as well as deployments and management of hospitality, municipal and wholesale back office market segments. This includes the offering of Tollbooth(TM), our turn-key back office solution, to unaffiliated wireless service providers globally. Our back office solution suite also includes network operating center and customer care center services to the marketplace, as well as for our wholly-owned segment-focused units such as ICOA Airport Networks, LinkSpot and iDockUSA. The managed services customer base has increased 88% since January 2005. ICOA is the market innovator of large-scale amenity Wi-Fi currently managing over 700 amenity locations nationally. In numerous segments, such as restaurants, hospitality, cafes, we believe amenity Wi-Fi services will experience increased acceptance.

LinkSpot / RV Resort and Campground Segments
Acquired in the third quarter of 2005, our LinkSpot subsidiary provides Wi-Fi service to recreational vehicle (RV) parks and campgrounds nationwide. LinkSpot currently serves 75 RV resort and campground properties which cover 20,000 sites. The percentage of Americans moving into retirement is rising and is forecast to continue to do so through this decade. Services include both subscription-based and amenity offerings. Our strategy is to continue expanding this segment through aggressive sales from our existing assets, strategic partnerships with related outdoor recreation partners, and potential acquisitions of accretive assets in this segment.

iDock/Marina Segment
Our iDockUSA division provides broadband wireless Internet and related services in over 45 marinas reaching over 20,000 slips. In California, iDock has secured a dominate market position, and is expanding to other geographic markets. Our strategy is to continue to expand geographically, develop strategic partnerships with related marina segment companies, offer ancillary services and content and continue to explore accretive acquisitions.

WiSE Technologies
Our Wise Technologies subsidiary provides Wi-Fi services to 9 airports, and various hospitality, higher education, MDU's, highway plazas and cafes. The WiSE footprint is in the process of being reassigned to segment-focused business units within the Company, such as ICOA Airport Networks and ICOA Managed Services.

Cafe.com
Acquired in the third quarter of 2005, Cafe.com provides Wi-Fi services in various quick service cafe locations predominantly on the West Coast. The Cafe.com assets are being incorporated into ICOA's segment-focused business units, including ICOA Managed Services.

Municipal
We also operate Wi-Fi municipal "hot zones" in Lexington, KY, and the harbor district of Newport, RI. Our strategy is to provide all or distinct portions of our turn-key offerings to this rapidly expanding segment through leveraging our existing national infrastructure, full back-office suite of products and services.

         We believe acquisitions over the last twenty four months--QGo, ANS, iDockUSA, AuthDirect, Wise, LinkSpot, and Cafe.com -- have helped us create a new nationally-competitive company delivering a full value chain of broadband wireless services. In addition to their attractive core valuations, these acquisitions have contributed to scale and scope economies which we believe will continue to strengthen our margins and provide a basis for similar leveraging of future acquisitions.

         Consistent with our strategic shift focused on wireless Internet, our kiosk business has become an ancillary part of our wireless broadband service offerings. We believe it has a continuing, but secondary, role.

         Looking forward, we believe that the broadband wireless industry is entering a consolidation phase, for which we believe ICOA is well positioned.

         The demand for wireless broadband continues to grow and we see a wide range of opportunities to invest in expanding our operations in the markets and business models on which we focus. Management spent more time than it preferred attending to ICOA's capital structure in 2004. While we were successful in supporting the growth noted above; during 2005, it is critical that we bring significant additional capital into ICOA. We expect to use that capital and our common and preferred stock to make a number of acquisitions consistent with our strategic vision and strengths.

         At the same time, as shown in our financial statements, our December 31, 2004 balance sheet raises substantial doubt about our ability to continue as a going concern. While we remain confident of our strategic direction, we recognize that our investments in our growing business will take some time to generate sufficient cash-flow to support all of our operations and opportunities. For these reasons as well, strengthening our cash position remains a top priority for the remainder of 2005 and into 2006.

         In that context, the February 2005 shareholder approval of an increase in the number of authorized shares of common stock to 750 million and the creation of 50 million shares of preferred stock represent a milestone in ICOA's development. As indicated in the proxy statement, these additional shares provide us with the opportunity to attempt to raise the growth capital we need, acquire attractive businesses and build a team that can drive ICOA forward.

         In addition, ICOA has, since the shareholder meeting, been able to reach agreement with a number of lenders and claimants to convert debt to equity and resolve potential liabilities.

Going Concern

         As reflected in ICOA, Inc.'s financial statements for the twelve months ended December 31, 2004, ICOA's stockholders' deficit of $5,412,489 and its working capital deficiency of $6,337,729 raise substantial doubt about its ability to continue as a going concern. The ability of ICOA to continue as a going concern is dependent on ICOA's ability to raise additional debt or capital. Upon the termination of the Standby Equity Distribution Agreement with Cornell Capital Partners on November 2, 2005, Cornell Capital Partners provided $600,000 of additional funding through Secured Convertible Debentures. Unless we are able to raise additional funds, we may experience significant liquidity and cash flow problems. The financial statements for December 31, 2004 do not include any adjustments that might be necessary if ICOA is unable to continue as a going concern.

         We remain confident of our strategic direction and recognize that the investment in growing our business will take some time to generate sufficient cash-flow to support all of our operations and opportunities. Strengthening ICOA's cash position remains a top priority for the remainder of 2005 and into 2006.

         To the extent feasible, we foresee continuing to spend considerable effort on scaling our sales and operational capabilities. We will also be devoting attention to finding, reaching agreement with and ultimately integrating wireless broadband service providers across the country which fit our templates of management strength, and financial opportunity.

Critical Accounting Policies And Estimates

         Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below, as well as our valuation of equity securities used in transactions and for compensation, and our revenue recognition methods.

Concentration Of Credit Risk

         Concentration of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. Most trade receivables are concentrated in the quick service restaurant segment of the economy; accordingly ICOA is exposed to business and economic risk. Although ICOA does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the quick service restaurant industry. At December 31, 2004, ICOA deemed all accounts to be collectible, however, ICOA has created an allowance for bad debts in the amount of five thousand ($5,000) dollars.

Principles of Consolidation

         The consolidated financial statements include the accounts of ICOA and its wholly owned subsidiaries. All material inter-company transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

         ICOA considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Impairment of long-lived assets

         ICOA evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends.

         Based on this evaluation, ICOA recorded an impairment expense in December 2004 of $352,591.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable and concentration of credit risk

         Concentration of credit risk with respect to trade receivables is limited to customers dispersed across the United States of America. While trade receivables are concentrated in the quick service restaurant segment of the economy, ICOA has begun to diversity its sales and has developed additional markets such as marinas for its services; accordingly ICOA has reduced its exposure to business and economic risk. Although ICOA does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the various customers.

Allowance for doubtful accounts

         The Allowance for doubtful accounts is based on ICOA's assessment of the collectibility of customer accounts and the aging of the accounts receivable. ICOA regularly reviews the adequacy of our allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. ICOA also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not have been received, we review past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects our best estimate as of the reporting dates.

         At December 31, 2004, we deemed all accounts to be collectible. However, we have created an allowance for bad debts in the amount of five thousand ($5,000) dollars.

Income Taxes

         ICOA follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Fair Value of Financial Instruments

         We consider our financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

Deferred Financing Costs

         We amortize deferred financing costs over the life of the notes which range from one to three years.

Impact of New Accounting Standards Recent Accounting Pronouncements

         SFAS No. 123 (Revised 2004), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and we will adopt the standard in the first quarter of fiscal 2006. We have not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. We are currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

         In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN No. 46")g. This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements., provides guidance for identifying a controlling interest in a variable interest entity established by means other than voting interests. FIN No. 46 also requires consolidation of a variable interest entity by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46R, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51 ("FIN No. 46R"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46R is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business users) for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN No. 46R did not have a material impact on our consolidated financial position, results of operations or cash flows.

         Management does not believe that any recently issued but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

Inventory

         Inventory consists of equipment held for resale or staged for future installation. Inventory is valued at the lower of cost or market. Obsolete inventory is written off and disposed of on a periodic basis based on specific identification.

Property and Equipment

         Property and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets, which is estimated to be from three to seven years.

Intangibles

         Intangibles represent the net value of the customer lists and contracts acquired in the acquisitions of Airport Network Solutions, Inc., AuthDirect, Inc., Wise Technologies, Inc., and LinkSpot Networks, Inc. We have adopted the provisions of SFAS No 142, "Goodwill and Other Intangible Assets" ("SFAS 142") for the determination of fair value of the intangibles carrying value.

Loss per Common Share

         Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.

Stock Based Compensation

         Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We have adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

Revenue Recognition

         Revenue generated for Internet access via Wi-Fi or Internet terminals is recognized at the time the service is used. Costs associated with providing the services are expensed as incurred.

         Revenue generated from the sale and configuration of Wi-Fi equipment is recognized at time of shipment FOB to the customer. Costs associated with the equipment sold are expensed at the time of shipment. Configuration and setup labor is expensed as incurred.

         Revenue generated from managed services (both help desk and network management) is recognized at the time of billing. Services are billed at the beginning of each month's activity.

         Revenue from technology licensing is recognized on receipt. These licenses do not carry any long term obligations on the part of our company.

Results Of Operations


         Nine Months Ended September 30, 2005 As Compared To The Nine Months Ended September 30, 2004


         Revenue

         Our revenue is derived from the ownership and operation of neutral-host broadband wireless Wi-Fi Hot Spots and High Speed Internet terminals in high traffic public locations, and Wi-Fi equipment sales, installation fees, and network management and maintenance services.

         For the nine month period ended September 30, 2005, quarterly revenue increased 119% to $1,704,876 as compared to $778,614 for the quarter ended September 30, 2004. This increase is primarily attributable to transaction service fees and our managed services.

    Revenue was generated from the
    following services:
                                                September 30,    September 30,
                                                    2005              2004
                                                -------------    -------------
    Transaction Service Fees                     $  980,033        $  221,392
    Licensing Fees                                        0            15,000
    Wi-Fi Equipment Sales and Service               442,490           457,246
    Managed Services                                282,353            84,976
                                                -------------    -------------
    Total                                        $1,704,876        $  778,614
                                                =============    =============

Cost of Services

         For the nine month period ended September 30, 2005, our cost of services was $1,572,945 as compared to $832,021 for the nine month period ended September 30, 2004, on increase of 89%. This increase is mainly attributable to our increase telecommunications costs, the cost of our managed services, and a significant increase in our depreciation expense.
         Cost of Services consists primarily of:

                                                  September 30,     September 30
                                                       2005              2004
                                                  -------------     ------------
         Telecom/Co-Location/Hosting Costs        $  381,436        $  163,806
         Wi-Fi Equipment and Installation            318,794           343,879
         Managed Services                            468,528            52,559
         Depreciation Expense                        404,187           271,777
                                                  -------------     ------------
         Total                                    $1,572,945        $  832,021
                                                  =============     ============

         For the quarter ended September 30, 2005, the Company recorded gross margin of $131,931, as compared to a loss of ($53,407) for the quarter ended September 30, 2004. This was primarily due to an almost 119% increase in total revenues while overall cost of services increased by only 89% in spite of the significant increase in managed services costs as we grew our call center.

         The improvement in the gross margin is mainly attributable to increasing Transaction Service Fee Revenue for the nine months of 2005 versus the same period in 2004, coupled with new revenue generated through Managed Services. Management believes this is a direct result of its focus on additional recurring revenue from managed services coupled with increased travel in general through airports. Additionally, there was a strong deployment schedule for equipment installations in the first quarter of 2005 for various customers. The continued nationwide deployment of new Wi-Fi Hot Spot locations coupled with the direct acquisition of locations, continued to generate additional growth in new equipment sales, installation, transaction service fees, and managed service revenue during the first nine months of 2005.

Selling, General And Administrative Expenses

         For the nine months ended September 30, 2005, selling, general and administrative expenses increased $1,555,739 or 88% to $3,329,107 from $1,773,368 for the nine months ended September 30, 2004.

         General and administrative expenses consist primarily of:

         Employee compensation and related expenses including payroll taxes and benefits for executive, administrative and operations personnel, professional fees associated with deployment of Wi-Fi networks, legal and accounting fees connected with registrations filed with the SEC, professional fees associated with the development and creation of marketing materials in pursuit of advertising contracts, travel and entertainment, and facility and office-related costs such as rent, insurance, maintenance and telephone.

         The quarter and nine months increases outlined below are mainly due to the Company's addition of new personnel, continuing use of consultants related to development of the business model and entry into new market verticals, additional legal expense connected with financing, registration filings, acquisitions and pursuing the World Capital lawsuit, accounting expense related to acquisitions and reviews of SEC filings, finance fees associated with the convertible debentures and the Standby Equity Distribution Agreement, employee stock bonuses, and additional travel and entertainment expense connected with sales efforts to secure new installation opportunities. Management expects general and administrative expenses in future periods to run at similarly increased levels over the current year in support of the growth of the business.

    Quarter And Nine Months Increases In Selling, General And Administrative

                                                                For the nine
                                                                months ended
                                                                September 30,
                                                              2005 as compared
                                                              to September 30,
                                                                     2004
                                                              ------------------
                           Payroll                                $ 1,009,839
                           Consulting                                -113,802
                           Legal                                       99,858
                           Accounting                                  -2,799
                           Finance Fees                              -127,395
                           IR / PR / Marketing                          7,071
                           Travel & Entertainment                     113,319
                           Employee stock bonuses                     365,700
                           Other                                      203,948
                                                              ------------------
                           Increase Quarter and YTD               $ 1,555,739
                                                              ==================

         Depreciation Expense Included In Cost Of Sales

         Depreciation expense increased $132,410 or 49% from $271,777 for the nine months ended September 30, 2004 as compared to $404,187 for the nine months ended September 30, 2005.

         Interest Expense

         Interest expense consists of interest accrued on loans and convertible notes payable, and the beneficial conversion feature on the convertible notes and warrants.

         Interest expense increased by $3,263,030 or 904% from $360,872 for the nine months ended September 30, 2004 as compared to $3,623,902 for the nine months ended September 30, 2005.

         The increase is primarily attributable to additional beneficial conversion feature recorded on convertible debentures issued in the first quarter, restructuring and settlement of various loans, and the issuance of various warrants.

         Net Loss

         For the nine months ended September 30, 2005, the Company had a loss of $6,829,055 as compared to a loss of $2,197,899 for the nine months ended September 30, 2004 an increase of $4,631,156 or (211%).

         The significant difference quarter over quarter is mainly due to the higher selling, general and administrative costs incurred in the first three months coupled with the large increase in interest expense.

         Income Taxes

         No provision for federal and state income taxes has been recorded as the Company incurred net operating losses since January 1, 1998 (Inception). The net operating losses will be available to offset any future taxable income. Given the Company's limited operating history, losses incurred to date and the difficulty in accurately forecasting future results, management does not believe that the realization of the potential future benefits of these carry forwards meets the criteria for recognition of a deferred tax asset required by generally accepted accounting principles. Accordingly, a full 100% valuation allowance has been provided.

For The Year Ended December 31, 2004 As Compared To The Year Ended December 31, 2003

         Revenue

         Our principal sources of revenue are derived from the sales, installation, support and operation of Wi-Fi "Hot Spots" (public wireless local area networks). We generated $1,170,719 in revenue for the year ended December 31, 2004 versus $324,789 in revenue for the year ended December 31, 2003. The revenue generated was from the sale of Wi-Fi equipment, installation fees, network management services and maintenance services.
         Revenue was generated from the following services:


                                                                    December 31,      December 31,
                                                                       2004              2003
                                                                  --------------    --------------
                    Transaction Service Fees                      $   354,324       $   140,140
                    Licensing Fees                                     15,000           120,000
                    Wi-Fi Equipment Sales and Service                 649,731            52,286
                    Managed Services                                  151,664            12,363
                                                                  --------------    --------------
                    Total                                         $ 1,170,719       $   324,789
                                                                  ==============    ==============

         Cost of Services consists primarily of:

                                                                    December 31,      December 31,
                                                                        2004              2003
                                                                  --------------    --------------
                    Telecom/Co-Location/Hosting Costs             $   244,565       $   167,990
                    Wi-Fi Equipment and Installation                  446,300            41,940
                    Managed Services                                  103,069            10,503
                    Depreciation Expense                              407,452           259,811
                                                                  --------------    --------------
                    Total                                         $ 1,201,386       $   480,244
                                                                  ==============    ===============

         The negative Gross Profit for the year ended December 31, 2004 was primarily due to a significant increase in depreciation expense from acquired assets and newly installed Wi-Fi locations. The negative gross profit for the year ended December 31, 2004 decreased by $124,788 over 2003. This is primarily due to a 260% increase in revenue. Subtracting depreciation costs from the Cost of Services, the Gross Margin for the year ended December 31, 2004 was a margin of $376,785 versus a margin of $104,356 for the year ended December 31, 2003. This difference was mostly due to the increased revenue attributable to Wi-Fi equipment sales, growing transaction service fees as we completed various airport installations coupled with the closing of the iDock acquisition in June 2004, and the continued growth of managed services revenue subsequent to the acquisition of AuthDirect in August 2004.

         Selling, General And Administrative Expenses

         General and administrative expenses consist primarily of:

          o Employee compensation and related expenses (including payroll taxes and benefits for executive, administrative and operations personnel)
          o professional fees associated with deployment of our Wi-Fi networks o legal and accounting expense connected with various registration efforts with the SEC
          o    investor relations and shareholder awareness programs
          o professional fees associated with the development and creation of marketing materials as well as attendance at trade shows
          o    relocation expense for various key personnel
          o    travel and entertainment
          o facility and office-related costs such as rent, insurance, maintenance and telephone

         These costs increased approximately 75% from $1,657,769 for the year ended December 31, 2003 to $2,903,404 for the year ended December 31, 2004. This increase is primarily due to an increase in payroll and related expenses, professional and consulting expenses associated with the pursuit of our Wi-Fi business plan. In addition, we incurred higher costs generally associated with the completion and integration of the acquisitions undertaken in 2004. Management expects general and administrative expenses in future periods to run at increased levels over prior years in support of the growth of the business.

     2004 Increase In Selling, General And Administrative Expenses Over 2003

                                                               For the year
                                                                  ended
                                                               December 31,
                                                                  2004
                           Payroll & benefits                 $   466,500
                           Consulting                             159,000
                           Legal                                  193,900
                           Accounting                              41,000
                           Finance Fees                            84,000
                           IR / PR / Marketing                    119,000
                           Travel & Entertainment                  28,000
                           Other                                  154,235
                                                              ------------
                           Increase 2004 over 2003            $ 1,245,635
                                                              ============

         Depreciation Expense Included In Cost Of Sales

         Depreciation expense of $407,452 was recorded for the year ended December 31, 2004 as compared to $259,811 for the year ended December 31, 2003. An increase of $147,641.

         Impairment of Assets Write Down

         In December 2004, we evaluated various assets determining that the economic value of its kiosk program had been impaired. Consequently, a write down of the assets was made in the amount of $352,591.

         Interest Expense

         Interest expense consists of interest accrued on loans and convertible notes payable, and the beneficial conversion feature on the convertible notes and warrants issued throughout the year. Interest expense increased from $527,581 for the year ended December 31, 2003 to $920,383 for the year ended December 31, 2004 representing an increase of $392,802. The increase was primarily attributable to the increased dollar value of convertible notes, short term borrowings, and the beneficial conversion feature associated with the convertible debenture which is being amortized off over the life of the debenture.

         Net Loss

         For the year ended December 31, 2004, we had a net loss of $3,922,130 as compared to a loss of $774,663 for the year ended December 31, 2003. The increase in net loss of $3,147,467 was mainly due to the prior years $1,576,746 gain on extinguishment of debt not being matched in the current year as well as the increase of $1,245,635 in S,G & A, increased interest expense of $392,802 and the impairment of assets write off of $352,591.

         Income Taxes

         No provision for federal and state income taxes has been recorded as we incurred net operating losses since January 1, 1998 (Inception). The net operating losses will be available to offset any future taxable income. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting future results, management does not believe that the realization of the potential future benefits of these carry forwards meets the criteria for recognition of a deferred tax asset required by generally accepted accounting principles. Accordingly, a full 100% valuation allowance has been provided.

         Liquidity And Capital Resources

         On November 2, 2005 we cancelled the Standby Equity Distribution Agreement we entered into on March 19, 2004 with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we could, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners would pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 trading days immediately following the notice date. Further, Cornell Capital Partners would retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, in March 2004, Cornell Capital Partners received a one-time commitment fee of 2,990,000 shares of our common stock. As of May 26, 2005, we had received a total of $312,084 under the Standby Equity Distribution Agreement and had issued 14,169,837 shares in connection with such advances.

         ICOA's management believes that 14,169,837 shares of common stock may have been resold in the public market without restrictive legends in potential violation of Section 5 of the 1933 Act.

         On June 7, 2004 the Company was advised that its Registration No. 333-115273 was declared effective by the Securities and Exchange Commission. The Registration included 17,336,503 for Cornell Capital Partners L.P. covering (a) 2,990,000 shares issued in March 2004 as a commitment fee, (b) 400,000 shares underlying a warrant held by Cornell Capital Partners, and (c) 13,946,503 shares to cover conversions under the debenture. In a footnote to the Selling Shareholders table, the Company included language indicating that if such shares were not issued in connection with the conversion of the debentures, then any remaining shares could be used to issue shares under advances under the Standby Equity Distribution Agreement ("SEDA"). (The SEDA was subsequently terminated in November 2005.) Subsequently, the Company issued 14,169,837 shares in a series of advances under the SEDA beginning on June 28, 2004 and ending August 9, 2004 at prices ranging from $0.0182 to $0.0311 per share. The proceeds of these transactions totaled $312,084. ICOA's management believes that by issuing shares pursuant to advances under the SEDA that were registered under the Convertible Debenture the 14,169,837 shares of common stock issued under the SEDA may have been resold in the public market without being covered under an effective registration statement in potential violation of Section 5 of the 1933 Act.

         ICOA may be liable for rescission and other damages with respect to these sales. The Company has accrued $100,000 in connection with potential costs and indemnification connected with this matter. This accrual was calculated at approximately 33% of the value of funds received. In determining the amount for the accrual, the Company analyzed the market price of its shares from June 2004 through November 2005. During this period, the market price of the Company's common stock ranged from a low of $0.015 to a high of $0.11 per share. Accordingly, management believes it has adequately reserved for any costs associated with potential damages or rescission.

         Cash and cash equivalents were $41,973 at September 30, 2005. Net cash used in operating activities of $1,230,020 was derived from the net loss from operations offset by depreciation of equipment, amortization of intangibles and deferred financing costs, a decrease in accounts receivable, a decrease in inventory, an increase in prepaid expenses and deposits, and an increase in accounts payable and accrued expenses.

         At September 30, 2005, the Company had a working capital deficit of $7,130,460. The Company made capital expenditures of $1,604,426 during the nine months ended September 30, 2005.

         From July 2005 through September 2005, the Company issued 10% and 12% Convertible Notes in the aggregate principal amount of $ 73,910 at conversion prices between $0.0485 and $0.050 per share, the market price on the day prior to closing. In addition, the note holders received 402,500 three-year warrants at the same price per share as the conversion price of the notes.

         In September 2005, the Company issued an aggregate of $57,500 of 12% notes to Cornell Capital Partners Capital.

         In September 2005, the Company issued an aggregate of $10,000 of 10% notes to Seaport Capital Partners.

         From April 2005 through June 2005, the Company issued 10% and 12% Convertible Notes in the aggregate principal amount of $176,700 at conversion prices between $0.043 and $0.060 per share, the market price on the day prior to closing. In addition, the note holders received 1,103,595 three-year warrants at the same price per share as the conversion price of the notes.

         In April 2005, the Company issued an aggregate of $400,000 of 12% notes to Cornell Capital Partners Capital.

         In June 2005, the Company issued an aggregate of $50,000 of 10% notes to Thomas Cannon, an accredited investor.

         In June 2005, the Company issued an aggregate of $6,700 of 10% notes to Seaport Capital Partners.

         On May 4, 2005, the Company entered into a Master Lease Agreement with Agility Lease Fund I, LLC. Under the terms of the agreement, the Company can lease up to $1.0 million of equipment and project costs related to Wi-Fi network growth and deployments. In connection with the Master Lease Agreement, the Company is required to issue $200,000 of warrants at the market price on the day prior to closing, and an additional 10% warrant based on the market price on the day prior to each lease schedules execution.

         In May and June 2005, the Company utilized $529,234 of the lease line, and recorded $96,408 of prepaid interest. The three lease schedules are due in May and June 2008.

         In July and August 2005, the Company utilized $205,143 of the lease line, and recorded $52,621 of prepaid interest. The two lease schedules are due in July and August 2008.

         In connection with the lease agreement and the individual lease draws, the Company issued 4,245,133 three year warrants at prices between $0.056 and $0.06 per share. In connection with the July and August lease draws, the Company issued 204,955 three year warrants at a price of $0.051 per share, and 170,535 three year warrants at a price of $0.059 per share.

         From January through March 2005, the Company issued 10% and 12% Convertible Notes in the aggregate face amount of $202,000 at conversion prices between $0.052 and $0.072 per share, the market price on the day prior to closing. In addition, the note holders received 919,926 three year warrants at the same price per share as the conversion price of the Convertible Notes.

         In January 2005, the Company issued an aggregate of $150,000 of 12% notes to Cornell Capital Partners Capital.

         In February 2005, our shareholders approved an increase in authorized shares of common stock to 750,000,000 from the previous 150,000,000 shares. In addition, our shareholders approved the creation of 50,000,000 shares of preferred stock.

         In February 2005, the Company issued 1,644,737 shares of common stock upon conversion of $75,000 of the secured convertible debenture issued to Cornell Capital Partners Capital.

         In February 2005, we issued 5,332,736 shares of common stock to Tusk Investments, a party to the settlement agreement of July 2003 with Laurus Master Fund, et al, in full settlement of $161,691 of cash and accrued interest, common stock of $25,000 and $37,500 of preferred stock due from the previously negotiated settlement. The average issuance price of $0.042 per share was based on a combination of the market price on date of issuance and conversion of the preferred note at $0.03 per share, as required under the terms of the settlement.

         In February 2005, we issued 1,065,179 shares of common stock to Jenkins & Gilchrist upon exercise of a warrant.

         In February 2005, we issued 100,000 shares of common stock to Michael Williams in settlement of outstanding interest charges.

         On March 29, 2005, the Company reached agreement with William Lord, the former president of its WebCenter Technologies, Inc. subsidiary, to convert accrued but unpaid wages and certain un-reimbursed but accrued expenses all totaling $300,000 into a convertible debenture. In addition, Mr. Lord received 5,000,000 warrants to purchase common stock of the Company.

         On March 31, 2005, the Company reached an agreement with the shareholders of Starford Corp. (from whom the Company had acquired the operating assets of iDockUSA in June 2004) to settle the balance of principal and accrued interest of $50,000 for 1,000,000 shares of common stock at the closing market price for the previous day of $0.05 per share.

         In March 2005, the Company issued an aggregate of $500,000 of 12% notes to Cornell Capital Partners Capital. In March 2005, the Company received $100,000 of the proceeds. In April 2005, the Company received the balance of $400,000.

         In March 2005, the Company issued 20,000,000 shares of common stock upon conversion of $200,000 of convertible debentures issued in connection with the acquisition of Airport Network Solutions.

         In March 2005, the Company issued 20,027,931 shares of common stock in connection with various settlements of outstanding notes, and accrued interest. The aggregate value of notes and accrued interest was $768,896.

         In March 2005, the Company issued 5,000,000 shares of common stock in connection with the settlement and conversion of $35,000 in accrued commissions.

         In March 2005, the Company issued 1,796,000 shares of common stock in connection with the settlement and conversion of $62,350 of accrued consulting fees.

         In March 2005, the Company issued 1,173,077 shares of common stock in connection with the settlement and conversion of $37,844 of accounts payable and accrued expenses.

         In March 2005, the Company issued 3,400,000 shares of common stock in connection with the settlement and conversion of $175,000 of consulting services.

         In March 2005, the Company issued 6,093,000 shares of common stock as bonuses to certain employees and consultants in recognition of their performance during 2004.

         In March 2005, the Company issued a promissory note in the principal amount of $19,500 from an unrelated accredited investor on a demand basis. The note carries interest at 15% per annum.

         On April 6, 2005, ICOA and Cornell Capital Partners Capital mutually agreed to terminate the Secured convertible debenture and the underlying transaction documents in exchange for ICOA entering into a Secured Promissory
Note in the principal amount of $449,805, which represents the unpaid principal balance and accrued interest under the convertible debenture. The Note bears interest at a rate of 12% per annum and is due and payable within 240 days from April 6, 2005. The Secured Promissory Note is secured by all of the assets of ICOA pursuant to the Security Agreement entered into pursuant to the March 2004 convertible debenture transaction.

         On May 26, 2005, ICOA completed its acquisition of 100% of the outstanding stock of Wise Technologies, Inc., pursuant to a previously announced Stock Purchase Agreement entered into on April 26, 2005.

         Under the Agreement, the Company issued 40,000,003 shares of common stock to the former shareholders of Wise. The Company also entered into a Registration Rights and Shareholder Agreement, a Note and a Consulting Agreement with an affiliate of Wise, each of which was specified in the Agreement.

         On July 1, 2005, ICOA completed its acquisition of 100% of the outstanding stock of LinkSpot Networks, Inc. Under the Agreement, the Company issued 17,999,997 shares of common stock to the former shareholders of LinkSpot.

         During the year ended December 31, 2004, we raised an aggregate of $1,107,575 from the private placement of short term notes with unrelated investors.

         During the year ended December 31, 2004, we raised an aggregate of $1,128,179 from the private placement of convertible debentures.

         During fiscal 2004, holders of our convertible debentures converted $50,000 of outstanding debentures and $0 of accrued interest, and received 4,166,666 shares of our common stock.

         During the period from June 1 through September 30, 2004, we issued 14,169,837 shares of common stock under the Standby Equity Distribution Agreement and utilized $312,084 of proceeds in repayment of the Promissory Note.

         During the third quarter of fiscal 2003, we reached an agreement with the holders of the remaining balance of the convertible debentures which resulted in the cancellation of the notes and required us to make cash payment of $507,850 in January 2004. In addition, we agreed to issue common stock valued at $225,000 on the date of issuance and preferred stock with a value of $337,500 on the date of issuance, provided the shareholders approve a class of preferred stock and an increase in the amount of authorized shares of common stock at the next shareholders' meeting.

         In November 2003, we issued 2,600,000 shares of common stock at an average price of $0.055 per share ($143,000) in partial settlement of the common stock to be issued. We did not make the cash payment due in January 2004, however, the investors provided a waiver postponing the payment due date until May 31, 2004.

         In April 2004, we issued 5,633,333 shares of common stock to Laurus Master Fund in full settlement of cash due from the previously negotiated settlement of $450,000 and the remaining balance of common stock due of $57,000 per the terms of the July 2003 settlement agreement. The average issuance price of $0.09 per share was based on the market price on date of issuance.

         In September 2003, the Company reached an agreement with SchlumbergerSema settling our outstanding equipment loan. This settlement reduced the outstanding balance of principal and interest to $475,000 payable over a 90 day period beginning in October 2003. The agreement requires no additional interest, and represents a savings of $917,548 in principal and accrued interest. In November 2003, the Company made a payment of $100,000 against the $475,000 owed to SchlumbergerSema; however since November 2003, the Company has made no further payments to SchlumbergerSema and was in default.

         On September 8, 2005, ICOA, Inc. (the "Company") entered into a Subscription and Release Agreement and a Registration Rights Agreement (the "Seacoast Agreements") with Seacoast Funding, Inc. ("Seacoast").

         On October 6, 2003, the Company had entered into an agreement with Schlumberger Omnes, Inc. (SOI) to settle certain matters, under which the Company was to pay SOI $475,000. As of September 1, 2005, the balance owed to SOI under that agreement was $375,000. Seacoast acquired from SOI the rights to that balance due.

         Under the Seacoast Agreements, the Company acquired from Seacoast the rights to that balance due and has retired the obligation from its books. In return, the Company issued to Seacoast 7,211,538 shares of the Company's common stock at a price of $0.052 per share. The Company entered into a Registration Rights Agreement with Seacoast whereby the Company agreed to register those shares issued in the transaction under certain circumstances including piggyback registration rights. Pursuant to the Registration Rights agreement, Seacoast may not sell more than 2,200,000 of such shares prior to the first anniversary of the transaction.

         We have satisfied our cash requirements to date primarily through private placements of common stock, warrants, debentures convertible into shares of common stock and the issuance of common stock in lieu of payment for services. Also, officers have at times loaned ICOA funds to provide working capital.

         We need to raise a minimum of $3,000,000 through public or private debt or the sale of equity to continue expanding our broadband on demand managed services and service operation center, and to develop and implement additional contracts at airports, hotels and retail locations in order to continue expanding our Wi-Fi networks in strategic high traffic locations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

         The report of our independent auditors on our financial statements for the years ended December 31, 2004 and 2003 contains an explanatory paragraph, which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern. This report is not viewed favorably by analysts or investors and may make it more difficult for us to raise additional debt or equity financing needed to run our business.

         Subsequent Events

         On October 17, 2005, Richard Schiffmann, President and CEO of ICOA, loaned the Company $30,000 on a short term basis. The loan was subsequently repaid in two payments in late October and early November 2005.

         On October 26, 2005, the Company entered into an employment agreement with Stephen N. Cummings whereby Mr. Cummings joined the Company as Vice President and Chief Financial Officer.

         On November 2, 2005, the Company entered into a Securities Purchase Agreement and convertible debenture with Cornell Capital Partners. On November 2, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. We issued a secured convertible debenture in the principal amount of $2,387,327.24 of which $1,787,327.24 was in exchange for promissory notes previously issued by the Company and accrued interest and the remaining $600,000 was additional financing. This convertible debenture is secured by all of the assets of the Company and our subsidiaries. The convertible debenture carries interest of 10% per annum, and is due on or before October 27, 2007. The convertible debenture is convertible into common stock of the Company at the lower of $0.044 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. The offering was made pursuant to
Section 4(2) and/or Rule 506 of Regulation D of the Securities Act of 1933.

         In connection with the Securities Purchase Agreement and convertible debenture, the Company entered into an Investor Registration Rights Agreement with Purchasers whereby the Company will register with the Commission at least 300,000,000 shares of Common Stock issuable to Purchasers upon conversion of the convertible debentures.

         The convertible debentures are secured by a Security Agreement and five uniform Subsidiary Security Agreements. In addition, the Company entered into a Pledge and Escrow Agreement with the Purchaser and the Escrow Agent, whereby the convertible debenture is secured by a further 180,000,000 shares of common stock held by the Escrow Agent. In connection with the Securities Purchase Agreement and convertible debenture issued thereunder certain management and beneficial owners entered into Lockup Agreements which restrict such individuals from converting or transferring their interests in Company securities while amounts owed to the Purchaser under the Security Purchase Agreement and convertible debenture remain outstanding.

         In connection with the offering, the Company issued an aggregate 3,000,000 warrants to purchase common stock at a rate of $0.04 per share, subject to anti-dilution adjustments.

         The net proceeds of the financing are to be utilized for general working capital.

         Also on November 2, 2005, the Company entered into a Termination Agreement with the Purchaser, whereby the Company and the Purchaser agreed to terminate a previously entered into Standby Equity Distribution Agreement, a Registration Rights Agreement, and an Escrow Agreement, all of which were dated March 19, 2004.

         On November 7, 2005, the Company filed a request for withdrawal of the pending Registration Statement on Form SB-2.

On December 29, 2005 the board of directors (the "Board") of ICOA, Inc. (the "Company") unanimously approved canceling the Company's 2005 Stock Incentive Plan (the "Plan"). The Plan, adopted by the Board on March 16, 2005 permitted the Board or the Plan Committee to (i) grant stock options (both ISO and non-qualified options); (ii) restricted stock; and/or (iii) other stock-based awards. The Board approved canceling the non-shareholder approved Plan in order to avoid the costs and expenses associated with administration of the Plan. Of the 60,000,000 shares of common stock reserved for the Plan, the Board made grants totaling 31,625,000 shares. This total included the following grants to Officers and Directors:

    Richard Schiffmann, CEO and President                      5,000,000 shares
    Erwin Vahlsing, Jr., CFO and Director                      2,400,000 shares
    Steven M. Harris, Director                                 1,200,000 shares
    Stephen N. Cummings, appointed CFO on 10/26/05             3,000,000 shares

No grants were vested at the time of cancellation of the Plan, and all grants made pursuant to the Plan were terminated.


         On February 2, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP ("Purchasers"). The Securities Purchase Agreement provides that Purchasers will purchase up to three hundred thousand dollars ($300,000) of secured convertible debentures, which shall be convertible into shares of the Company's common stock at the lower of $0.048 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. On Feb 2, the Purchasers purchased a secured convertible debenture in the principal amount of one hundred twenty five thousand dollars ($125,000).

         The secured convertible debenture accrues interest of 10% per annum, and is due on or before February 2, 2009. In connection with the offering, the Company issued 50,000,000 common stock purchase warrants (the "Warrants"), of which 25,000,000 shares may be exercised at $0.01, and 25,000,000 shares may be exercised at $0.03. The Warrants expire on February 2, 2009.

         In connection with the Securities Purchase Agreement, the Company entered into an Investor Registration Rights Agreement with the Purchasers whereby the Company will register with the Commission 87,500,000 shares of Common Stock issuable to Purchasers upon conversion of the secured convertible debentures and exercise of the Warrants.

         The convertible debenture is secured by a pledge of assets of the Company and its subsidiaries as set forth in that certain Security Agreement between the Company and Purchasers dated November 2, 2005. In addition, the Company entered into an Amended Pledge and Escrow Agreement which replaces and supersedes that certain Pledge and Escrow Agreement dated November 2, 2005.



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

                             DESCRIPTION OF BUSINESS

How Our Company Is Organized


         We were incorporated in Nevada in September, 1983 under the name Quintonix, Inc. In March, 1989 we changed our name to ICOA, Inc. On March 15, 1999 we created WebCenter Technologies, Inc., a Nevada corporation and our wholly-owned subsidiary. In October, 2003, we acquired the assets of QGo, LLC. In December 2003 we acquired Airport Network Solutions, Inc., a Delaware corporation and our wholly-owned subsidiary. In February 2004, we acquired the assets of Seventh Wave, LLC. In June 2004, we acquired the operating assets of iDockUSA, and in August 2004, we acquired AuthDirect, Inc. a California corporation and our wholly-owned subsidiary. In May 2005, we acquired Wise Technologies, Inc. a Maryland corporation and our wholly-owned subsidiary. In July 2005, we acquired LinkSpot Technologies, Inc. a Maryland corporation and our wholly-owned subsidiary. In July 2005, we also acquired the assets of Cafe.com.


Where You Can Find Us

         We are located at 111 Airport Road, Warwick, RI 02889. Our telephone number is (401) 352-2300, our facsimile number is (401) 352-2323, our e-mail address is info@icoacorp.com, and our homepage on the world-wide web is at http://www.icoacorp.com.

About Our Company

         ICOA sells, installs, supports and provides wired and wireless Ethernet and Internet access services, primarily through Wi-Fi "hot spots" (public wireless local area networks). As of September 30, 2005, ICOA owned or operated over 1,400 broadband access installations in high-traffic locations servicing millions of annual patrons across 45 states. We generate revenue from:

     o the design, sale and installation of Wi-Fi systems to airports, hotels, universities, travel plazas, convention centers, quick-service restaurants, marinas, MDUs and other high-traffic locations, usually coupled with operating and maintenance contracts;

     o providing service management capabilities to Wi-Fi service providers who need back office, network management, customer care and related services to support their on-going operations; and

     o end users of Wi-Fi hot spots and Internet access terminals on "pay-for-use" transactions, usually provided in public locations under long term contracts with airports, marinas, hotels and other high traffic locations.

         Until recently, the Company's revenue has had a strong reliance on one time equipment sales and installation projects. We would like to highlight, that since the beginning of the year, the revenue mix has changed with recurring revenue increasing to 57.5% for the nine months ended September 30, 2005 as compared to 28.4% for the same period in 2004. This is an important aspect of our long term growth as the margin on recurring revenue is significantly higher than on equipment and installation sales.

         Today, ICOA is a provider of Wi-Fi networks and services. Our footprint for retail services is targeted at high-traffic and high-value locations, with wireless capability supplemented by a growing wired infrastructure and our kiosk expertise. We also provide cost effective networks for the growing "amenity" services segment. We provide high-quality and reliable support systems and services for both our own operations and as a "back-office" for other service providers. We are sensitive to the specific needs of the growing and changing base of users who demand access to broadband on demand and anywhere, anytime, with any device.

         ICOA continues to raise additional financing to support growth opportunities - both organically and through acquisitions - that we believe are available to us. The report of our independent auditors on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph, which indicates that we have incurred losses and have a working capital deficiency. This report raises substantial doubt about our ability to continue as a going concern.

Strategy

         Our goal is to be a leading and innovative national provider of broadband solutions. As part of our overall strategy to compete in each relevant market segment, we use our core competencies in the design, deployment and management of broadband and broadband wireless networks in and to high-traffic public locations in market segments including but not limited to airports, hospitality, RV resorts and campgrounds, marinas, multiple dwelling units ("MDU's"), restaurants and cafes, travel plazas and higher education.

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

         ICOA's growth strategy is to build and acquire the expertise, infrastructure and scale for the profitable delivery of wireless broadband services. This strategy is based on the use of unlicensed spectrum to meet the increased demand for wireless data services: more bandwidth for more services in more places.

         Our strategy over time is to focus on expanding end-to-end solutions which meet the present and future needs of customers and the rapid proliferation of new broadband wireless access devices such as hand-held consumer devices communications devices, PDAs and mobile gaming platforms. We believe our industry will be transformed over time from one driven solely by computing platforms to one increasingly driven by a wide array of communications, gaming and hand-held consumer device platforms. This device platform expansion is increasing usage across our networks as it is also generating new end-user demographic segment demand. In addition, as emerging technologies allow, and subject to available capital, ICOA is looking to move beyond the delivery of Wi-Fi access to the delivery of digital value-added services to deliver value to our customers and users.

         We anticipate increased revenue and demand to be generated in our near-term horizon from services including VoIP, increased roaming, location-specific applications, targeted advertising platforms, high-bandwidth content delivery and management, and access to proprietary content. With respect to VoIP, a small but steadily growing customer base has been utilizing VoIP technologies and services over our Wi-Fi networks, and we expect this trend to improve as additional services and VoIP-enabled devices are propagated into the marketplace. This trend is in keeping with broader industry trends, such as the recent Skype/Boingo VoIP over Wi-Fi trials which will include ICOA's assets in the near future. With respect to ancillary revenue from roaming, ICOA's recently achieved national scale provides the company with attractive locations of strategic roaming value to other wireless service providers. Our networks were designed as neutral-host specifically to prepare for roaming, a strategy which maximizes revenue-potential from the existing asset base.

         With respect to location-specific applications, including targeted advertising, recent advancements in both hardware and software technologies provide opportunities for layered services which were previously not possible, including the value-add localization of advertising revenue. Our strategy is to fully participate in this important transformation of the broadband wireless industry through active partnerships with key industry solution providers on a go-forward basis. The delivery and management of high bandwidth content is another recent promising development. An example is IPTV and other entertainment industry transitions to full digital platforms. Our strategy during the early-stages is to engage in select trials with proven partners, ensure network capacity and architectures meet the requirements of emerging content applications, and prepare for demand as customer tastes and habits mature.

         While today ICOA is focused on Wi-Fi, our models and approach is technology-agnostic. We work with numerous technologies, as economies of scale, market penetration and device propagation permit or demand. For example, we are looking to early market tests of Wi-Max, a promising technology still in its early stages of development. Wi-Max will most likely serve our medium-term requirements as a fixed wireless backhaul replacement in certain locations, bringing operational cost savings and expanded reach to locations otherwise unreachable through terrestrial solutions. In the long-term, as the number of Wi-Max capable devices increases to warrant select upgrades, the strategic value of ICOA's footprint offers a platform from which to transition to mobile Wi-Max solutions. With respect to newly emerging cellular 3G networks, it is our strategy to work with device manufacturers and cellular providers for seamless interoperability between the networks. As an example, SBC and Cingular recently announced their intention to develop and deliver cellular handsets capable of switching between 3G and Wi-Fi, depending on proximity and bandwidth needs. The technologies are complementary, rather than directly competitive and it is our view that customer demand and usage patterns will propel the industry towards seamless interoperability. This development forecasts ICOA networks and assets as carriage for voice, video, music and other emerging digitized applications as much as traditional computing platform data. ICOA's networks will be fully compliant with this emerging trend and we anticipate monetizing the convergence of voice and data in the coming years.

Business Model

         We have grown through acquisition and look to continue to do so. Our near to medium term strategy is to continue to acquire promising Wi-Fi and broadband services companies as capital resources allow 1) in market segments targeted for growth and anticipated profitability or 2) with unique infrastructure capabilities. We look for leading companies with management strength, and who are strategically place in market segments which may offer intrinsic value per share. In the future, we may also consider equity investments in related and complementary companies and assets which further our strategic objectives, support our key business initiatives and enhance shareholder value.

         All of our businesses operate in highly innovative environments characterized by continuing and rapid introduction of new technologies, bundled services and products which offer improved performance at lower prices. Nationally, our competitors range in size from large established national companies with multiple technology and service offerings, to smaller companies and new entrants to the marketplace that compete in specialized market segments. The continued and rapid convergence of computing, communications and consumer devices offers us enhanced opportunities, but also increased competition. Competition tends to increase pricing pressure or require us to modify our business models to remain competitive, which may result in lower profits. Wherever we believe it is advantageous, we may take various steps, including introducing new services and other incentives in order to remain competitive and position the Company to potentially increase market share.

         During the third quarter of 2005, we focused on a vertical driven view of our business. This focus may bring about a future reorganization along these lines to bring acquired assets in line with the verticals and our sales, marketing, and support platforms. These new business verticals include ICOA Airport Networks and ICOA Managed Services. We will continue for the near-term with the market-forward LinkSpot, iDockUSA, Cafe.com and WiSE units operating under the umbrella of ICOA, Inc.

ICOA Airport Networks
         Under long-term contracts, our Airport Network Solutions subsidiary has installed and operates Wi-Fi networks in 25 airports within the United States. 16 networks provide full facility coverage, while under the WiSE brand we offer select coverage within the facilities of 9 airports. Our services are designed to provide travelers with convenient, ease of access to broadband Internet services, as well as private, wholesale, security-related and facility service offerings. Our airport footprint has expanded by 258% since the same time last year, from 7 to 25 facilities with a related 205% increase in annual passenger coverage from 20 million to over 61 million. We believe the airport market segment continues to offer high growth potential, both in expansion of the number of facilities as well as the increased utilization and commensurate monetization of existing assets. Our strategy is to continue to focus on securing long-term contacts with tier two and tier three properties.

ICOA Managed Services
         Our managed services business unit encompasses the acquisitions of QG0 and AuthDirect and is focused on the sale, design, deployment and management of amenity networks, as well as deployments and management of hospitality, municipal and wholesale back office market segments. This includes the offering of Tollbooth(TM), our turn-key back office solution, to unaffiliated wireless service providers globally. Our back office solution suite also includes network operating center and customer care center services to the marketplace, as well as for our wholly-owned segment-focused units such as ICOA Airport Networks, LinkSpot and iDockUSA. The managed services customer base has increased 88% since January 2005. ICOA is the market innovator of large-scale amenity Wi-Fi currently managing over 700 amenity locations nationally. In numerous segments, such as restaurants, hospitality, cafes, we believe amenity Wi-Fi services will experience increased acceptance.

LinkSpot / RV Resort and Campground Segments
         Acquired in the third quarter of 2005, our LinkSpot subsidiary provides Wi-Fi service to recreational vehicle (RV) parks and campgrounds nationwide. LinkSpot currently serves 75 RV resort and campground properties which cover 20,000 sites. The percentage of Americans moving into retirement is rising and is forecast to continue to do so through this decade. Services include both subscription-based and amenity offerings. Our strategy is to continue expanding this segment through aggressive sales from our existing assets, strategic partnerships with related outdoor recreation partners, and potential acquisitions of accretive assets in this segment.

iDock/Marina Segment
         Our iDockUSA division provides broadband wireless Internet and related services in over 45 marinas reaching over 20,000 slips. In California, iDock has secured a dominate market position, and is expanding to other geographic markets. Our strategy is to continue to expand geographically, develop strategic partnerships with related marina segment companies, offer ancillary services and content and continue to explore accretive acquisitions.

WiSE Technologies
         Our Wise Technologies subsidiary provides Wi-Fi services to 9 airports, and various hospitality, higher education, MDU's, highway plazas and cafes. The WiSE footprint is in the process of being reassigned to segment-focused business units within the Company, such as ICOA Airport Networks and ICOA Managed Services.

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

Cafe.com
         Acquired in the third quarter of 2005, Cafe.com provides Wi-Fi services in various quick service cafe locations predominantly on the West Coast. The Cafe.com assets are being incorporated into ICOA's segment-focused business units, including ICOA Managed Services.

Municipal
         We also operate Wi-Fi municipal "hot zones" in Lexington, KY, and the harbor district of Newport, RI. Our strategy is to provide all or distinct portions of our turn-key offerings to this rapidly expanding segment through leveraging our existing national infrastructure, full back-office suite of products and services.

Our Technology and Network


         Wi-Fi Network "Hot Spots"

         Wi-Fi, 802.11x, is a wireless technology for transmitting data between computing devices and the Internet at speeds as high as 54 Mbps. The technology operates within the unlicensed 2.4 GHz band. Wi-Fi equipment has become inexpensive and is now available to the average home computer user, further widening its installed base and demand.
Today, new laptop computers and PDA's are being shipped "Wi-Fi Ready."
         We are attempting to capitalize on the growing need for Wi-Fi access in public spaces by developing a network of Wi-Fi locations, called Hot Spots or Access Points. "Hot Spots" are public places where Wi-Fi access is available to end-users. "Hot Zones" are larger geographic areas, typically, outdoors and in densely populated urban centers.
         We intend to install both new "Hot Spots" at airports, marinas, restaurants, Hot Zones and retrofit existing, and future deployments of public internet access terminals with Wi-Fi technology, providing a hybrid of wired and wireless connectivity.
         Our Wi-Fi networks allow user's access to Wi-Fi aggregators and roaming partners. Aggregators drive incremental traffic to our Hot Spots, provide access control, and manage the backend infrastructure for authentication, roaming and settlement services for their subscribers. Aggregators also perform transaction accounting and auditing functions. Since we own and manage our network, we are essentially a Wireless Internet Service Provider (WISP) for those users who are seeking connectivity and have not yet subscribed to a service.
         Our Internet terminals were designed to be public access terminals that deliver multiple communications services such as local and long distance telephony; business services such as e-fax, email, and Internet access; and a new, alternative "electronic billboard" advertising and "paid content" platform.
         ICOA is technology-agnostic. We work with numerous technologies, as economies of scale, market penetration and device propagation permit or demand. For example, we keep a close eye on Wi-Max (still in its early stages of development) and cellular 3G networks. This allows us to adjust our focus and our assets over time, as advancements warrant. With Wi-Fi for example, not only do our engineers deploy a full range of 802.11 technologies; but we work closely with manufacturers on advanced solutions to meet solid business opportunities in 2006 and beyond.

Network
         Each of our managed sites is installed with high speed connectivity to the Internet through our Network Operations Center (NOC) for network management, credit card verification, customer support and system management. This network architecture provides ease of installation, high-speed connectivity, content management, security, and real time (24/7) monitoring of each location.
         While the NOC provides interconnection and oversight, our Service Operations Center (SOC) in Warwick, RI has become the central point from which troubleshooting, software distribution, updates, and performance monitoring are managed. Our SOC allows our Wi-Fi customers to manage Hot Spot locations including customized branding, billing, credit card processing, flexible retail plans, location monitoring and notification, and usage reporting. We also provide our Wi-Fi customers with portal services including a hosted web page which incorporates customer logo and message, 24/7 toll-free in-bound help desk support services and network monitoring, and monthly transactional settlement and reporting. Our Marketing Strategy

         We have developed a multi-faceted marketing plan to facilitate the following objectives:

     o Acquire and retain strategic high-traffic locations through both our own sales efforts and the acquisition of other service providers

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

     o Leverage existing assets by sharing the common costs of our Network Operations Center and Service Operations Center, credit card validation, authentication, transactions and billing systems across a rapidly expanding number of locations

     o Install Internet access terminals in appropriate locations where we provide Wi-Fi access

     o    Provide  more  extensive   back-office  support  for  locations  under
          management

     o    Attract and satisfy targeted users

     o    Stimulate repeat usage and loyalty

     o    Secure advertising and e-commerce sponsorship


Acquisitions

         We have grown through acquisition and expect to continue to do so. Our immediate strategy is to acquire promising Wi-Fi services companies: 1) in market segments targeted for growth and profitability or 2) with unique infrastructure capabilities. We look for leading companies with management strength, available at attractive valuations.
         Our acquisitions over the last twelve months--QGo, ANS, iDock and AuthDirect--have helped us create a nationally competitive company delivering a full value chain of broadband wireless services.
         QGo currently drives a substantial percentage of ICOA's revenue. Pioneering a new Wi-Fi model, QGo builds and maintains the largest number of Wi-Fi hotspots offered to the consumer as an amenity. QGo's experience has strengthened our belief that in Quick Service Restaurants, Hospitality and Retail market segments, among others, the location owner will build the offering of free Internet access into the cost of doing business. Their costs will be recovered through increased customer loyalty and selling more products or services. QGo and its turnkey amenity model has been one of the principal drivers of ICOA's organic growth.
         Airport Network Solutions (ANS) is a provider of Wi-Fi services to US airports. ANS's strengths include: (1) top-tier footprint, (2) a neutral-host business model, and (3) management experienced in public-sector relations. Airports are often considered the premium Wi-Fi location in which relatively price-insensitive frequent business travelers have unproductive "dwell time". As a result, this sector is highly competitive and Airport Network Solutions has a demonstrable track record of success. We believe that airports have a very promising revenue growth curve and we plan to continue building these valuable assets.
         iDockUSA is one of the largest US providers of Wi-Fi services to marinas. Serving more than 20,000 slips with broadband Internet access in over 40 Marinas on both coasts, iDockUSA has achieved a leading position in a promising market segment with encouraging margins and high barriers to entry, not the least of which is mastery of the challenging marine RF and weather environment. Through aggressive organic growth and highly targeted acquisitions, we anticipate a strengthening of our national marina position to additional warm-water coastlines within the next 18 months. We believe that marinas provide us with long-term contracts and the opportunity for promising revenue growth in the months and years ahead.
         AuthDirect, forms the backbone of ICOA's full value chain. Its state-of-the-art authentication, billing, management and monitoring platform, allows the ICOA solution to scale efficiently and quickly. More importantly, AuthDirect and QGo combined become our "Managed Services" offering, which we will address in more detail.
         Wise Technologies, Inc. provides Wi-Fi services to 9 airports, and various hospitality, higher education, MDU's, highway plazas and cafes. The WiSE footprint is in the process of being reassigned to segment-focused business units within the Company, such as ICOA Airport Networks and ICOA Managed Services.
         LinkSpot Technologies, Inc. provides Wi-Fi service to recreational vehicle (RV) parks and campgrounds nationwide. LinkSpot currently serves 75 RV resort and campground properties which cover 20,000 sites. The percentage of Americans moving into retirement is rising and is forecast to continue to do so through this decade. Services include both subscription-based and amenity offerings. Our strategy is to continue expanding this segment through aggressive sales from our existing assets, strategic partnerships with related outdoor recreation partners, and potential acquisitions of accretive assets in this segment.
         Cafe.com provides Wi-Fi services in various quick service cafe locations predominantly on the West Coast. The Cafe.com assets are being incorporated into ICOA's segment-focused business units, including ICOA Managed Services.

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

         In addition to their attractive core valuations, these acquisitions have contributed to scale and scope of operations leading to economies which we believe will continue to strengthen our margins and provide a basis for similar leveraging of future acquisitions.
         Looking forward, we believe that the broadband wireless industry is entering its first consolidation phase, for which we believe ICOA is well positioned. Over the longer term, we may also look to add capabilities in value-added services. The exciting developments in VoIP, wireless broadband applications and subscription content also appear to be promising avenues.

Specific Transactions

         Acquisition Of Substantially All Of The Assets Of Go Online Networks

         In December 2001, we acquired certain assets of the Kiosk Division of Go Online Networks Corporation. In consideration for these assets, we delivered a five-year warrant, exercisable for a nominal exercise price in whole or in part at any time after one year for such number of shares of our common stock as would have been determined by dividing $100,000 by 75% of the average bid price per share of the common stock for the three trading days immediately preceding the exercise date. Concurrent with the acquisition, Go Online Networks loaned us $100,000.
         In November 2003, we renegotiated the terms of the acquisition and issued to Go Online Networks 3,000,000 shares of our common stock, a note for $20,000 payable within 180 days, and a warrant to purchase 2 million shares at $.045 exercisable for 18 months.

         Acquisition Of Substantially All Of The Assets Of QGo, LLC

         In October 2003, we acquired substantially all of the assets of QGo, Inc. for a purchase price of $30,000. QGo is a provider of Wi-Fi Internet connectivity applications and services.

         Acquisition Of Airport Network Solutions, Inc.

         During 2003, we entered into a letter of intent to acquire ANS. ANS develops innovative revenue sharing business models for Wi-Fi and WLAN's and in solutions that enable airports across the country to provide cost effective 802.11x wireless access to public and private customers.
         In contemplation of the acquisition, we loaned ANS $300,000 to purchase equipment for airport installations. In December, 2003, we acquired all of the issued and outstanding shares of capital stock of ANS in exchange for the issuance of a convertible promissory note in the principal amount equal to $200,000. The note accrues interest at an annual rate of five percent (5%) beginning one year from the date of the note. The note is due and payable on December 18, 2005. At any time prior to the maturity date of the note, provided ICOA has sufficient authorized shares of common stock available, the note is convertible at the option of the holder into such number of shares of common stock that is obtained by dividing the sum of the outstanding principal balance of the note by $0.01. All accrued and unpaid interest on the note is payable in cash at the time of conversion of the Note.

         Acquisition Of Substantially All Of The Assets Of Seventh Wave, LLC

         In February 2004, we acquired substantially all of the assets of Seventh Wave, LLC for a purchase price of $5,000. Included in the sale was the trademarked "NetontheGo.com" web portal which offers a wide range of information content, ranging from business news and financial data to weather, travel and entertainment listings. As a result of the acquisition, we now own and operate Internet access terminals at the McCormick Place Convention Center and other Chicago area locations.

         Acquisition of Substantially All of the Assets of iDockUSA

         In June 2004, we acquired the operating assets of iDockUSA from Starford Corp. In connection with the acquisition, we issued notes to the shareholders of iDockUSA in the amount of $80,000. On March 31, 2005, we reached agreement with the shareholders of iDockUSA to settle the balance of $50,000 in principle and accrued interest for 1,000,000 shares of common stock at the closing market price for the previous day of $0.05 per share. In addition, at the time of acquisition, we issued 2,000,000 warrants to the shareholders of iDockUSA at an exercise price of $0.05 per share.

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

         Acquisition of AuthDirect, Inc.

         In August 2004, we acquired all of the issued and outstanding shares of capital stock of AuthDirect in exchange for (i) the issuance of 1,500,000 shares of our common stock, (ii) $170,000 in cash and notes, and (iii) warrants to purchase 1,500,000 shares of our common stock. AuthDirect provides back-office settlement services and network monitoring for Wi-Fi providers.

         Wise Technologies, Inc.

         In May 2005, we acquired all of the issued and outstanding shares of capital stock of Wise Technologies, Inc., a Maryland corporation in exchange for
(i) the issuance of 40,000,003 shares of our common stock, and (ii) $ 50,000 in notes.

         LinkSpot Technologies, Inc.

         In July 2005, we acquired all of the issued and outstanding shares of capital stock of LinkSpot Technologies, Inc., a Maryland corporation in exchange for 17,999,987 shares of our common stock.

         Cafe.com.

          In July 2005, we acquired all of the operating assets of Cafe.com from Dock Holdings, Ltd., in exchange for 2,547,000 shares of our common stock.

Employees

         We have 34 full time employees, and 10 part time employees. We believe that our relationship with employees is satisfactory. We have not suffered any labor problems during the last two years.

                                   MANAGEMENT

         Our directors and officers are as follows:
Name and Address                      Age              Position
------------------------              ---              -------------------------
George Strouthopoulos                 63               Chairman of the Board of
                                                       Directors
Richard Schiffmann                    39               Chief Executive Officer,
                                                       President and Director
Stephen N. Cummings                   54               Chief Financial Officer,
                                                       Treasurer, and Secretary
Erwin Vahlsing, Jr.                   49               Vice President Finance
                                                       and Director
Steven M. Harris                      50               Director
Steven Tavares                        39               Director

         Below are biographies of our executive officers as of January 27, 2006:

         George Strouthopoulos is our Chairman of the Board of Directors. Mr. Strouthopoulos was appointed to our Board of Directors in 1991. He has served as our Chief Executive Officer and President since his appointment in 1991 until April 1, 2005. From 1990 to 1997, Mr. Strouthopoulos was President of GoFax, Inc., and our former subsidiary. Mr. Strouthopoulos had been a full time, unpaid employee of the company until September 2000, at which time he began to receive compensation.

         Richard Schiffmann is President of ICOA, Inc and became CEO on April 1, 2005. He is responsible for the strategic direction of ICOA. In December 2001, Mr. Schiffmann founded Airport Network Solutions. From December 2002 through April 2003, Mr. Schiffmann served as Vice President of Cometa Networks, a venture of Intel, IBM and AT&T.

         As Vice President of Business Development for SoftNet (and their Aerzone subsidiary) from April 1998 through February 2001, Mr. Schiffmann gained much of his wireless and airport industry expertise. Aerzone was a pioneering wireless ISP for frequent business travelers in public `hot-spots' through the deployment of 802.11 infrastructure. Mr. Schiffmann was instrumental in signing significant equity partners in the business. During Aerzone's progression from business plan to launch, he managed all airport relationships, strategic alliances, roaming and pricing strategies, hotel and airline relationships.

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

         Prior to joining SoftNet, Mr. Schiffmann was a management consultant with Dove Associates in their Consumer Broadband Group from September 1995 through April 1998 and with Coopers & Lybrand from September 1994 through August 1995.


         Mr. Schiffmann received an MBA from the Kellogg Graduate School of Management and a Bachelor of Arts from Bates College.

         Stephen N. Cummings is our Chief Financial Officer and Sr. Vice President since October 26, 2005. Mr. Cummings is the former Vice President of Finance and Tax at SLI International Holdings LLC (formerly SLI, Inc a publicly traded company). SLI a manufacturer in the lighting business operated in 37 countries and throughout the US. Previously, he was Treasurer and Director of Taxes at ENSR Corporation a environmental consulting engineering company. Other employment was Tax Manager at Gruntal Corporation, Assistant Treasurer at KIS Corporation, worked at Wiss & Co., CPA and was a Revenue Agent at the Internal Revenue Service.
         Mr. Cummings received a Bachelor of Business Administration in Accounting from Pace University.

         Erwin Vahlsing, Jr., is our Vice President Finance. Mr. Vahlsing was appointed to our Board of Directors in February of 1999. Until October 26, 2005, Mr. Vahlsing served as our Chief Financial Officer and Treasurer since his appointment in April of 1999 and served as our Secretary since his appointment in November of 2000. Since April 1999 Mr. Vahlsing had been a part-time consultant to the company. Since January 2000, Mr. Vahlsing has been a Senior Partner in the management consulting firm of Carter and Vahlsing, CPA. From 1998 to January 2000, Mr. Vahlsing was General Manager of Connect Teleservices, LLC, a telemarketing company. From 1996 to 1998, Mr. Vahlsing served as Senior Financial Analyst for Monarch Industries, an architectural woodworking firm. During 1995, Mr. Vahlsing owned Ocean State Financial Consulting, a financial consulting business.
         Mr. Vahlsing received an MBA from the University of Rhode Island and a Bachelor of Arts from the University of Connecticut.
         Mr. Vahlsing has announced his retirement as a Director effective at the next annual meeting of shareholders. He will remain Vice President Finance.

         Steven M. Harris is a consultant providing legal, strategy, and corporate affairs management services. He was retained to help create Cometa Networks, a Wi-Fi start-up of Intel, ATT and IBM in 2002 to 2003. From 1998 to 2003, he has served as Senior Vice-President--Corporate Affairs and General Counsel for SoftNet Systems, Inc., a provider of high-speed internet access and related services over cable, satellite and wireless technologies. He was responsible for legal, communications, human resources and other corporate matters.
         Prior to joining SoftNet, Mr. Harris worked at Pacific Telesis Group from 1983 to 1998, most recently as Vice-President- Broadband services, where he was responsible for external affairs and policy planning for video services and broadband networks. Previously, Mr. Harris was Executive Director- Regulatory planning and Policy with responsibility for federal and state regulatory policies relating to competition, corporate structure, interconnection, privacy and new technologies. He began with PacTel in 1983 as Executive Director-Regulatory Relations in Washington, D.C.
         Mr. Harris was Commissioner's Assistant and Special Assistant to the General Counsel at the Federal Communications Commission and was previously in private practice.
         He is a graduate of Brandeis University and the University of Michigan Law School.

         Steven Tavares is Managing Director of Seaport Capital Partners, LC. Mr. Tavares joined the board on November 18, 2005 as an independent director. Mr. Tavares began his association with ICOA as an early stage investor in 2002. He is currently active in the areas of real estate finance and syndication. As managing partner of Seaport Capital Partners LLC, he has continued to support ICOA's growth through continued investments and project funding. Prior to founding Seaport Capital Partners LLC, Tavares held various investment and asset management positions.


         Mr. Tavares has an MBA from Rensellaer Polytechnic Institute and a Bachelor of Science from Johns Hopkins University.

         Board of Directors
         Our board currently consists of five directors. The current directors are George Strouthopoulos, Erwin Vahlsing, Jr., Richard Schiffmann, Steven M. Harris, and Steven Tavares. The Board elected Steven M. Harris and Richard Schiffmann as members of the Board, effective March 1, 2005. Mr. Vahlsing has announced his retirement as a Director effective at the next annual meeting of shareholders. The Board elected Steven Tavares as a member of the Board, effective November 18, 2005.

Board Committees

         ICOA does not currently have an audit committee, and the Board of Directors serves this function. Further, the Board does not have a financial expert, as defined by Regulation S-B Item 401. ICOA has not been able to attract a financial expert to serve on its Board of Directors. ICOA will be seeking a candidate to serve in this role in the near future.

                             EXECUTIVE COMPENSATION


         Summary Compensation Table. The following summary compensation table shows certain compensation information for services rendered in all capacities for the years ended December 31, 2005, 2004, 2003 and 2002. Other than as set forth herein, no executive officer's aggregate cash salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:



                                   Annual Compensation                               Long-Term Compensation
                       -------------------------------------------  ---------------------------------------------------------
                                                                    Restricted
                                                                      Stock
Name &                                              Other Annual    Awards in                       LTIP          All Other
Principal Position     Year    Salary     Bonus   Compensation (1)    US$(1)       Options/SARs    Payouts      Compensation
---------------------  ----    --------   ------  ----------------  ------------   -------------  ---------    --------------

George                 2005    $ 57,000       $0                $0           0                 0          0              0(2)
Strouthopoulos(7)      2004    $120,000       $0                $0           0                 0          0              0(2)
Chief Executive        2003    $120,000       $0                $0           0                 0          0              0(2)
Officer, Chairman      2002    $120,000       $0                $0           0                 0          0              0(2)
of the Board of
Directors

Richard Schiffmann(4)  2005    $138,000       $0                $0           0                 0          0              0(2)
Chief Executive        2004    $120,000       $0                $0           0                 0          0              0(2)
Officer, President     2003    $      0       $0                $0           0                 0          0              0(2)
and Director           2002    $      0       $0                $0           0                 0          0              0(2)

Erwin Vahlsing, Jr.(6) 2005    $120,000       $0                $0           0                 0          0              0(2)
Chief Financial        2004    $110,000       $0                $0           0                 0          0              0(2)
Officer, Treasurer,    2003    $105,000       $0                $0           0                 0          0              0(2)
Secretary and          2002    $ 90,000       $0                $0           0                 0          0              0(2)
Director

Dennis DiBattista(8)   2005    $144,000       $0                $0           0                 0          0              0(2)
VP Sales               2004    $144,000       $0                $0           0                 0          0              0(2)
                       2003    $ 12,000       $0                $0           0                 0          0              0(2)
                       2002    $      0       $0                $0           0                 0          0              0(2)

William P. Lord(5)     2003    $120,000       $0                $0           0                 0          0              0(2)
President of           2002    $120,000       $0                $0           0                 0          0              0(2)
WebCenter              2001    $110,000       $0                $0           0                 0          0              0(2)
Technologies, Inc.

(1) The named executive officers did not receive any long term incentive plan payouts in 2005, 2004, 2003 or 2002.
(2) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the named executive officers.
(3) See "Certain Relationships and Related Transactions" relating to Mr. Vahlsing's arrangement with ICOA.
(4) On April 1, Mr. Schiffmann was appointed to the position of Chief Executive Officer. His compensation includes consulting service reflected as salary
(5)  Mr. Lord resigned his position effective June 30, 2004
(6) Effective October 26, 2005 Mr. Vahlsing was replaced as Chief Financial Officer by Stephen N. Cummings. Mr. Vahlsing remains an officer of the Company as Vice President Finance. Mr. Cummings did not have any association with the Company prior to this date and is therefore not separately listed in the compensation table.
(7) Effective April 1, 2005, Mr. Strouthopoulos was replaced as Chief Executive Officer by Richard Schiffmann. Mr. Strouthopoulos remains as Chairman of the Board of Directors.
(8) Subsequent to the acquisition of QGo in October 2003, Mr. DiBattista was a consultant to the company serving as VP of Sales until August 2005 and continued as a consultant until year-end as Chief Operating Officer. Mr. DiBattista terminated his consulting agreement on December 31, 2005.

Stock Options

         On March 29, 2005, the Board made grants totaling 22,900,000 shares under the 2005 Plan, which vest over 4 years, at an exercise price of $0.05 per share, which was the closing price on the day before the grants were made. On October 26, 2005, in connection with his appointment as Chief Financial Officer, the Board granted Stephen Cummings an Option Grant of 3,000,000 shares under the 2005 Plan, which vest over 4 years, at an exercise price of $0.04 per share which was the closing price on the day before the grant was made. This total includes the following grants to Officers and Directors:
        Richard Schiffmann, CEO and President               5,000,000 shares
        Erwin Vahlsing, Jr., CFO and Director               2,400,000 shares
        Steven M. Harris, Director                          1,200,000 shares
        Steven N. Cummings                                  3,000,000 shares

         We did not grant stock options in 2004, 2003 or 2002. No executive officer held stock options during the 2004, 2003 or 2002 fiscal years.

         On December 29, 2005, the Board cancelled the Company's 2005 Stock Incentive Plan in order to avoid the cost and expenses associated with administration of the Plan. No grants were vested at the time of cancellation of the Plan, and all grants made pursuant to the Plan were terminated.

2005 Stock Incentive Plan

         Our 2005 Stock Incentive Plan (the "2005 Plan") was adopted by our Board of Directors on March 16, 2005. Pursuant to the Plan, the Board or the Plan Committee of the Board has the authority to (i) grant stock options (both ISO and non-qualified options); (ii) restricted stock; and/or (iii) other stock-based awards. Employees, Directors and consultants of ICOA and its corporate affiliates are eligible to participate. However, grants to officers and directors of ICOA do not become effective if the Plan is not approved by shareholders during 2005. Further, the Plan will terminate if it is not approved by shareholders during 2005.
         60,000,000 shares of common stock have been reserved for the Plan.
         The 2005 Plan is more fully described in Exhibit 10.2 to our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 25, 2005.
         On December 29, 2005, the Board cancelled the Company's 2005 Stock Incentive Plan in order to avoid the cost and expenses associated with administration of the Plan. No grants were vested at the time of cancellation of the Plan, and all grants made pursuant to the Plan were terminated.


2003 Stock Compensation Plan

         Our 2003 Stock Compensation Plan (the "2003 Plan") was adopted by our Board of Directors on October 23, 2003. Pursuant to the 2003 Plan, the Board of Directors shall have the authority to award (i) stock options, (ii) restricted stock; (iii) deferred stock; (iv) stock reload options; and/or (v) other stock-based awards. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of March 29, 2004, 10,000,000 shares of common stock had been issued under the 2003 Plan, and no shares remain available for issuance under the 2003 Plan.
         The 2003 Plan is more fully described in the Form S-8 Registration Statement as filed with the Securities and Exchange Commission on October 23, 2003 and incorporated herein by reference.

2002 Stock Compensation Plan

         On April 24, 2002 the Board of Directors adopted the 2002 Stock Compensation Plan (the "2002 Plan"). Pursuant to the 2002 Plan, the Board of Directors shall have the authority to award (i) stock options, (ii) restricted stock; (iii) deferred stock; (iv) stock reload options; and/or (v) other stock-based awards. Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of March 29, 2004, 23,857,143 shares of common stock had been issued under the 2002 Plan, and 1,142,857 shares remain available for issuance under the Plan
         The 2002 Plan is more fully described in the Form S-8 Registration Statement as filed with the Securities and Exchange Commission on April 24, 2002 and incorporated herein by reference.

2000 Stock Option Plan

         Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our Board of Directors on November 1, 2000. Options granted under the 2000 Plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to our future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain of our affiliates on the date of grant. As of March 29, 2004, options to purchase 4,496,208 shares of common stock had been granted under the 2000 Plan, all of which have been exercised, and options to purchase 3,003,792 shares remain available for issuance under the 2000 Plan.
         The 2000 Plan is more fully described in the Form S-8 Registration Statement as filed with the Securities and Exchange Commission on June 1, 2001 and incorporated herein by reference.

Employment Agreements

         In December 2004, ICOA entered an employment agreement with Richard Schiffmann. The agreement is an "at-will" agreement, and provides for his appointment as president of ICOA on or before March 31, 2005, an annual salary of $120,000 until March 31, 2005 at which time his annual salary increased to $144,000. In addition to regular benefits as provided to other employees in accordance with company policy, Mr. Schiffmann was granted a relocation reimbursement of up to $20,000 and reimbursement of certain expenses incurred during his tenure as a consultant to the company of $122,605. The relocation and expense reimbursements have either been repaid, or are carried on the books as part of the accounts payable.
         On June 24, 2005, ICOA entered into an employment agreement with Erwin Vahlsing, Jr. The agreement is an "at-will" agreement. Pursuant to the Agreement, Mr. Vahlsing will be paid a salary at an annualized rate of $120,000. He is eligible for the ordinary benefit programs offered by the company, including participation in stock incentive programs at a level comparable to other senior executives at similarly sized and situated companies. In the event Mr. Vahlsing's employment is terminated by the Company without cause, he will be paid six months salary.
         On October 26, 2005, the Company entered into an employment agreement (the "Agreement") with Stephen N. Cummings whereby Mr. Cummings is joining the Company as Vice President and Chief Financial Officer of ICOA, Inc. Pursuant to the Agreement, Mr. Cummings employment with the Company will be at-will. He will receive a salary of $144,000 per year. In addition, Mr. Cummings will receive an immediate stock grant of 500,000 shares of the Company's common stock, at a price of $0.04 per share, which will vest on his six month anniversary with the Company. He will also receive an option grant of 3,000,000 shares with vesting as specified in the 2005 Stock Incentive Plan with a strike price of $0.04 per share. In connection with his employment, Mr. Cummings will be eligible for ordinary benefit programs offered by the company, including group health insurance, 401(k) plan participation, expense reimbursement, vacation, bonus plan, equity compensation and other benefits as they are offered to senior management of the Company. If ICOA terminates Mr. Cumming's employment for any reason other than for cause as of a date more than six months after this agreement, he will receive eight month's severance.


                             DESCRIPTION OF PROPERTY

         Our subsidiary, WebCenter Technologies, Inc., leases, on a month to month basis, approximately 3,200 square feet in a building located at 111 Airport Road, Warwick, RI 02889. This lease may be terminated by either the landlord or WebCenter with three months prior written notice. We share these premises with WebCenter.
         Until July 31, 2005, ICOA leased, on an annual basis, a condominium at 3 Arbor Drive, Providence, RI 02908. This condominium is for use of traveling executives.

                                LEGAL PROCEEDINGS

Dispute With World Capital, Inc.

         On January 25, 2002, a legal proceeding was commenced by us, against World Capital, Inc., a leasing company with which ICOA had a contract to finance certain equipment purchases.
         On June 15, 2001, we signed a lease agreement with World Capital, Inc. and made payment of $178,641.49 representing the first and last two months lease payments. On July 25, 2001 World Capital, Inc. gave notice to us of its intention not to fund the equipment lease. We have filed suit in US District Court for the Eastern District of Pennsylvania seeking recovery of the payment, accrued interest, and damages caused by the failure to fund.
         In December 2002, the suit was amended to include criminal fraud charges against the principals of World Capital, Inc. Trial took place in late February, 2005 and we are awaiting verdict. While we believe we will prevail in these proceedings, there can be no guarantee regarding the outcome of this suit, or the collection of any judgment that might result. In light of these uncertainties, we have not recognized any value associated with this litigation.
         In April 2005, the Company was advised that its case against World Capital, Inc. had been decided in its favor and judgment was entered against World Capital and its principals in the amount of $218,000. The defendants have appealed the ruling, and uncertainties exist regarding collectibility. In light of these uncertainties, we have not recognized any value associated with this litigation

Dispute with SSJ

         On October 8, 2004, SSJ Enterprises, LLC and Street Search, LLC filed suit in the United States District Court, District of Rhode Island against ICOA, Inc., George Strouthopoulos and Erwin Vahlsing alleging breach of contract, breach of oral contract and fraud regarding a Services Agreement, dated October 20, 2003 for consulting services under the agreement. The plaintiffs seek specific performance and damages of $20 million, plus interest, costs and reasonable attorney's fees.
         In November 2004, we filed our response to the allegations. We believe that plaintiff's allegations are without merit and we intend to vigorously defend this lawsuit. We have accrued $640,000 with regard to this matter.

                             PRINCIPAL STOCKHOLDERS
         The following table contains information about the beneficial ownership of our common stock as of February 13, 2006, for:


         (i) each person who beneficially owns more than five percent of our common stock; (ii) each of our directors; (iii) the named executive officers; and (iv) all directors and executive officers as a group.


                                                                                                Common Stock
                                                                                           Beneficially Owned(1)
                                                                                    ----------------------------------------
Name/Address                                              Title of Class                Amount              Percentage (2)
----------------------------------                        --------------            ----------------------------------------
George Strouthopoulos                                     common stock                       9,383,033                2.65%
111 Airport Road
Warwick, RI 02889

Erwin Vahlsing, Jr.                                       common stock                       5,210,100                1.47%
111 Airport Road
Warwick, RI 02889

Richard Schiffmann                                        common stock                      12,692,000                3.59%
111 Airport Road
Warwick, RI 02889

Pamela Brown                                              common stock                      11,422,000                3.23%
111 Airport Road
Warwick, RI 02889

Steven M. Harris                                          common stock                       2,500,000                    *
111 Airport Road
Warwick, RI 02889

William Thomas                                            common stock                      21,625,000                5.76%
111 Airport Road
Warwick, RI 02889

William Lord                                              common stock                      11,716,616                3.31%
111 Airport Rd.
Warwick, RI  02889

Stephen N. Cummings                                       common stock                         500,000                    *
111 Airport Rd.
Warwick, RI  02889

Steven Tavares                                            common stock                      58,627,052               16.40%
111 Airport Rd.
Warwick, RI  02889
                                                                                    --------------------      --------------
Total all principal stockholders                                                           133,675,801               37.39%
                                                                                    ====================      ==============
Officers and directors as a group (6) persons                                               88,912,185               24.87%
                                                                                    ====================      ==============


---------------
*        Less than one percent.
(1) Applicable percentage of ownership is based on 357,510,172 shares of common stock outstanding as of February 13, 2006 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 13, 2006, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) As of February 13, 2006, there were 357,510,172 shares of ICOA's common stock issued and outstanding.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Through July 31, 2005, ICOA leased on an annual basis, a condominium at 3 Arbor Drive, Providence, RI 02908, for use by traveling executives. The lease is with the Chief Financial Officer, Erwin Vahlsing, Jr., at current market rates for similar properties in the area.

                            MARKET FOR COMMON EQUITY

         ICOA's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "ICOA". The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two fiscal years:


                                                                            HIGH BID              LOW BID
                                                                            --------              -------
                      2005
                      Quarter Ended March 31, 2005                           $0.1100              $0.0470
                      Quarter Ended June 30, 2005                            $0.0650              $0.0410
                      Quarter Ended September 30, 2005                       $0.0650              $0.0410
                      Quarter Ended December 31, 2005                        $0.0520              $0.0290
                      2004
                      Quarter Ended March 31, 2004                           $0.1170              $0.0670
                      Quarter Ended June 30, 2004                            $0.0920              $0.0240
                      Quarter Ended September 30, 2004                       $0.0600              $0.0150
                      Quarter Ended December 31, 2004                        $0.0600              $0.0250
                      2003
                      Quarter Ended March 28, 2003                           $0.0021              $0.0015
                      Quarter Ended June 28, 2003                            $0.0095              $0.0012
                      Quarter Ended September 30, 2003                       $0.0390              $0.0070
                      Quarter Ended December 31, 2003                        $0.0920              $0.0280

         The above bid quotations were obtained from Pink Sheets LLC and reflect interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The above-prices have not been adjusted for stock dividends or splits.

Holders Of Common Equity


         As of February 13, 2006 there were approximately 3,200 registered shareholders holding 357,510,172 of record of our issued common shares.


Dividends

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

Recent Sales Of Unregistered Securities

         Since January 1, 2002, we sold the following securities without registering under the Securities Act of 1933:
         In 2002, ICOA issued 1,500,000 warrants in connection with consulting services. The 2002 warrants were exercisable at a price of $0.011 per share.
         In 2003, we issued 7,550,000 warrants in connection with consulting services and 2,000,000 in connection with settlements of accounts payable. These 2003 warrants were exercisable at a price of $0.011 per share.
         In November 2003, we issued a five-year warrant to Jenkens & Gilchrist Parker Chapin LLP, in connection with a settlement agreement. The November 2003 warrant was issued for 1,066,660 shares of common stock at a purchase price of $0.0001 per share. In February 2004, the warrant was exercised.
         In November 2003, we issued 2,600,000 shares of common stock to accredited investors as part of a settlement. The shares were issued at a price of $0.055 per share.

         In December 2003, we issued shares of common stock valued at $180,000 to accredited investors. The shares were issued at a price of $0.068 per share.
         In March 2004, we issued a convertible debenture to Cornell Capital Partners, an accredited investor, in the principal amount of $550,000. The debenture is convertible at any time up to maturity at a conversion price equal to the lower of: (i) $0.108 per share or (ii) 80% of the lowest volume weighted average price of ICOA's common stock for the five trading days immediately preceding the conversion date.
         In March 2004, we issued to Cornell Capital Partners, an accredited investor, 2,990,000 shares of common stock at a price of $0.09 per share and a three-year warrant to purchase 400,000 shares of common stock at $0.108 per share.
         In March 2004, we issued 10,000 shares of common stock to Newbridge Securities Corporation, an accredited investor at a price of $0.09 per share.
         In April 2004, we issued 5,633,333 shares of common stock to Laurus Master Fund in full settlement of the majority of the cash settlement due of $450,000 and the remaining balance of common stock due of $57,000 per the terms of the July 2003 settlement agreement. The average issuance price of $0.09 per share was based on the market price on date of issuance.
         In August 2004, we reached agreement with one of its lenders to convert $350,000 of principal and approximately $130,396 of accrued interest into 12,625,000 shares of common stock at an average price of $0.036 per share, the market price on the day prior to agreement.
         In January 2005, we issued an aggregate of $150,000 of 12% notes to Cornell Capital Partners. On November 2, 2005, the note was cancelled and rolled into a convertible debenture with Cornell Capital Partners.
         In January 2005, the Company issued a convertible debenture to Stephen Balbach, an accredited investor, in the aggregate face amount of $50,000. The debenture is convertible at a price of $0.052 per share, the market price on the day prior to closing. In addition, the investor received 240,385 three year warrants at the same price per share as the conversion price of the note.
         In January 2005, the Company issued a convertible debenture to Lawrence Stelmat, an accredited investor, in the aggregate face amount of $50,000. The debenture is convertible at a price of $0.052 per share, the market price on the day prior to closing. In addition, the investor received 240,385 three year warrants at the same price per share as the conversion price of the note.
         In January 2005, the Company issued a convertible debenture to Rohani Shaikh, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.052 per share, the market price on the day prior to closing. In addition, the investor received 24,038 three year warrants at the same price per share as the conversion price of the note.
         In January 2005, the Company issued a convertible debenture to Rajendra
B. Pershadsingh, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.064 per share, the market price on the day prior to closing. In addition, the investor received 19,531 three year warrants at the same price per share as the conversion price of the note.
         In January 2005, the Company issued a convertible debenture to Janice Irvine, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.052 per share, the market price on the day prior to closing. In addition, the investor received 24,038 three year warrants at the same price per share as the conversion price of the note.
         In February 2005, we issued 5,332,736 shares of common stock to Tusk Investments, a party to the settlement agreement of July 2003 with Laurus Master Fund, et al, in full settlement of $161,691 of cash and accrued interest, common stock of $25,000 and $37,500 of preferred stock due from the previously negotiated settlement. The average issuance price of $0.042 per share was based on a combination of the market price on date of issuance and conversion of the preferred note at $0.03 per share, as required under the terms of the settlement.
         In February 2005, we issued 1,065,179 shares of common stock to Jenkins & Gilchrist upon exercise of a warrant at the exercise price of $0.0001 per share.
         In February 2005, we issued 100,000 shares of common stock to Michael Williams in settlement of outstanding interest charges at a price of $0.035 per share, the price on the day prior to the settlement agreement.
         In February 2005, we issued 1,644,737 shares of common stock upon conversion of $75,000 of the convertible debenture at a price of $0.0456 per share.
         In February 2005, the Company issued a convertible debenture to Lawrence Kast, an accredited investor, in the aggregate face amount of $25,000. The debenture is convertible at a price of $0.072 per share, the market price on the day prior to closing. In addition, the investor received 86,806 three year warrants at the same price per share as the conversion price of the note.
         In March 2005, the Company issued a convertible debenture to Tigers Eye Trust, an accredited investor, in the aggregate face amount of $10,000. The debenture is convertible at a price of $0.070 per share, the market price on the day prior to closing. In addition, the investor received 35,714 three year warrants at the same price per share as the conversion price of the note.

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         In March 2005, the Company issued a convertible debenture to Edward
Harris, an accredited investor, in the aggregate face amount of $15,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 75,000 three year warrants at the same price per share as the conversion price of the note.
         In March 2005, the Company issued a convertible debenture to Van Stevens, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In March 2005, the Company issued a convertible debenture to Robert Schiffmann, an accredited investor, in the aggregate face amount of $11,000. The debenture is convertible at a price of $0.063 per share, the market price on the day prior to closing. In addition, the investor received 43,651 three year warrants at the same price per share as the conversion price of the note.
         In March 2005, the Company issued a convertible debenture to Westchester Gymnastics, Inc. Pension Plan, an accredited investor, in the aggregate face amount of $15,000. The debenture is convertible at a price of $0.049 per share, the market price on the day prior to closing. In addition, the investor received 76,531 three year warrants at the same price per share as the conversion price of the note.
         In March 2005, the Company issued an aggregate of $500,000 of 12% notes to Cornell Capital Partners. In March 2005, the Company received $100,000 of the proceeds. In April 2005, the Company received the balance of $400,000.
         On March 29, 2005, the Company reached agreement with William Lord, the former president of its WebCenter Technologies, Inc. subsidiary, to convert accrued but unpaid wages and certain un-reimbursed but accrued expenses all totaling $300,000 into a convertible debenture. In addition, Mr. Lord received 5,000,000 warrants to purchase common stock of the company.
         On March 31, 2005, the Company reached an agreement with the shareholders of Starford Corp. (from whom the Company had acquired the operating assets of iDockUSA in June 2004) to settle the balance of principal and accrued interest of $50,000 for 1,000,000 shares of common stock at the closing market price for the previous day of $0.05 per share.
         In March 2005, the Company issued 20,000,000 shares of common stock upon conversion of $200,000 of convertible debentures issued in connection with the acquisition of Airport Network Solutions.
         In March 2005, the Company issued 20,027,931 shares of common stock in connection with various settlements of outstanding notes, and accrued interest. The aggregate value of notes and accrued interest was $768,896.
         In March 2005, the Company issued 5,000,000 shares of common stock in connection with the settlement and conversion of $35,000 in accrued commissions.
         In March 2005, the Company issued 1,796,000 shares of common stock in connection with the settlement and conversion of $62,350 of accrued consulting fees.
         In March 2005, the Company issued 1,173,077 shares of common stock in connection with the settlement and conversion of $47,844 of accounts payable and accrued expenses.
         In March 2005, the Company issued 3,400,000 shares of common stock in connection with the settlement and conversion of $175,000 of consulting services.
         In March 2005, the Company issued 6,093,000 shares of common stock as bonuses to certain employees and consultants in recognition of their performance during 2004.
         In March 2005, the Company issued a promissory note in the principal amount of $19,500 from an unrelated accredited investor on a demand basis. The note carries interest at 15% per annum.
         On April 6, 2005, ICOA and Cornell Capital Partners Capital mutually agreed to terminate the Secured convertible debenture and the underlying transaction documents in exchange for ICOA entering into a Secured Promissory
Note in the principal amount of $449,805, which represents the unpaid principal balance and accrued interest under the convertible debenture. The Note bears interest at a rate of 12% per annum and is due and payable within 240 days from April 6, 2005. The Secured Promissory Note is secured by all of the assets of ICOA pursuant to the Security Agreement entered into pursuant to the March 2004 convertible debenture transaction.
         On April 8, 2005, we issued 5,752,000 shares of common stock in settlement of accrued salary, interest and expenses to Thomas Canon our former Vice President of Technology which shares we are registering. In connection with the settlement, we issued 1,000,000 five year warrants at a price of $0.01 per share.
         On April 18, 2005, we issued 681,818 shares of common stock upon conversion of $30,000 of the convertible debenture held by William Lord. The conversion price was $0.044 per share.

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         In April 2005, the Company issued a convertible debenture to STS
Business Designs, Inc. - Pension Plan, an accredited investor, in the aggregate face amount of $10,000. The debenture is convertible at a price of $0.043 per share, the market price on the day prior to closing. In addition, the investor received 58,140 three year warrants at the same price per share as the conversion price of the note.
         In April 2005, the Company issued a convertible debenture to Douglas Slater, Sr., an accredited investor, in the aggregate face amount of $20,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 100,000 three year warrants at the same price per share as the conversion price of the note.
         In May 2005, the Company issued 3,580,867 three year warrants to Agility Solutions, Inc., an accredited investor, in connection with a $1.0 million lease facility. The warrants are exercisable at $0.060 per share.
         On May 26, 2005, ICOA, Inc. completed its acquisition of 100% of the outstanding stock of Wise Technologies, Inc., pursuant to a previously announced Stock Purchase Agreement entered into on April 26, 2005. Under the Agreement, the Company issued 40,000,003 shares of common stock to the former shareholders of Wise. The Company also entered into a Registration Rights and Shareholder Agreement, a Note and a Consulting Agreement with an affiliate of Wise, each of which was specified in the Agreement.
         On May 26, 2005, we issued 594,828 shares of common stock to Hawk Associates in settlement of outstanding accounts payable and services totaling $34,500. The shares were issued at a price of $0.058 per share. In addition, the investor received 400,000 five year warrants exercisable at $0.050 per share.
         In May 2005, the Company issued a convertible debenture to STS Business Designs, Inc. - Pension Plan, an accredited investor, in the aggregate face amount of $5,500. The debenture is convertible at a price of $0.055 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In May 2005, the Company issued a convertible debenture to Stuart Tiplitsky, an accredited investor, in the aggregate face amount of $5,500. The debenture is convertible at a price of $0.055 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In May 2005, the Company issued a convertible debenture to Van Stevens, an accredited investor, in the aggregate face amount of $5,500. The debenture is convertible at a price of $0.055 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In May 2005, the Company issued a convertible debenture to Edward Harris, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.055 per share, the market price on the day prior to closing. In addition, the investor received 22,727 three year warrants at the same price per share as the conversion price of the note.
         In May 2005, the Company issued a convertible debenture to Westchester Gymnastics, Inc. - Pension Plan, an accredited investor, in the aggregate face amount of $10,000. The debenture is convertible at a price of $0.055 per share, the market price on the day prior to closing. In addition, the investor received 45,455 three year warrants at the same price per share as the conversion price of the note.
         In May 2005, the Company issued 217,837 three year warrants to Agility Solutions, Inc., an accredited investor, in connection with a draw under our $1.0 million lease facility. The warrants are exercisable at $0.060 per share.
         In June 2005, the Company issued a convertible debenture to STS Business Designs, Inc. - Pension Plan, an accredited investor, in the aggregate face amount of $5,200. The debenture is convertible at a price of $0.052 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In June 2005, the Company issued a convertible debenture to Michael Vickers, an accredited investor, in the aggregate face amount of $100,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 500,000 three year warrants at the same price per share as the conversion price of the note.
         In June 2005, the Company issued a convertible debenture to Stuart Tiplitsky, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In June 2005, the Company issued a convertible debenture to Douglas Slater, Sr., an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.

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         In June 2005, the Company issued 446,429 three year warrants to Agility
Solutions, Inc., an accredited investor, in connection with a draw under our $1.0 million lease facility. The warrants are exercisable at $0.056 per share.
         On June 24, 2005, we issued 5,000,000 shares of common stock in settlement of accrued salary, interest and expenses to Erwin Vahlsing, Jr. our Vice President of Finance, which shares we are registering along with 100,000 shares which were previously owned.
         In July 2005, we acquired all of the issued and outstanding shares of capital stock of LinkSpot Technologies, Inc., a Maryland corporation in exchange for 17,999,987 shares of our common stock.
         On July 8, 2005, we issued 500,000 shares of common stock in connection with the settlement of $26,750 of outstanding lease obligations to Trans
National Systems. The settlement was completed in conjunction with the acquisition of LinkSpot Technologies, Inc. the shares were issued at a price of $0.0535 per share.
         In July 2005, we acquired all of the operating assets of Cafe.com from Dock Holdings, Ltd., in exchange for 2,547,000 shares of our common stock.
         On July 12, 2005, we issued 1,250,000 shares of common stock upon conversion of $60,000 of the convertible debenture held by William Lord. The conversion price was $0.048 per share.
         In July 2005, the Company issued 204,955 three year warrants to Agility Solutions, Inc., an accredited investor, in connection with a draw under our $1.0 million lease facility. The warrants are exercisable at $0.051 per share.
         In July 2005, the Company issued 1,869,159 three year warrants to Transaction Network Systems, Inc., an accredited investor, in connection with the settlement of a lese acquired in the LinkSpot Networks, Inc. acquisition.
The warrants are exercisable at $0.0535 per share.
         In July 2005, the Company issued a convertible debenture to STS
Business Designs, Inc. - Pension Plan, an accredited investor, in the aggregate face amount of $10,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 50,000 three year warrants at the same price per share as the conversion price of the note.
         In July 2005, the Company issued a convertible debenture to Christian Albert, an accredited investor, in the aggregate face amount of $36,000. The debenture is convertible at a price of $0.048 per share, the market price on the day prior to closing. In addition, the investor received 187,500 three year warrants at the same price per share as the conversion price of the note.
         In July 2005, the Company issued a convertible debenture to Douglas Slater, Sr., an accredited investor, in the aggregate face amount of $2,910. The debenture is convertible at a price of $0.0485 per share, the market price on the day prior to closing. In addition, the investor received 15,000 three year warrants at the same price per share as the conversion price of the note.
         In July 2005, the Company issued a convertible debenture to Van
Stevens, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         In July 2005, the Company issued a convertible debenture to Jeffrey Hirsch, an accredited investor, in the aggregate face amount of $15,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 75,000 three year warrants at the same price per share as the conversion price of the note.
         On August 22, 2005, we issued 129,432 shares of common stock in settlement of accounts payable and accrued interest to Jeffrey Burke, Esq. The shares were issued at a price of $0.061 per share.
         On August 24, 2005, we issued 1153,846 shares of common stock upon conversion of $60,000 of the convertible debenture held by William Lord. The conversion price was $0.052 per share.
         On August 31, 2005, we issued 570,982 shares of common stock to Hawk Associates in settlement of outstanding accounts payable totaling $33,117. The shares were issued at a price of $0.058 per share.
         In August 2005, the Company issued 170,535 three year warrants to Agility Solutions, Inc., an accredited investor, in connection with a draw under our $1.0 million lease facility. The warrants are exercisable at $0.059 per share.
         In August 2005, the Company issued a convertible debenture to Richard Marchitto, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.

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         In August 2005, the Company issued a convertible debenture to
Westchester Gymnastics, Inc. - Pension Plan, an accredited investor, in the aggregate face amount of $5,000. The debenture is convertible at a price of $0.050 per share, the market price on the day prior to closing. In addition, the investor received 25,000 three year warrants at the same price per share as the conversion price of the note.
         On September 8, 2005, we issued 54,819,845 shares of common stock in connection with the settlement of $880,424 of Promissory Notes and accrued interest. In connection with the transaction, the Company issued 2,072,220 three year warrants exercisable at a price of $0.025 per share.
         On September 8, 2005, we issued 7,211,538 shares of common stock in connection with the settlement of $375,000 of vendor financing.
         On October 26, 2005, ICOA entered into an employment agreement with Stephen Cummings whereby Mr. Cummings became the Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Cummings received an immediate stock grant of 500,000 shares of the Company's common stock, at a price of $0.04 per share, which will vest on his six month anniversary with the Company.
         In October 2005, the Company issued 468,926 three year warrants to Agility Solutions, Inc., an accredited investor, in connection with a draw under our $1.0 million lease facility. The warrants are exercisable at $0.040 per share.
         On November 2, 2005, the Company entered into a Securities Purchase Agreement and convertible debenture with Cornell Capital Partners. We issued a secured convertible debenture in the principal amount of $2,187,327.24 of which $1,787,327.24 was in exchange for promissory notes previously issued by the Company and accrued interest and the remaining $400,000 was additional financing. This convertible debenture is secured by all of the assets of the Company and our subsidiaries. The convertible debenture carries interest of 10% per annum, and is due on or before October 27, 2007. The convertible debenture is convertible into common stock of the Company at the lower of $0.044 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion.
         On November 7, 2005, the Company issued a convertible debenture to Westchester Gymnastics, Inc. Pension Plan, an accredited investor, in the aggregate face amount of $5,900. The debenture is convertible at a price of $0.040 per share, the market price on the day prior to closing. In addition, the investor received 36,875 three year warrants at the same price per share as the conversion price of the notes.
         On November 2, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. On December 16, 2005, we issued a secured convertible debenture in the principal amount of $200,000. This convertible debenture is secured by all of the assets of the Company and our subsidiaries. The convertible debenture carries interest of 10% per annum, and is due on or before December 16, 2007. The convertible debenture is convertible into common stock of the Company at the lower of $0.044 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. In connection with the transaction, the Company issued 3,000,000 five year warrants exercisable at a price of $0.040 per share.

         On February 2, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, LP ("Purchasers"). The Securities Purchase Agreement provides that Purchasers will purchase up to three hundred thousand dollars ($300,000) of secured convertible debentures, which shall be convertible into shares of the Company's common stock at the lower of $0.048 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. On Feb 2, the Purchasers purchased a secured convertible debenture in the principal amount of one hundred twenty five thousand dollars ($125,000).
         The secured convertible debenture accrues interest of 10% per annum, and is due on or before February 2, 2009. In connection with the offering, the Company issued 50,000,000 common stock purchase warrants (the "Warrants"), of which 25,000,000 shares may be exercised at $0.01, and 25,000,000 shares may be exercised at $0.03. The Warrants expire on February 2, 2009.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding ICOA so as to make an informed investment decision. More specifically, ICOA had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in ICOA's securities.

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                            DESCRIPTION OF SECURITIES


General


         ICOA's authorized capital consists of 750,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of preferred stock par value $0.0001 per share. As of February 13, 2006, there were 357,510,172 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to ICOA's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to ICOA's Articles of Incorporation and By-Laws and applicable Nevada law.


Common Stock


         Dividends

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

         Voting, Preemptive And Redemption Rights

         The holders of ICOA common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Articles of Incorporation and By-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by ICOA's Board of Directors out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

Preferred Stock

         Our Article of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Transfer Agent

         ICOA's transfer agent is Signature Stock Transfer at 2301 Ohio Drive, Suite 100, Plano, Texas 75093.

Limitation Of Liability: Indemnification

         The Articles of Organization of ICOA include an indemnification provision under which ICOA agrees to indemnify its directors and officers to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Nevada and any additional applicable federal or state laws or court decisions.
         The Bylaws of ICOA include an indemnification provision under which ICOA has the power to indemnify its directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to acts or as a director or officer of ICOA or any of its subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer of ICOA.
         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his/her conduct was unlawful.

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         Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.
         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ICOA pursuant to the foregoing, or otherwise, ICOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of Nevada State Law

         We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.
         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.
         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.
         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.
         Nevada's control share law may have the effect of discouraging takeovers of the corporation.
         In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.
         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

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                          CHANGES IN AND DISAGREEMENTS
              WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

         Feldman Sherb & Co., P.C., a professional corporation of certified public accountants ("Feldman") was our independent accounting firm for the fiscal years ended December 31, 2001 and 2000 and the four month ten day period ended May 10, 2002. The report of Feldman on the 2001 and 2000 consolidated financial statements of ICOA contained no adverse opinion, disclaimer of opinion or modification of the opinion except that their report on the 2001 financial statements contains an explanatory paragraph that states that "the accompanying consolidated financial statements have been prepared assuming that ICOA will continue as a going concern." ICOA incurred losses of $2,563,054 and $1,340,655 for the years ended December 31, 2001 and 2000, respectively. Additionally, ICOA had a working capital deficiency of $2,233,574 at December 31, 2001. These conditions raised substantial doubt about ICOA's ability to continue as a going concern.
         Feldman was merged into Grassi & Co., CPA's, P.C., ("Grassi") and the principal accountants who had been responsible for our audit during the years ended December 31, 2001 and 2000 left and started their own firm called Sherb & Co., LLP ("Sherb"). As a result, on May 11, 2002, ICOA dismissed Grassi and selected Sherb to serve as independent public accountants for the fiscal year 2002.
         During the fiscal years ended December 31, 2001 and 2000 and through May 10, 2002, ICOA has not consulted with Sherb regarding the application of accounting principles to a specific or contemplated transaction.
         Neither ICOA nor anyone on its behalf consulted with Sherb regarding the type of audit opinion that might be rendered on ICOA's financial statements or any matter that was the subject of a disagreement or event as defined at Item 304(a)(2) of Regulation S-B.
         The decision to change accountants was recommended and approved by the board of directors of ICOA. During the period from January 1, 1999 to May 10, 2002, there were no disagreements with Feldman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Feldman, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on ICOA's financial statements as described on Item 304(a)(1)(iv)(A). In addition, there were no such events as described under Item 304(a)(1)(iv)(B) of Regulation S-B during such periods.
         On September 23, 2002, we provided Grassi, with a copy of the disclosures made in response to Item 304(a) of Regulation S-B, and requested that Grassi provide its response letter, addressed to the Securities and Exchange Commission, pursuant to Item 304(a)(3) of Regulation S-B, stating whether it agrees with the statements made by ICOA and, if not, stating the respects in which it does not agree. A copy of Grassi's letter was attached as an exhibit to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 2003.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended December 31, 2004 and 2003 included in the Prospectus have been audited by Sherb & Co., LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding ICOA's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Burton Bartlett & Glogovac of Reno, Nevada, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION


         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this Prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                   ICOA, INC.
                          INDEX TO FINANCIAL STATEMENTS


September 30, 2005
Consolidated Balance Sheet at September 30, 2005 (unaudited)                F-1

Consolidated Statements of Operations for the three months ended
September 30, 2005 and 2004 (unaudited)                                     F-2

Consolidated Statements of Cash Flows for the three months ended
September 30, 2005 and 2004 (unaudited)                                     F-3

Notes to the Unaudited Consolidated Financial Statements                    F-4

December 31, 2004
Report of Independent Registered Public Accounting Firm                     F-8

Consolidated Balance Sheet at December 31, 2004 and
December 31, 2003 (audited)                                                 F-9

Consolidated Statements of Operations for the years ended
December 31, 2004 and 2003 (audited)                                        F-10

Consolidated Statements of Cash Flows for the years ended
December 31, 2004 and 2003 (audited)                                        F-11

Consolidated Statements of Stockholders' Deficit for the years
ended December 31, 2004 and 2003 (audited)                                  F-12

Notes to the Audited Consolidated Financial Statements                      F-13

                           ICOA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2005
                                   (Unaudited)


                                     ASSETS

CURRENT ASSETS:
     Cash                                                      $         41,973
     Accounts receivable (net of allowance of $21,765)                  275,977
     Inventory                                                          112,925
     Prepaid expenses                                                    36,997
                                                               -----------------

        TOTAL CURRENT ASSETS                                            467,872

EQUIPMENT, net                                                        1,762,826

OTHER ASSETS:
     Long term receivables                                               85,001
     Other                                                               56,110
     Intangibles, net                                                 3,246,381
     Deferred finance costs                                             340,833
     Deposits                                                            90,024
                                                               -----------------

        TOTAL OTHER ASSETS                                            3,818,349
                                                               -----------------

                                                               $      6,049,047
                                                               =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Cash overdraft                                            $         69,896
     Accounts payable and accrued expenses                            3,834,339
     Capital lease obligation - current                                 257,564
     Convertible debentures due in one year                             429,597
     Notes payable                                                    2,667,336
     Common stock to be issued                                           39,600
     Preferred stock to be issued                                       300,000
                                                               -----------------

        TOTAL CURRENT LIABILITIES                                     7,598,332
                                                               -----------------

CAPITAL LEASE OBLIGATION - Long Term                                    552,148
                                                               -----------------

STOCKHOLDERS' DEFICIT:
     Common stock, $.0001 par value; authorized
     shares - 750,000,000 shares; 353,879,220 shares
     issued and outstanding                                              35,389
     Additional paid-in capital                                      18,799,396
     Accumulated deficit                                            (20,936,218)
                                                               -----------------

        TOTAL STOCKHOLDERS' DEFICIT                                  (2,101,433)
                                                               -----------------

                                                               $      6,049,047
                                                               =================

                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                             Three Months Ended September 30,    Nine Months Ended September 30,
                                            ----------------------------------  ---------------------------------
                                                  2005               2004             2005              2004
                                            ----------------   ---------------  ---------------   ---------------
REVENUES:
    Transaction service fees                $       539,210    $      113,160          980,033    $      221,392
    Licensing fees                                        -                 -                -            15,000
    Equipment sales and installation                109,745           143,435          442,490           457,246
    Managed services                                127,257            43,589          282,353            84,976
                                            ----------------   ---------------  ---------------   ---------------

       TOTAL REVENUE                                776,212           300,184   $    1,704,876           778,614
                                            ----------------   ---------------  ---------------   ---------------

COST OF SERVICES:
    Telecommunication costs                         214,058            72,850          381,436           163,806
    Equipment and installation                       52,911           132,915          318,794           343,879
    Managed services                                211,340            22,934          468,528            52,559
    Depreciation and amortization                   191,141            95,808          404,187           271,777
                                            ----------------   ---------------  ---------------   ---------------
       TOTAL COST OF SERVICES                       669,450           324,507        1,572,945           832,021
                                            ----------------   ---------------  ---------------   ---------------

GROSS MARGIN (LOSS)                                 106,762           (24,323)         131,931           (53,407)

OPERATING EXPENSES:
    Selling, general and administrative             997,113           762,121        3,329,107         1,773,368
    Depreciation                                      3,476             2,030            7,977             7,723
                                            ----------------   ---------------  ---------------   ---------------
       TOTAL OPERATING EXPENSES                   1,000,589           764,151        3,337,084         1,781,091
                                            ----------------   ---------------  ---------------   ---------------


OPERATING LOSS                                     (893,827)         (788,474)      (3,205,153)       (1,834,498)

INTEREST EXPENSE                                 (2,322,020)         (120,417)      (3,623,902)         (360,872)
OTHER                                                     -            (2,528)               -            (2,529)
                                            ----------------   ---------------  ---------------   ---------------

NET LOSS                                    $    (3,215,847)   $     (911,419)  $   (6,829,055)   $   (2,197,899)
                                            ================   ===============  ===============   ===============

BASIC AND DILUTED - LOSS PER SHARE          $         (0.01)   $        (0.01)  $        (0.03)   $        (0.02)
                                            ================   ===============  ===============   ===============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
       Basic and Diluted                        311,906,878       146,422,111      245,121,859       132,574,080
                                            ================   ===============  ===============   ===============


                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                               Nine Months Ended September 30,
                                                               ---------------------------------
                                                                      2005             2004
                                                               ----------------- ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                   $     (6,829,055) $   (1,232,080)
                                                               ----------------- ---------------
    Adjustments to reconcile net loss to net cash used
    in operating activities:
         Depreciation                                                     7,977           5,693
         Depreciation of equipment                                      404,187         175,969
         Amortization of intangibles                                     94,811               -
         Amortization of deferred financing cost                        276,404               -
         Stock issued for compensation                                  424,096               -
         Stock to be issued for services                                 39,600               -
         Beneficial conversion                                        2,969,412               -
    Changes in assets and liabilities:
       Accounts receivable                                              (69,676)        (60,630)
       Inventory                                                        (24,670)        (21,041)
       Deposits                                                         (73,319)              -
       Prepaid expenses                                                 (36,997)        (72,503)
       Accounts payable and accrued expenses                          1,587,210         224,013
                                                               ----------------- ---------------
    Net cash used in operating activities                            (1,230,020)       (980,579)
                                                               ----------------- ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of equipment                                         (1,604,426)       (337,234)
    Cash acquired in acquisition                                              -               -
    Other                                                               (31,110)        (38,300)
                                                               ----------------- ---------------
NET CASH USED IN INVESTING ACTIVITIES                                (1,635,536)       (375,534)
                                                               ----------------- ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds of private placement memorandum                                  -         294,000
    Payments of or proceeds from notes payable - officers                     -          30,300
    Proceeds from convertible debentures                                673,009         550,000
    Proceeds from capital leases                                        809,712               -
    Proceeds from notes payable                                       1,401,132         885,900
    Settlement of loans payable                                               -               -
                                                               ----------------- ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                             2,883,853       1,760,200
                                                               ----------------- ---------------

INCREASE (DECREASE) IN CASH                                              18,297         404,087

CASH - BEGINNING OF PERIOD                                               23,676           6,845
                                                               ----------------- ---------------

CASH - END OF PERIOD                                           $         41,973  $      410,932
                                                               ================= ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
       Cash paid for interest                                            84,233               -

NON-CASH INVESTING AND FINANCING ACTIVITIES:
       Conversion of debentures and interest into stock        $        693,179  $            -
       Conversion of notes and interest into stock             $      2,180,990  $       50,000
       Common stock issued in connection with settlements      $      1,036,658  $      507,000
       Capital leases                                          $        734,377  $            -
       Acquisition of equipment for note                       $              -  $       80,000

ACQUISITION DETAILS:
       Fair value of assets acquired                           $      3,919,196  $      200,000
       Liabilities assumed                                     $        559,401  $       80,000
       Common stock issued for acquisition                     $      3,103,191  $            -


                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Basis of Interim Financial Statement Presentation

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. ICOA, Inc. and Subsidiaries (the "Company"), believe that the quarterly information presented includes all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation in accordance with generally accepted accounting principles. The accompanying consolidated financial statements should be read in conjunction with the Company's Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 2004.

Note 2--Going Concern

         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which presumes that the Company will be able to continue to meet its obligations and realize its assets in the normal course of business.

         As shown in the accompanying financial statements, the Company has a history of losses with an accumulated deficit of $20,936,218 and $ 14,138,471 at September 30, 2005 and December 31, 2004, respectively. The Company also has a working capital deficiency of $ 7,130,460 and $ 5,843,873 at September 30, 2005 and December 31, 2004, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to ultimately attain profitable operations, generate sufficient cash flow to meet its obligations, and obtain additional financing as may be required.


Note 3 --Standby Equity Distribution Agreement and Convertible Debentures

         In March 2004, the Company entered into a Standby Equity Distribution Agreement ("SEDA") in the amount of $5,000,000 with Cornell Capital Partners, LP ("Cornell Capital"). The SEDA may be used in whole or in part at the Company's sole discretion, upon the effective date of a registration statement filed with the Securities and Exchange Commission. Under the SEDA, and subject to certain conditions, the Company will have access to up to $5,000,000 over a two-year period. From time to time at its sole discretion, the Company may present Cornell Capital with a draw down notice, which would require Cornell Capital to purchase shares of the Company's common stock at a 2% discount to the lowest daily volume weighted average price of the Company's common stock traded on each of the five days following the date of the draw down notice. A maximum of $250,000 may be drawn down in any five business-day period. The Company may only request an advance every 7 trading days. Cornell Capital is entitled to retain 5% of each draw as a commitment fee.

         On March 17, 2004, the Company issued a secured convertible debenture in the principal amount of $550,000 to Cornell Capital. This secured convertible debenture was secured by all of the assets of ICOA owned as of the date of the issuance of the debenture or thereafter acquired or obtained. As of April 5, 2005, the principal balance of the secured convertible debenture was $425,000 and accrued interest equaled $24,805. On April 6, 2005, ICOA and Cornell Capital mutually agreed to terminate the secured convertible debenture and the underlying transaction documents in exchange for ICOA entering into a Secured Promissory Note in the principal amount of $449,805, which represents the unpaid principal balance and accrued interest under the convertible debenture. The Secured Promissory Note is secured by all of the assets of ICOA pursuant to the Security Agreement entered into pursuant to the March 2004 convertible debenture transaction.

         On November 2, 2005, the Company and Cornell Capital mutually agreed to terminate the SEDA. Simultaneously, all outstanding notes with Cornell Capital were converted to a convertible debenture. See Note 7 - Subsequent Events.

Note 4 --Notes Payable

         From July 2005 through September 2005, the Company issued 10% and 12% Convertible Notes in the aggregate principal amount of $ 73,910 at conversion prices between $0.0485 and $0.050 per share, the market price on the day prior to closing. In addition, the note holders received 402,500 three-year warrants at the same price per share as the conversion price of the notes.

         In September 2005, the Company issued an aggregate of $57,500 of 12% notes to Cornell Capital.

         In September 2005, the Company issued an aggregate of $10,000 of 10% notes to Seaport Capital Partners.

         From April 2005 through June 2005, the Company issued 10% and 12% Convertible Notes in the aggregate principal amount of $176,700 at conversion prices between $0.043 and $0.060 per share, the market price on the day prior to closing. In addition, the note holders received 1,103,595 three-year warrants at the same price per share as the conversion price of the notes.

         In April 2005, the Company issued an aggregate of $400,000 of 12% notes to Cornell Capital.

         In June 2005, the Company issued an aggregate of $50,000 of 10% notes to Thomas Cannon, an accredited investor.

         In June 2005, the Company issued an aggregate of $6,700 of 10% notes to Seaport Capital Partners.

         From January 2005 through March 2005, the Company issued 10% and 12% Convertible Notes in the aggregate principal amount of $212,000 at conversion prices between $0.052 and $0.072 per share, the market price on the day prior to closing. In addition, the note holders received 919,926 three-year warrants at the same price per share as the conversion price of the notes.

         In January 2005, the Company issued an aggregate of $150,000 of 12% notes to Cornell Capital.

         In February 2005, the Company issued 1,644,737 shares of common stock upon conversion of $75,000 of the March 2004 secured convertible debenture to Cornell Capital.

         In February 2005, the Company issued 5,332,736 shares of common stock to Tusk Investments, a party to the settlement agreement of July 2003 with Laurus Master Fund, et al, in full settlement of $161,691 of cash and accrued interest, common stock of $25,000 and $37,500 of preferred stock due from a previously negotiated settlement. The average issuance price of $0.042 per share was based on a combination of the market price on date of issuance and conversion of the preferred note at $0.03 per share, as required under the terms of the settlement.

         In March 2005, the Company issued an aggregate of $500,000 of 12% notes to Cornell Capital. In March 2005, the Company received $100,000 of the proceeds. In April 2005, the Company received the balance of $400,000.

         In March 2005, the Company issued 20,000,000 shares of common stock upon conversion of $200,000 of convertible notes issued in connection with the acquisition of Airport Network Solutions.

         In March 2005, the Company issued 13,625,000 shares of common stock in connection with the settlement and conversion of $503,020 in principal and accrued interest.

         In March 2005, the Company issued a promissory note in the principal amount of $19,500 from an unrelated accredited investor on a demand basis. The note carries interest at 15% per annum.

         In September 2003, the Company reached agreement with SchlumbergerSema settling its outstanding equipment loan. This settlement reduced the outstanding balance of principal and interest to $475,000 payable over a 90 day period beginning in October 2003. The agreement requires no additional interest, and represents a savings of $917,548 in principal and accrued interest. In November 2003, the Company made a payment of $100,000 against the $475,000 owed to SchlumbergerSema; however, since November, 2003, the Company has made no further payments to SchlumbergerSema and was in default.

         In September 2005, the Company settled the SchlumbergerSema note through Seacoast Funding, Inc. This settlement is more fully described in Note 8 - Settlements.


Note 5 - Private Placement

         On March 29, 2005, the Company issued 6,402,931 shares to various investors in a March 2004 private placement in settlement of their investment and accrued interest totaling $268,400. The shares were issued at an average price of $0.0419 per share.



Note 6 - Capital Lease

         On May 4, 2005, the Company entered into a Master Lease Agreement with Agility Lease Fund I, LLC. Under the terms of the agreement, the Company can lease up to $1.0 million of equipment and project costs related to Wi-Fi network growth and deployments. In connection with the Master Lease Agreement, the Company is required to issue $200,000 of warrants at the market price on the day prior to closing, and an additional 10% warrant based on the market price on the day prior to each lease schedules execution.

         In May and June 2005, the Company utilized $529,234 of the lease line, and recorded $96,408 of prepaid interest. The three lease schedules are due in May and June 2008.

         In July and August 2005, the Company utilized $205,143 of the lease line, and recorded $52,621 of prepaid interest. The two lease schedules are due in July and August 2008.

         In connection with the lease agreement and the individual lease draws, the Company issued 4,245,133 three year warrants at prices between $0.056 and $0.06 per share. In connection with the July and August lease draws, the Company issued 204,955 three year warrants at a price of $0.051 per share, and 170,535 three year warrants at a price of $0.059 per share.


Note 7 - Subsequent Events

         On October 17, 2005, Richard Schiffmann, President and CEO of ICOA, loaned the Company $30,000 on a short term basis. The loan was subsequently repaid in two payments in late October and early November 2005.

         On October 26, 2005, the Company entered into an employment agreement with Stephen N. Cummings whereby Mr. Cummings joined the Company as Vice President and Chief Financial Officer.

         On November 2, 2005, the Company entered into a Securities Purchase Agreement and Convertible Debenture with Cornell Capital Partners, LP ("Purchaser"). The Purchaser surrendered Promissory Notes and accrued interest previously issued by the Company to the Purchaser in the amount of $1,787,327.24, for the issuance of a Convertible Debenture in the aggregate principal amount of $2,187,327.24, of which $1,787,327.24 was acquired for consideration solely consisting of surrendering the Promissory Notes and accrued interest and $400,000 was purchased for a total of $2,187,327.24. The Debenture carries interest of 10% per annum, and is due on or before October 27, 2007. The Debenture is convertible into common stock of the Company at the lower of $0.044 or 90% of the volume weighted average price for the ten (10) days immediately preceding the conversion. The offering was made pursuant to
         Section 4(2) and/or Rule 506 of Regulation D of the Securities Act of 1933.

         In connection with the Securities Purchase Agreement and Convertible Debenture, the Company entered into an Investor Registration Rights Agreement with Purchasers whereby the Company will register with the Commission at least 300,000,000 shares of Common Stock issuable to Purchasers upon conversion of the Convertible Debentures.

         The Convertible Debenture is secured by a Security Agreement and five uniform Subsidiary Security Agreements, each entered into among the Company and Purchasers on November 2, 2005. In addition, the Company entered into a Pledge and Escrow Agreement with the Purchaser and the Escrow Agent, whereby the Convertible Debenture is secured by a further 180,000,000 shares of common stock held by the Escrow Agent. The Security Agreement and Convertible Debenture is also subject to a Lockup Agreement, which restricts certain management and beneficial owners from converting or transferring their interests in Company securities while amounts owed to the Purchaser under the Security Purchase Agreement and Convertible Debenture remain outstanding.

         In connection with the offering, the Company issued an aggregate 3,000,000 warrants to purchase common stock at a rate of $0.04 per share, subject to anti-dilution adjustments.

         The net proceeds of the financing are to be utilized for general working capital.

         Also on November 2, 2005, the Company entered into a Termination Agreement with the Purchaser whereby the Company and the Purchaser agreed to terminate a previously entered into Standby Equity Distribution Agreement, a Registration Rights Agreement, and an Escrow Agreement, all of which were dated March 19, 2004.

         On November 7, 2005, the Company filed a request for withdrawal of the pending Registration Statement on Form SB-2.


Note 8 - Settlements

          On September 8, 2005, ICOA, Inc. (the "Company") entered into a Subscription and Release Agreement and a Registration Rights Agreement (the "Seaport Agreements") with Seaport Capital Partners, LLC ("Seaport").

         Over the period from March 2003 to December 2004, Seaport had loaned the Company funds and for which the Company has accrued interest and for which the total outstanding principal and accrued interest was $880,423.95.

         Under the Seaport Agreements, the Company has cancelled that debt and has issued to Seaport 54,819,845 shares of the Company's common stock at a price of $0.0161 per share. In addition, the Company issued three year warrants to purchase 2,072,222 of common stock at a price of $0.025 per share. The Company entered into a Registration Rights Agreement with Seaport whereby the Company agreed to register those shares issued in the transaction under certain circumstances including piggyback registration rights. Pursuant to the Registration Rights agreement, Seaport may not sell more than 15,000,000 of such shares prior to the first anniversary of the transaction.

         The Seaport settlement resulted in the Company recording an interest expense adjustment of $1,913,213.

         On September 8, 2005, ICOA, Inc. (the "Company") entered into a Subscription and Release Agreement and a Registration Rights Agreement (the "Seacoast Agreements") with Seacoast Funding, Inc. ("Seacoast").

         On October 6, 2003, the Company had entered into an agreement with Schlumberger Omnes, Inc. (SOI) to settle certain matters, under which the Company was to pay SOI $475,000. As of September 1, 2005, the balance owed to SOI under that agreement was $375,000. Seacoast acquired from SOI the rights to that balance due.

         Under the Seacoast Agreements, the Company acquired from Seacoast the rights to that balance due and has retired the obligation from its books. In return, the Company issued to Seacoast 7,211,538 shares of the Company's common stock at a price of $0.052 per share. The Company entered into a Registration Rights Agreement with Seacoast whereby the Company agreed to register those shares issued in the transaction under certain circumstances including piggyback registration rights. Pursuant to the Registration Rights agreement, Seacoast may not sell more than 2,200,000 of such shares prior to the first anniversary of the transaction.

          In August 2005, the Company issued 700,414 shares of common stock in connection with the settlement of various accounts payable and accrued expenses in the amount of $39,983.

         In connection with the acquisition of Linkspot Networks, Inc., the Company entered into a Mutual Release Agreement with Transaction Network Services, Inc., ("TNS") a supplier and stockholder of Linkspot, under which TNS assigned certain operating assets to Linkspot and Linkspot and TNS's remaining obligations to each other were terminated. Under the Mutual Release Agreement, ICOA has issued 500,000 shares of its common stock to TNS and has issued to TNS a warrant to purchase 1,869,159 shares of its common stock at $.0535 per share, the closing price of the common stock on the date preceding the transaction. Linkspot has also paid TNS $100,000 and has agreed to pay an additional $50,000 no later than December 31, 2005. To the extent the additional $50,000 payment is not made, ICOA will be required to issue to TNS additional shares of ICOA common stock in accordance with the terms of the Mutual Release.

         In July 2005, the Company issued 1,000,000 shares of common stock to the former shareholders of iDockUSA in settlement of outstanding notes and accrued interest totaling $50,000.

         In April 2005, the Company issued 5,752,000 shares of common stock to Thomas Cannon in full settlement accrued salary, goods and services in the aggregate amount of $258,824.

         In May 2005, the Company issued 594,828 shares of common stock to Hawk Associates in settlement of $30,000 of accounts payable, and a conversion premium of $4,500.

         In June 2005, the Company issued 5,000,000 shares of common stock to Erwin Vahlsing, Jr., the Company's CFO, in settlement of accrued salary, notes, interest, and expenses totaling $270,000.

         In February 2005, the Company issued 5,332,736 shares of common stock to Tusk Investments, a party to the settlement agreement of July 2003 with Laurus Master Fund, et al, in full settlement of $161,691 of cash and accrued interest, common stock of $25,000 and $37,500 of preferred stock due from the previously negotiated settlement. The average issuance price of $0.042 per share was based on a combination of the market price on date of issuance and conversion of the preferred note at $0.03 per share, as required under the terms of the settlement.

         In March 2005, the Company issued 7,969,077 shares of common stock in connection with the settlement of various accounts payable and accrued expenses in the amount of $145,194.

         In March 2005, the Company issued 3,400,000 shares of common stock in connection with various consulting work for which the Company issued shares in lieu of compensation.

         On March 29, 2005, the Company reached agreement with William Lord, the former president of its WebCenter Technologies, Inc. subsidiary, to convert accrued but unpaid wages and certain un-reimbursed but accrued expenses all totaling $300,000 into a convertible debenture. In addition, Mr. Lord received 5,000,000 warrants to purchase common stock of the Company.


Note 9 - Litigation

         On January 25, 2002, a legal proceeding was commenced by the Company, against World Capital, Inc., a leasing company with which the Company had a contract to finance certain equipment purchases.

         On June 15, 2001, the Company signed a lease agreement with World Capital, Inc. and made payment of $178,641.49 representing the first and last two months lease payments. On July 25, 2001 World Capital, Inc. gave notice to the Company of its intention not to fund the equipment lease. The Company filed suit in US District Court for the Eastern District of Pennsylvania seeking recovery of the payment, accrued interest, and damages caused by the failure to fund.

         In December 2002, the suit was amended to include criminal fraud charges against the principals of World Capital, Inc. Trial took place in late February, 2005.

         In April 2005, the Company was advised that its case against World Capital, Inc. had been decided in the Company's favor and judgment was entered against World Capital and its principals in the amount of $218,000. The defendants have appealed the ruling, and in light of this, and the uncertainties that exist regarding collectibility, the Company has made no adjustment to its books to reflect these events.

         On October 8, 2004, SSJ Enterprises, LLC and Street Search, LLC filed suit in the United States District Court, District of Rhode Island against ICOA, Inc., George Strouthopoulos and Erwin Vahlsing, Jr. alleging breach of contract, breach of oral contract and fraud regarding a Services Agreement, dated October 20, 2003 for consulting services under the agreement. The plaintiffs seek specific performance and damages of $20 million, plus interest, costs and reasonable attorney's fees.

         In November 2004, the Company filed its response to the allegations. The Company believes that plaintiff's allegations are without merit and the Company intends to vigorously defend this lawsuit. The Company has accrued $640,000 with regard to this matter.


Note 10 - Acquisitions

         On July 8, 2005, the Company completed its acquisition of 100% of the outstanding stock of LinkSpot Networks, Inc. ("LinkSpot"), pursuant to which LinkSpot became a wholly owned subsidiary of ICOA. Under the Agreement, the Company issued 19,999,997 shares of common stock to the former shareholders of LinkSpot. The Company also entered into a Registration Rights and Shareholder Agreement with the former shareholders and an Employment Agreement with Alan Kobran the former president of LinkSpot. Simultaneously, the Company entered into a settlement with TNS a supplier and shareholder of LinkSpot which is more fully described in Note 7 - Settlements.

         In July 2005, the Company acquired the operating assets for $30,000 cash and $140,085 of common stock, (2,547,000 shares at $0.055 per share) of the Cafe.com operation of Dock Holdings, Ltd. Cafe.com operates and manages Wi-Fi solutions predominantly in the cafe shop market.

         On May 26, 2005, the Company completed its acquisition of 100% of the outstanding stock of Wise Technologies, Inc. ("Wise"), pursuant to a previously announced Stock Purchase Agreement entered into on April 26, 2005 (the "Agreement"). Under the Agreement, the Company issued 40,000,000 shares of common stock to the former shareholders of Wise. The Company also entered into a Registration Rights and Shareholder Agreement, a Note and a Consulting Agreement with an affiliate of Wise, each of which was specified in the Agreement.

         In June 2004, the Company acquired the operating assets for $120,000 of cash and $80,000 of notes, of the iDockUSA operation of Starford Corporation, a privately held corporation that designs, installs, and manages Wi-Fi solutions for the marina industry.

         In August 2004, the Company acquired all of the issued and outstanding shares of capital stock of AuthDirect, Inc., a California corporation pursuant to (i) the issuance of 1,500,000 shares of common stock of the Company, (ii) $170,000 in cash, and (iii) warrants to purchase 1,500,000 shares of common stock. AuthDirect provides back-office settlement services and network monitoring for Wi-Fi providers. The Company has issued the 1,500,000 shares of common stock and the warrants to purchase 1,500,000 shares of common stock, and paid $80,000 in cash, required in this transaction. The warrants have a term of three years from the date of issuance. Pursuant to the terms of the warrants, the warrant holder may purchase that certain number of designated shares of common stock at a purchase price of $0.05 per share. In the event the Company at any time issues shares of common stock, prior to the complete exercise of the warrants, for consideration less than the exercise price set forth in the warrants, the Company shall reduce the exercise price of the warrants pursuant to the formula described in the warrants. The warrants are only transferable by the holder with the prior written consent of the Company. On December 22, 2004, the Company and one of the holders of warrants to purchase 645,000 shares of common stock, agreed that in the event the Company does not have sufficient shares of common stock to issue all of the shares issuable under his warrants at such time as this holder elects to exercise his warrants, then the Company will make a cash payment to the holder in an amount equal to the number of shares that cannot be issued multiplied by $0.031. Such total amount to be paid to the holder cannot exceed $20,000 in the aggregate. The Company has reserved a sufficient amount of shares of common stock to issue to the holders of the remaining warrants upon their exercise. In addition, the Company and the selling stockholders of AuthDirect have agreed to defer the payment of the balance of $90,000 owed until no later than April 30, 2005.

         The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

                                                                              Wise          LinkSpot
          Assets                             iDockUSA      AuthDirect     Technologies     Technologies       Cafe.com
          -------------------------------- ------------- --------------- ---------------- --------------- -----------------
            Current assets                 $          0  $        7,070  $        16,839  $       67,489  $              0
            Property and equipment              200,000         200,000          314,241         176,713           170,045
            Customer lists and contracts              0          88,130        2,210,869         963,000                 0

          Liabilities
             Current liabilities                      0          80,000          347,721         244,203                 0
             Long term liabilities                    0               0           94,228               0                 0
                                           ------------- --------------- ---------------- --------------- -----------------
          Net purchase price               $    200,000  $      215,200  $     2,100,000  $      962,999  $        170,045
                                           ============= =============== ================ =============== =================


         The following Unaudited pro forma consolidated results of operations have been prepared as if the acquisition of iDockUSA, AuthDirect, Wise, LinkSpot, and Cafe.com had occurred as of the following period:

                                                     For the nine months       For the nine months
                                                   ended September 30, 2004  ended September 30, 2005
                  -------------------------------- ------------------------- -------------------------
                  Net revenues                     $              1,499,342  $              2,136,062
                  Net    profit    (loss)    from
                  continuing operations            $             (3,685,256) $             (5,339,331)
                  Net  profit  (loss)  per  share
                  from continuing operations       $                (0.03)   $                  (0.02)


Note 11 - Warrants

         In connection with the settlement agreement executed TNS in conjunction with the LinkSpot acquisition, the Company issued three year warrants at a price of $0.0535 per share.

         In connection with the settlement agreement with William Lord, the Company issued ten year warrants to purchase up to 5,000,000 shares of common stock of the Company as follows:

          o    4,000,000 warrants at an exercise price of $0.01 per share
          o    500,000 warrants at an exercise price of $0.05 per share; and
          o    500,000 warrants at an exercise price of $0.10 per share

         In connection with various convertible debentures issued in the period from January 2005 to September 2005, the Company issued 3,826,021 three year warrants at prices from $0.043 to $0.072 per share.

         In connection with the lease agreement with Agility Lease Fund I, LLC. and the subsequent draws under the lease, the Company issued 4,620,623 three year warrants at prices between $0.051 and $0.06 per share.


Note 12 - Other Matters

         During the course of the review by the Securities and Exchange Commission of the Company's SB-2 Registration Statement filed in April 2005, it was determined that the Company had issued approximately 14,169,837 of unregistered shares of common stock without appropriate restrictive legends. The Company has recorded an estimate for potential claims due to such sale of unregistered securities in the amount of $100,000, based on the market price of the shares at the time of issuance.

         On November 7, 2005, the Company filed a request for withdrawal of the pending Registration Statement on Form SB-2.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
ICOA, Inc. and Subsidiaries
Warwick, Rhode Island

We have audited the accompanying consolidated balance sheet of ICOA, Inc. and Subsidiaries as of December 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ICOA, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred losses of $3,922,130 and $774,663 for the years ended December 31, 2004 and 2003, respectively. Additionally, the Company had a working capital deficiency of $6,337,729 at December 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are also described in Note 2 to the financial statements. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

The financial statements for the year ended December 31, 2003 have been restated (see Note 15).



                                                   /s/ Sherb & Co., LLP
                                                   -----------------------------
                                                   Certified Public Accountants


New York, New York
March 25, 2005

                           ICOA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                     Years Ended December 31,
                                     ASSETS             2004          2003
                                                        ----          ----
                                                                   As Restated
CURRENT ASSETS:
  Cash                                           $     23,676      $     6,845
  Account receivable                                  164,819           55,909
  Inventories                                          88,255               --
                                                 -------------     ------------
    TOTAL CURRENT ASSETS                              276,750           62,754

EQUIPMENT, net                                        570,564          805,289

OTHER ASSETS:
  Long term receivables                               126,483               --
  Other                                                25,000           21,700
  Intangibles                                         238,001          219,412
  Deferred finance costs                              448,487               --
  Deposits                                             16,705              705
                                                 -------------     ------------
    TOTAL OTHER ASSETS                                854,676          241,817
                                                 -------------     ------------
                                                 $  1,701,990      $ 1,109,860
                                                 =============     ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses          $  2,929,587      $ 1,167,452
  Convertible debentures due in one year              441,831               --
  Notes payable                                     2,085,834        1,825,548
  Notes payable - officers                             57,377          118,273
  Due to equipment vendor                             375,000          375,000
  Common stock to be issued                           387,350           82,000
  Preferred stock to be issued                        337,500          337,500
                                                 -------------     ------------
    TOTAL CURRENT LIABILITIES                       6,614,479        3,905,773


Convertible Debenture                                 500,000               --

STOCKHOLDERS' DEFICIT:
  Common stock, $.0001 par value; authorized
    shares - 150,000,000 shares; 149,035,281
    shares issued and outstanding                      14,903           12,057
  Deferred equity finance cost                       (168,750)              --
  Additional paid-in capital                        8,879,829        7,408,371
  Accumulated deficit                             (14,138,471)     (10,216,341)
                                                 -------------     ------------

    TOTAL STOCKHOLDERS' DEFICIT                    (5,412,489)      (2,795,913)
                                                 -------------     ------------
                                                 $  1,701,990      $ 1,109,860
                                                 =============     ============


                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Years Ended December 31,
                                                     2004              2003
                                                 -------------     ------------
REVENUES
  Transaction service fees                       $    354,324      $   140,140
  Licensing fees                                       15,000           120,000
  Equipment sales and installation                    649,731            52,286
  Managed services                                    151,664            12,363
                                                 -------------     ------------
    TOTAL REVENUE                                   1,170,719           324,789
                                                 -------------     ------------

COST OF SERVICES
  Telecommunication costs                             244,565           167,990
  Equipment and installation                          446,300            41,940
  Managed services                                    103,069            10,503
  Depreciation                                        407,452           259,811
                                                 -------------     ------------
    TOTAL COST OF SERVICES                          1,201,386           480,244
                                                 -------------     ------------

GROSS MARGIN                                          (30,667)         (155,455)

OPERATING EXPENSES:
  Selling, general and administrative               2,903,404         1,657,769
  Depreciation                                         10,053            10,604
  Gain on extinguishment of debt                     (304,968)       (1,576,746)
                                                 -------------     ------------

    TOTAL OPERATING EXPENSES                        2,608,489            91,627
                                                 -------------     ------------

OPERATING LOSS                                     (2,639,156)         (247,082)

INTEREST EXPENSE                                     (920,383)         (527,581)
WRITE DOWN ON IMPAIRMENT OF ASSETS                   (352,591)               --
OTHER                                                 (10,000)               --
                                                 -------------     ------------

NET LOSS                                         $ (3,922,130)      $  (774,663)
                                                 =============     ============


BASIC AND DILUTED - LOSS PER SHARE               $      (0.03)       $    (0.01)
                                                 =============     ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic and Diluted                               136,439,380       105,315,445
                                                 =============     ============


                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For the Years Ended December 31,
                                               ---------------------------------
                                                    2004               2003
                                               --------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                     $  (3,922,130)    $     (774,663)
                                               --------------    ---------------
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation                                      10,053             10,604
    Depreciation of equipment                        357,881            259,811
    Write down - impairment of assets                352,591                 --
    Amortization of intangibles                       49,571                 --
    Gain on extinguishment of debt                  (304,968)        (1,576,746)
    Amortization of deferred financing cost          242,763             49,972
    Stock issued for services                             --            610,000
    Stock to be issued for services                   61,350                 --
    Beneficial conversion                            216,761            164,200
  Changes in assets and liabilities:
    Accounts receivable                              (84,495)           (55,909)
    Inventory                                        (88,255)                --
    Deposits                                         (16,000)                --
    Other assets                                          --              3,747
    Accounts payable and accrued expenses          1,527,103            470,390
                                               --------------    ---------------
  Net cash used in operating activities           (1,597,775)          (838,594)
                                               --------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of equipment                          (616,728)           (48,773)
  Increase in intangibles                            (88,130)                --
  Cash acquired in acquisition                            --             16,945
  Other                                               (3,000)           (27,301)
                                               --------------    ---------------
NET CASH USED IN INVESTING ACTIVITIES               (707,858)           (59,129)
                                               --------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of warrants                      --              5,000
  Payments to equipment vendor                            --           (100,000)
  Payment of notes payable                           (96,093)                --
  Proceeds of private placement memorandum           244,000                 --
  Payments of or proceeds from notes payable
   - officers                                        (61,197)            56,423
  Proceeds from convertible debentures             1,128,179                 --
  Proceeds from notes payable                      1,107,575            938,354
                                               --------------    ---------------

NET CASH PROVIDED BY FINANCING ACTIVITIES          2,322,464            899,777
                                               --------------    ---------------

INCREASE (DECREASE) IN CASH                           16,831              2,054

CASH - BEGINNING OF PERIOD                             6,845              4,791
                                               --------------    ---------------

CASH - END OF PERIOD                           $      23,676     $        6,845
                                               ==============    ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  State income taxes paid                              2,529                 --
    Cash paid for interest                            36,378             21,759


NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of debentures and interest
   into stock                                  $      50,000     $        4,395
                                               --------------    ---------------
  Conversion of notes under standby equity
   distribution agreement                      $     312,084     $           --
                                               --------------    ---------------
  Common stock to be issued for notes          $      35,500     $      225,000
                                               --------------    ---------------
  Common stock issued for services             $     107,850     $           --
                                               --------------    ---------------
  Common stock issued in connection
   with settlements                            $     507,000     $           --
                                               --------------    ---------------
  Preferred stock to issued for notes          $          --     $      337,500
                                               --------------    ---------------
  Unamortized beneficial conversion            $     136,348     $       35,800
                                               --------------    ---------------
ACQUISITION DETAILS
  Fair value of assets acquired                $     495,200     $      350,000
                                               --------------    ---------------
  Liabilities assumed                          $      80,000     $      150,000
                                               --------------    ---------------
  Common stock issued for acquisition          $      54,0000    $          ---


                 See notes to consolidated financial statements

                           ICOA, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT




                                        Common Stock          Additional
                                     ($.0001 par value)         Paid-In       Deferred                         Total
                                  -------------------------     Capital     Equity Finance   Accumulated   Stockholders'
                                     Shares        Amount     (Restated)        Costs         Deficit         Deficit
                                  ------------   ----------  ------------  --------------   ------------   -------------
Balance, December 31, 2002         95,965,444    $   9,597   $ 6,167,221   $           -    $(9,441,678)   $ (3,264,860)

  Issuance of stock for:
       Conversion of debentures     3,464,509          346         3,460               -              -           3,806
       Interest                       535,492           54           535               -              -             589
       Warrant exercise             5,000,000          500         4,500               -              -           5,000
       Compensation                10,000,000        1,000       609,000               -              -         610,000
  Beneficial conversion                     -            -       200,000               -              -         200,000
  Issuance of stock for settleme    5,600,000          560       322,440               -              -         323,000
  Issuance of warrants                      -            -       101,215               -              -         101,215
  Net loss                                  -            -             -               -       (774,663)       (774,663)
                                  ------------   ----------  ------------  --------------   ------------   -------------

Balance, December 31, 2003        120,565,445       12,057     7,408,371               -    (10,216,341)     (2,795,913)

  Issuance of stock for:
       Conversion of debentures     4,166,666          416        49,584               -                         50,000
       Conversion of loans         14,169,837        1,417       310,667               -              -         312,084
       Compensation                 3,000,000          300       269,700        (270,000)             -               -
       Acquistions                  1,500,000          150        53,850               -              -          54,000
  Beneficial conversion                     -            -       178,859               -              -         178,859
  Issuance of stock for settleme    5,633,333          563       506,437               -              -         507,000
  Issuance of warrants                      -            -       102,361               -              -         102,361
  Amortization                              -            -             -         101,250              -         101,250
  Net loss                                  -            -             -               -     (3,922,130)     (3,922,130)
                                  ------------   ----------  ------------  --------------   ------------   -------------

Balance, December 31, 2004        149,035,281  $    14,903  $  8,879,829  $     (168,750) $ (14,138,471) $   (5,412,489)
                                  ------------   ----------  ------------  --------------   ------------   -------------


                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 1.  THE COMPANY

ICOA, Inc. ("ICOA" or the "Company"), formerly known as Quintonix, Inc., was organized in Nevada in September 1983 to develop and sell credit card-operated fax machines. The Company discontinued such operations in 1993 and remained inactive through 1998.

In March 1999, the Company organized WebCenter Technologies, Inc. ("WTI"), a wholly owned subsidiary, incorporated in Nevada, for the purpose of developing the "WebCenter3000(TM) Pay Station Terminal", a multi-functional public access terminal thereby facilitating electronic commerce transactions through the Internet.

In October 2003, the Company acquired the operating assets of QGo, LLC, a provider of Wi-Fi equipment and management services to hot spot operators. The assets were assigned to the WebCenter Technologies, Inc. subsidiary.

In December 2003, the Company acquired the outstanding shares of Airport Network Solutions, Inc., a privately held corporation, incorporated in Delaware, that designs and manages Wi-Fi solutions for the airport industry. It is operated as a wholly-owned subsidiary.

In June 2004, the Company acquired the operating assets of iDockUSA a provider of Wi-Fi services in marinas. The assets were assigned to the WebCenter Technologies, Inc. subsidiary.

In August 2004, the Company acquired the outstanding shares of AuthDirect, Inc., a privately held corporation, incorporated in California, which provides back office, network operating center and customer care center services for the Company's operating divisions and subsidiaries as well as for a wide variety of unaffiliated wireless service providers across the country.


NOTE 2.  GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred losses of $3,922,130 and $774,663 for the year's ended December 31, 2004 and 2003, respectively. Additionally, the Company had a working capital deficiency of $6,337,729 at December 31, 2004. These conditions raise substantial doubts about the Company's ability to continue as a going concern.

Management is actively pursuing new debt and/or equity financing and continually evaluating the Company's profitability; however, any results of these plans and actions cannot be predicted. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has satisfied its cash requirements to date primarily through private placements of common stock, warrants, debentures convertible into shares of common stock and the issuance of common stock in lieu of payment for services. Also, officers have at times loaned the Company funds to provide working capital.

The Company anticipates that its use of cash will remain substantial for the foreseeable future. In particular, management of the Company expects substantial expenditures in connection with the planned deployment of additional terminals and installation of new Wi-Fi hot spots in the coming year. To meet these needs, the Company, in March 2004, secured a convertible debenture in the face amount of $550,000 and a $5.0 million Standby Equity Distribution Agreement (SEDA) from Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, the Company may, as it has registered shares available, but otherwise at its discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $5.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $250,000 every 7 trading days. Cornell Capital Partners will pay the Company 98% of the lowest closing bid.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 2.  GOING CONCERN (continued)

price of the common stock during the 5 consecutive trading days immediately following the notice date. We have paid Cornell Capital Partners a one-time commitment fee of 2,990,000 shares of common stock. In addition, Cornell Capital Partners will be entitled to retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

The Company needs to raise a minimum of $3,500,000 through public or private debt or sale of equity to continue expanding communications services, voice, facsimile, data and electronic publishing network and the service operation center, and to develop and implement additional contracts at airports, hotels and retail locations in order to continue placing terminals in high traffic locations. Such financing may not be available when needed. Even if such financing is available, for example, through the SEDA, it may be on terms that are materially adverse to our interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If the Company is unable to obtain financing on reasonable terms, the Company could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on the Company's business, operating results, or financial condition.


NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents - The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Impairment of long-lived assets - The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends.

Based on this evaluation, the Company recorded an impairment expense in December 2004 of $352,591.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable and concentration of credit risk - Concentration of credit risk with respect to trade receivables is limited to customers dispersed across the United States of America. While trade receivables are concentrated in the quick service restaurant segment of the economy, the Company has begun to diversity its sales and has developed additional markets such as marinas for its services; accordingly the Company has reduced its exposure to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the various customers.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for doubtful accounts - The allowance for doubtful accounts is based on the Company's assessment of the collectibility of customer accounts and the aging of the accounts receivable. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not have been received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates.

At December 31, 2004, the Company deemed all accounts to be collectible. However, the Company has created an allowance for bad debts in the amount of five thousand ($5,000) dollars.

Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Fair Value of Financial Instruments - The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their ear-term maturities.

Deferred Financing Costs - The Company amortizes deferred financing costs over the life of the notes which range from one to three years.

Impact of New Accounting Standards Recent Accounting Pronouncements

SFAS No. 123 (Revised 2004), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and the Company will adopt the standard in the first quarter of fiscal 2006. The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

In  December  2004,  the FASB issued SFAS No.  153,  "Exchanges  of  Nonmonetary
Assets, An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In January 2003, FASB issued Interpretation No.46, Consolidation of Variable Interest Entities (FIN No.46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements., provides guidance for identifying a controlling interest in a variable interest entity established by means other than voting interests. FIN

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


No. 46 also requires consolidation of a variable interest entity by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modifications to FIN No.46 and issued Interpretation Number 46R, Consolidation of Variable Interest
Entities an Interpretation of ARB No.51 (FIN No.46R). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No.46R is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business users) for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN No. 46R did not have a material impact on our consolidated financial position, results of operations or cash flows


Management does not believe that any recently issued but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.


Inventory - Inventory consists of equipment held for resale or staged for future installation. Inventory is valued at the lower of cost or market based on specific identification. Obsolete inventory is written off and disposed of on a periodic basis.


Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided by the straight - line method over the estimated useful lives of the related assets, which is estimated to be from three to seven years.


Intangibles - Intangibles represent the net value of the customer lists and contracts acquired in the acquisitions of both Airport Network Solutions, Inc. and AuthDirect, Inc. The Company has adopted the provisions of SFAS No 142, "Goodwill and Other Intangible Assets" ("SFAS 142") for the determination of fair value of the intangibles carrying value.


Loss per Common Share - Net loss per common share is based on the weighted average number of shares outstanding. Potential common shares includable in the computation of fully diluted per share results are not presented in the financial statements as their effect would be anti-dilutive.


Stock Based Compensation - Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.


Revenue Recognition - Revenue generated for Internet access via Wi-Fi or Internet terminals (transaction service fees) is recognized at the time the service is used. Costs associated with providing the services are expensed as incurred.


Revenue generated from the sale and configuration of Wi-Fi equipment is recognized at time of shipment FOB to the customer. Costs associated with the equipment sold are expensed at the time of shipment. Configuration and setup labor is expensed as incurred.


Revenue generated from managed services (both help desk and network management) is recognized at the time of billing. Services are billed at the beginning of each month's activity.


Revenue from technology licensing is recognized on receipt. These licenses do not carry any long term obligations on the part of the Company.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 4.  NOTES PAYABLE

Notes payable consists of the following:

                                                                  Amount in
Lender                                          Amount             Default
------------------------------------         ------------       ------------

Cornell Capital Partners,
 5% interest, due on demand                  $   487,916        $         -
Acquisitions (AuthDirect/iDock)
 10% interest, due on demand                     117,500            117,500
Bill Thomas, 15% to 25% interest,
 due on demand                                   645,000                  -
Seaport Capital, 15% interest,
 due on demand                                   608,248                  -
Settlements, 0% interest, in default              77,850             20,000
Accredited individual investors,
 9% to 25% interest, due on demand               149,320            121,500
                                             ------------       ------------
Total                                        $ 2,085,834        $   259,000
                                             ------------       ------------

NOTE 5.  NOTES PAYABLE OFFICERS

As of December 31, 2004, the Company owed $57,377 to various officers of the Company. The loans are payable on demand and carry interest at 12% - 24% per annum.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 6.  INCOME TAXES

At December 31, 2004, the Company had a net operating loss carryforward of approximately $12,200,000 available as offsets against future taxable income, if any, which expire at various dates through 2023. A portion of the net operating loss carryforward may be subject to an annual limitation as defined by Section 382 of the Internal Revenue Code. The difference between the recorded income tax benefits and the computed tax benefits using a 35 percent Federal statutory tax rate is as follows:

                                                     Year Ended December 31,
                                                 -------------------------------
                                                      2004             2003
                                                 -------------      ------------
Expected income tax benefit                      $ (1,318,000)      $  (271,000)
State income tax (benefit),
 net of Federal effect                               (188,000)          (39,000)
Permanent difference
 - beneficial conversion feature                      186,000            66,000
Increase in valuation allowance                     1,320,000           244,000
                                                 -------------      ------------
                                                 $          -       $         -
                                                 =============      ============


The components of the Company's deferred tax asset are as follow:

                                                     Year Ended December 31,
                                                 -------------------------------
                                                      2004             2003
                                                 -------------      ------------
Net operating loss                               $  4,880,000       $ 3,700,000
Asset impairment                                      140,000                 -
Valuation allowance                                (5,020,000)       (3,700,000)
                                                 -------------      ------------
                                                 $          -       $         -
                                                 =============      ============


NOTE 7.  PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following as of December 31, 2004:

         Office equipment                        $     41,447
         Software                                     223,912
         Wi-Fi equipment and kiosks                 1,309,403
                                                 -------------
                                                    1,574,762
         Less accumulated depreciation              1,004,198
                                                 -------------
                                                 $    570,564
                                                 =============

The Company recorded depreciation expense of $417,505 and $270,415 for the years ended December 31, 2004 and 2003 respectively.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 8.  STOCKHOLDERS' DEFICIT

In February 2005, the shareholders of the Company approved an increase in authorized shares of common stock to 750,000,000 from the previous 150,000,000 shares. Simultaneously, the shareholders approved the creation of 50,000,000 shares of preferred stock.

In 2004, the Company converted $362,084 principal amount of convertible debentures and notes into 18,386,503 shares of the Company's common stock.

In 2004, the Company issued an aggregate of 5,633,333 shares of the Company's commons stock in settlement of outstanding loans in the face amount of $507,000. Such shares were valued at their market value on the date of issuance of $0.09 per share.

In 2004, the Company issued an aggregate of 2,990,000 shares of common stock as a commitment fee in connection with the issuance of the Standby Equity Distribution Agreement and 10,000 shares for consulting services. Such shares were valued at their market value on the date of issuance of $0.09 per share and recorded as deferred equity finance costs.

In 2004, the Company issued 1,500,000 shares of common stock to the shareholders of AuthDirect, Inc. in connection with the acquisition of the company. Such shares were valued at their market value on the date of acquisition of $0.036 per share and recorded as additional purchase price of the acquisition.

In 2003, the Company converted $3,806 of principal amount of convertible debentures and $589 of accrued interest into 4,000,001 shares of the Company's common stock.

In 2003, the Company issued 5.6 million shares in settlement of accounts and notes payable. Of this, 2.6 million shares representing $143,000 in market value was issued under a settlement agreement with the convertible debenture holders. The remaining 3.0 million shares settled accounts payable of $180,000.

In 2003, the Company issued an aggregate of 10,000,000 shares of common stock to various consultants, in consideration of services rendered to the Company. Such shares were valued at their market value on the date of issuance of $0.061 per share. The Company recorded consulting expense of $610,000 related to the services.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 9.  CONVERTIBLE DEBENTURES

During the third quarter of fiscal 2003, the Company reached an agreement with the holders of $1,496,594 in Convertible Debentures and accrued interest. The settlement resulted in the cancellation of the notes and required the Company to make cash payment of $507,850 in January 2004. In addition, the Company agreed to issue Common Stock valued at $225,000 on the date of issuance and preferred stock with a value of $337,500 on the date of issuance, provided the shareholders approve a class of preferred stock and an increase in the amount of authorized shares of Common Stock at the next shareholders' meeting.

In November 2003, the Company issued 2,600,000 shares of common stock at an average price of $0.055 per share ($143,000) in partial settlement of the Common Stock to be issued. The Company did not make the cash payment due in January 2004. The remaining balance of cash and common stock were settled in April 2004 and February 2005.

In April 2004, the Company issued 5,633,333 shares of common stock to Laurus Master Fund in full settlement of cash due from the previously negotiated settlement of $450,000 and the remaining balance of common stock due of $57,000 per the terms of the July 2003 settlement agreement. The average issuance price of $0.09 per share was based on the market price on date of issuance.

The balance of the settlement was resolved in February 2005 (see subsequent events). The cash portion of the settlement agreement was in default at December 31, 2004.

In December 2003, the Company issued a convertible debenture in connection with the acquisition of Airport Network Solutions. The face value of the debenture is $200,000 and it begins accruing interest on December 18, 2004 at 5% per annum, and is convertible at a fixed price of $0.01 per share. The Company recorded a beneficial conversion feature of $200,000 on this loan which was charged to interest during 2004.

In March 2004, the Company entered into a Standby Equity Distribution  Agreement
(SEDA) in the amount of $5,000,000 with Cornell Capital Partners, LP ("Cornell Capital"). This flexible equity facility may be used in whole or in part at our the Company's sole discretion, upon the effective date of a registration statement filed with the Securities and Exchange Commission. Under this agreement the Company will have access to up to $5,000,000 over a two-year period. From time to time at its sole discretion, the Company may present Cornell Capital with a draw down notice, which would require them to purchase shares of the Company's Common Stock at a 2% discount to the lowest daily Volume Weighted Average Price ("VWAP") of the Company's Common Stock traded on each of the five days following the date of the draw down notice. A maximum of $250,000 may be drawn down in any seven trading-day period. The Company retains complete control of the timing and amount of each draw down. A commission of 5% is due Cornell Capital Partners, LP on the gross proceeds of each draw down.

In connection with the Standby Equity Distribution Agreement, the Company issued to Cornell Capital 2,990,000 shares of our Common Stock as a commitment fee, as well as a three year warrant to purchase 400,000 shares of our Common Stock at $0.108 per share.

Simultaneously, the Company entered into a $550,000 5% convertible debenture with Cornell Capital as a bridge loan to fund operations through the registration process, secured by all the assets of the Company. The Company received $350,000 of the proceeds of this debenture in March 2004, and received the balance in May 2004. The debenture is convertible at a conversion price equal to $.108 per share (which was 120% of the closing bid price of the Company's Common Stock as of the closing date). However, if on the date of conversion the VWAP for the five trading dates immediately preceding the Conversion Date is lower than $.09, the conversion price shall be adjusted to 80% of the VWAP for the five trading dates immediately preceding the Conversion Date. In addition, if the conversion price falls below $.09, Cornell Capital cannot convert more than $50,000 per week, and the Company can on up to two occasions prevent Cornell Capital from converting for up to 5 trading days.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 9.  CONVERTIBLE DEBENTURES (continued)

The Company has recorded a beneficial conversion of $178,860 on these loans which is being charged to interest over the term of the loan for each month that the price of the stock is below $0.09 per share. Assuming write off of the unamortized balance over the life of the convertible debenture, the unamortized balance is shown as a discount to the convertible debenture as follows:

         Year Ended                          Interest        Unamortized
                                             Expense           Balance
         --------------------               ----------      -------------
         December 31, 2004                  $  42,512       $  136,348
         December 31, 2005                  $  59,620       $   76,728
         December 31, 2006                  $  59,620       $   17,108
         December 31, 2007                  $  17,108       $        0

During June 2004, the Company raised an aggregate of $800,000 from Cornell Capital under a Promissory Note. The Note carries interest at the rate of 5% per annum beginning 90 days from its date, and is repayable out of the proceeds of the Standby Equity Distribution Agreement, and was to be paid in full by November 8, 2004.


During the period from June 1 through September 30, 2004, the Company issued 14,169,837 shares of common stock under the Standby Equity Distribution Agreement and utilized $312,084 of proceeds in repayment of the Promissory Note.

At various times during 2004, the Company raised a total of $268,179 from Seaport Capital through the issuance of two year convertible debentures at the closing market price on the day prior to the closing.

During July 2004, the Company issued 4,166,666 shares of common stock upon conversion of $50,000 of the Convertible Debenture. At year end, the convertible debenture and the SEDA were in default, which default has been waived by the investors.

In December 2004, the Company raised $110,000 from accredited investors through the issuance of convertible debentures at the closing market price on the day prior to the closing. In connection with the issuance of the convertible debentures, the Company also issued 684,758 warrants to the investors exercisable at the same price.

Convertible debentures consist of the following:

         Lender                                                     Amount
         -------------------------------------------            --------------
         Cornell Capital Partners,
         5% interest, due March 2007                             $    500,000
         Seaport Capital,
         15% interest, due 2005                                       268,179
         Shareholders of ANS (acquisition),
         5% interest, due Dec. 2005                                   200,000
         Accredited individual investors,
         10% to 12% interest, due Dec 2005                            110,000
                                                                --------------
                                                                    1,078,179
         Notes payable discounts                                     (136,348)
                                                                --------------
         Total                                                   $    941,831
                                                                --------------
         Current portion of convertible
          debentures (1 year or less)                            $    441,831
         Long term portion of convertible debentures             $    500,000

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 10.          ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At December 31, 2004, the Company had accounts payable and accrued expenses of $2,929,587. The table below breaks this amount out by major category.

                                                                    Amount
                                                                --------------
         Accounts payable - trade                               $    822,502
         Accrued payroll and payroll taxes                           990,134
         Accrued litigation                                          540,000
         Accrued interest                                            455,243
         Other accrued expenses                                      121,708
                                                                --------------
         Total Accounts payable and accrued expenses            $  2,929,587
                                                                --------------

NOTE 11. DUE TO EQUIPMENT VENDOR

In September 2003, the Company reached agreement with SchlumbergerSema settling the outstanding equipment loan and accrued interest of $1,426,226. The settlement reduced the final balance of principal and interest to $475,000 payable over a 90 day period beginning in October 2003. The note carries no further interest accrual, and represents a savings of $951,226 in principal and accrued interest.

In November 2003, the Company made a payment of $100,000 under the agreement. Currently, the remaining payments have not been made and the agreement is in default. The Company has no additional obligation besides the settled amount if it is in default.


NOTE 12. STOCK OPTIONS AND WARRANTS

On October 22, 2003 and April 24, 2002, the Company established the 2003 and 2002 stock option plans ("Plan"). Options granted under the plan may include those qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified options. Employees as well as other individuals, such as outside directors and consultants of ICOA (and our affiliated corporations) who are expected to contribute to future growth and success are eligible to participate in the plan. However, incentive stock options may only be granted to persons who are employees of ICOA or certain affiliates on the date of grant.

The total number of shares of common stock for which options may be granted under the plan may not exceed 10,000,000 shares under the 2003 Plan and 25,000,000 for the 2002 Plan, subject to possible adjustment in the future, including adjustments in the event of a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction affecting our common stock. Any shares of common stock subject to any option which for any reason expires, is canceled or is terminated unexercised will again become available for granting of options under the plan. As of December 31, 2004, all 10,000,000 shares of Common Stock had been issued under the 2003 Plan. As of December 31, 2004, 23,857,143 shares of Common stock had been issued under the 2002 Plan, and 1,142,857 shares remain available for issuance under the Plan.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 12. STOCK OPTIONS AND WARRANTS (continued)

The plans will be administered by a committee of the board of directors comprising not less than two directors. The stock option plan committee has the authority under the plan to determine the terms of options granted under the plan, including, among other things, the individuals who will receive options, the times when they will receive them, whether an incentive stock option and/or non-qualified option will be granted, the number of shares to be subject to each option, the date or dates each option will become exercisable (including whether an option will become exercisable upon certain reorganizations, mergers, sales and similar transactions involving
ICOA), and the date or dates upon which each option will expire. The stock option plan committee has the authority, subject to the provisions of the plan, to construe the terms of option agreements and the plan; to prescribe, amend and rescind rules and regulations relating to the plan; and to make all other determinations in the judgment of the stock option plan committee necessary or desirable for the administration of the plan.

Exercise price

The exercise price of options granted under the plans is determined by the stock option plan committee, but in the case of an incentive stock option may not be less than:

o 100% of the fair market value of the common stock on the date the incentive stock option is granted; and

o 110% of such fair market value in the case of incentive stock options granted to an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of ICOA.

The exercise price is payable by delivery of cash or a check to the order of ICOA in an amount equal to the exercise price of such options, or by any other means (including, without limitation, cashless exercise) which the board of directors determines are consistent with the purpose of the plan and with applicable laws and regulations.

In 2004, the Company granted 2,000,000 warrants in connection with consulting, 1,500,000 warrants in connection with acquisitions, and 1,084,758 warrants in connection with financings. The warrants were issued and exercisable at fair value at an average price of $0.0536 per share. The total value of the warrants was $123,041 of which $54,400 was recorded as consulting expense, $31,200 was recorded as costs of acquisitions, $20,680 was recorded as beneficial conversion feature, and $16,761 was recorded as interest expense.

In 2003, the Company granted 7,500,000 warrants in connection with consulting, and 3,066,600 in connection with settlement of accounts payable. The warrants were issued and exercisable at fair value at an average price of $0.011 per share. The total value of the warrants was $101,215, of which $95,215 was recorded as settlement of accounts payable, and $6,000 as interest expense.

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of stock options and warrants. The per-share weighted average fair value of stock options and warrants granted during 2004 and 2003 was $0.024 and $0.019 respectively on the date of grant using the Black-Scholes pricing model and the following assumptions:

                                                      2004       2003
                                                     ------    --------
         Expected dividend yield                       0%         0%
         Risk-free interest rate                       5%     4.5 - 5%
         Annualized volatility                        100%       175%
         Expected life, in years                       5          5

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 12. STOCK OPTIONS AND WARRANTS (continued)

Stock option and warrant activity for the years ended December 31, are summarized as follows:

Outstanding Dec. 31, 2002                  15,486,612     $  .01 - .07
  Granted - Warrants                       10,566,660            0.011
  Granted - Options                                 0                0
  Exercised                                (5,000,000)           0.001
  Cancelled on settlements                 (9,490,404)      0.01 - .07
  Expired                                  (4,496,208)           0.001

Outstanding Dec. 31, 2003                   7,066,660     $      0.019
  Granted - Warrants                        4,584,758           0.0536
  Granted - Options
  Exercised
  Cancelled on settlements                   (300,000)            0.01
  Expired

Outstanding Dec. 31, 2004                  11,351,418     $      0.024


At December 31, 2004, the range of price for all outstanding stock options and warrants was $0.01 to $0.108 per share, with an average remaining life of 3 years and an average exercise price of $0.024 per share. All warrants were exercisable at December 31, 2004.


NOTE 13.   EARNINGS (LOSS) PER SHARE

In connection with the potential conversion of various convertible debentures, the exercise of outstanding warrants, and future conversions under the Standby Equity Distribution Agreement, the table below shows the increase in equity and the anti-dilutive impact on the results for December 31, 2004 had such shares been issued and outstanding at year end.

Shares to be issuable on exercise or conversion are based on the stated issuance price or the closing bid price at December 31, 2004 and 2003 respectively of $0.05 per share and $0.081.

                                    Number of shares issuable
------------------------------   --------------   --------------
Exercise or conversion of:            2004             2003
                                 --------------   --------------

Warrants                           11,351,418        7,066,660

Convertible debentures             31,239,032       16,269,753

SEDA conversions                    9,758,320                0
                                 -------------    --------------
Total                              52,348,770       23,336,413
                                 =============    ==============

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 14. GAIN ON EXTINGUISHMENT OF DEBT


                                                                                             Preferred          Gain on
                                       Principal and                                         Shares and     Extinguishment
Lender                                   Interest      Cash Settlement    Common Shares       Warrants          of Debt
-----------------------------------   --------------- -----------------  ---------------    ------------   ----------------
2003
-----------------------------------
Convertible debentures                 $   1,496,594     $     507,850     $   225,000       $  337,500     $    426,244
Equipment vendor                           1,426,226           475,000                -               -          951,226
Accounts and notes payable                   524,491            50,000         180,000           95,215          199,276
                                      --------------- -----------------  ---------------    ------------   ----------------
Total - 2003                           $   3,447,311     $   1,032,850     $   405,000       $  432,715     $  1,576,746
                                      =============== =================  ===============    ============   ================
2004
-----------------------------------
Accounts and notes payable             $     351,968     $      47,000     $         0       $        0     $    304,968
                                      =============== =================  ===============    ============   ================


                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 15. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the fourth quarter of 2004, the Company re-evaluated its prior accounting treatment for the acquisition of Airport Network Solutions, Inc. with regard to the convertible note issued at closing. As a result, the Company recorded a beneficial conversion of $200,000 on this loan which resulted in a reduction to "Common stock to be issued for settlements" and a corresponding increase to "Additional paid-in capital". For the fiscal year 2004, the beneficial conversion was expensed to interest expense.

The following table presents amounts from operations as previously reported and as restated (in thousands, except for per share data):



                                                                   For the Year Ended
                                                                    December 31, 2003
                                                          -----------------------------------
                                                           As Previously
                                                              Reported           As Restated
                                                          ---------------     ---------------
CURRENT ASSETS:
  Cash                                                     $      6,845        $      6,845
  Accounts Receivable                                            55,909              55,909
                                                          ---------------     ---------------
    TOTAL CURRENT ASSETS                                         62,754              62,754

EQUIPMENT, net                                                  805,289             805,289

OTHER ASSETS:
  Other                                                          21,700              21,700
  Intangible                                                    219,412             219,412
  Deposits                                                          705                 705
                                                          ---------------     ---------------
    TOTAL OTHER ASSETS                                          241,817             241,817
                                                          ---------------     ---------------

    TOTAL ASSETS                                           $  1,109,860        $  1,109,860
                                                          ===============     ===============

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                    $  1,167,452        $  1,167,452

  Notes payable                                               1,825,548           1,825,548

  Notes payable - officer                                       118,273             118,273

  Due to equipment vendor                                       375,000             375,000
  Common stock to be issued for settlements                     282,000              82,000

 Preferred stock to be issued for settlements                   337,500             337,500
                                                          ---------------     ---------------
    TOTAL CURRENT LIABILITIES                                 4,105,773           3,905,773

STOCKHOLDERS' DEFICIT:
  Common stock, $.0001 par value; authorized
    shares - 150,000,000; 120,565,445 shares
    issued and outstanding                                       12,057              12,057

  Additional paid-in capital                                  7,208,371           7,408,371

  Accumulated deficit                                       (10,216,341)        (10,216,341)
                                                          ---------------     ---------------
    TOTAL STOCKHOLDERS' DEFICIT                              (2,995,913)         (2,795,913)
                                                          ---------------     ---------------
    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT            $  1,109,860        $  1,109,860
                                                          ===============     ===============

                                      F-30

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 16. INTANGIBLE ASSETS

In fiscal 2004, the Company recorded additions of $88,130 in intangible assets, primarily related to the acquisition of Airport Network Solutions, Inc. Such amount was allocated to customer lists and contracts. The Company has recorded amortization for the fiscal year 2004. The customer lists and contracts have an expected life of three years.

In fiscal 2003, the Company recorded additions of $219,412 in intangible assets, primarily related to the acquisition of Airport Network Solutions, Inc. Such amount was allocated to customer lists and contracts. The Company has recorded amortization for the fiscal years 2004 and 2003. The customer lists and contracts have an expected life of three years.

         Customer Lists and Contracts               $  307,542
         Less accumulated amortization                  69,541
         Net                                        $  238,001

The Company recorded amortization expense of $58,570 and $10,971 for the years ended December 31, 2004 and 2003 respectively.

Expected amortization for the next five years is:

         Year Ended December 31,          Amortization
         -----------------------        ----------------
         2005                              $   73,259
         2006                                  73,259
         2007                                  58,570
         2008                                  32,913
         2009                                       0

The Company has adopted the provisions of SFAS No 142, "Goodwill and Other Intangible Assets" ("SFAS 142") for the determination of fair value of the intangibles carrying value. In accordance with SFAS 142, the Company performs impairment tests on purchased intangible assets every December of its fiscal year. In December 2004, the Company performed the impairment tests and determined that the fair value of the customer lists and contracts exceeded its carrying value as shown above. We determined the company's projections for cash flow from the acquired assets was sufficient to support the current valuation.



NOTE 17. ACQUISITIONS

In December 2003, the Company acquired the outstanding shares, for $200,000 in convertible debentures, of Airport Network Solutions, Inc. (ANS) a privately held corporation that designs and manages Wi-Fi solutions for the airport industry. It is operated as a wholly-owned subsidiary.

In June 2004, the Company acquired the operating assets for $120,000 of cash and $80,000 of notes, of the iDockUSA operation of Starford Corporation, a privately held corporation that designs, installs, and manages Wi-Fi solutions for the marina industry.

In August 2004, the Company acquired the outstanding shares, for $215,200 of cash, notes, stock, and warrants, of AuthDirect, Inc. a privately held corporation that provides back office settlement services and network monitoring for Wi-Fi providers. It is operated as a wholly-owned subsidiary.

The above acquisitions have been accounted for as purchases and their results of operations are included in the financial statements of the Company from the date of acquisition.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003


NOTE 17. ACQUISITIONS (continued)

Assets                                ANS            iDockUSA      AuthDirect
                                 -----------       -----------    ------------

  Current assets                  $  16,945         $       -      $    7,070
    Property and equipment          113,643           200,000         200,000

    Customer lists and contracts    219,412                 -          88,130

Liabilities

  Current liabilities               150,000                 -          80,000
                                 -----------       -----------    ------------

Net purchase price                $ 200,000         $ 200,000      $  215,200
                                 ===========       ===========    ============


The following Unaudited pro forma consolidated results of operations have been prepared as if the acquisition of ANS, iDockUSA, and AuthDirect had occurred as of the following period:

                                           For the year     For the year
                                          ended December   ended December
                                             31, 2003         31, 2004
                                         ---------------- ----------------
Net revenues                              $    591,207     $  1,351,795
Net profit (loss) from
  continuing operations                   $   (833,587)    $ (3,737,603)
Net profit (loss) per share
  from continuing operations              $      (0.01)    $      (0.03)


NOTE 18. LITIGATION

On October 8, 2004, SSJ Enterprises, LLC and Street Search, LLC filed suit in the United States District Court, District of Rhode Island against ICOA, Inc., George Strouthopoulos and Erwin Vahlsing alleging breach of contract, breach of oral contract and fraud regarding a Services Agreement, dated October 20, 2003 for consulting services under the agreement. The plaintiffs seek specific performance and damages of $20 million, plus interest, costs and reasonable attorney's fees.

In November 2004, the Company filed its response to the allegations. The Company believes that plaintiff's allegations are without merit and is vigorously defending this lawsuit. The Company has accrued $540,000 with regard to this matter.


NOTE 19. EMPLOYMENT AGREEMENTS

In December 2004, the Company entered an employment agreement with Richard Schiffmann. The agreement is an "At-Will" agreement, and provides for his appointment as President of the Company on or before March 31, 2005, an annual salary of $120,000 until March 31, 2005 at which time his annual salary will increase to $144,000. In addition to regular benefits as provided to other employees in accordance with Company policy, Mr. Schiffmann was granted a relocation reimbursement of up to $20,000 and reimbursement of certain expenses incurred during his tenure as a consultant to the Company of $122,605. The relocation and expense reimbursements have either been repaid, or are carried on the books as part of the accounts payable.

                           ICOA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2003

NOTE 20. SUBSEQUENT EVENTS

In January through March 2005, the Company issued 10% and 12% Convertible Notes ("Notes") in the aggregate face amount of $156,000 at conversion prices between $0.052 and $0.072 per share, the market price on the day prior to closing. In addition, the investors received 818,596 three year warrants at the same price per share as the conversion price of the Notes.

In January 2005, the Company issued an aggregate of $150,000 of 12% notes to Cornell Capital Partners, LP. The Company expects that the notes will be repaid out of the proceeds of the SEDA.

In February 2005, the shareholders of the Company approved an increase in authorized shares of common stock from to 750,000,000 from the previous 150,000,000 shares. Simultaneously, the shareholders approved the creation of 50,000,000 shares of preferred stock.

In February 2005, the Company issued 5,332,736 shares of common stock to Tusk Investments, a party to the settlement agreement of July 2003 with Laurus Master Fund, et al, in full settlement of $161,691 of cash and accrued interest, common stock of $25,000 and $37,500 of preferred stock due from the previously negotiated settlement. The average issuance price of $0.042 per share was based on a combination of the market price on date of issuance and conversion of the preferred note at $0.03 per share, as required under the terms of the settlement.

In February 2005, the Company issued 1,065,179 shares of common stock to Jenkins & Gilchrist upon exercise of a warrant.

In February 2005, the Company issued 100,000 shares of common stock to Michael Williams in settlement of outstanding interest charges.

In February 2005, the Company issued 1,644,737 shares of common stock upon conversion of $75,000 of the Convertible Debenture.

In March 2005, the Company issued an aggregate of $500,000 of 12% notes to Cornell Capital Partners, LP. To date, the Company has received $100,000 of the proceeds. The company expects that the notes will be repaid out of the proceeds of the SEDA.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about ICOA Incorporated except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                  -----------------------

This prospectus does not constitute an offer to sell, or a
solicitation of an offer to buy any securities:                   ------------
                                                                   PROSPECTUS
    |_| except the common stock offered by this
         prospectus;                                              ------------

     |_| in any jurisdiction in which the offer or
         solicitation is not authorized;
                                                                  525,215,959
     |_| in any jurisdiction where the dealer or other             Shares of
         salesperson is not qualified to make the offer or        common stock
         solicitation;

     |_| to any person to whom it is unlawful to make the          ICOA, INC.
         offer or solicitation; or

     |_| to any person who is not a United States resident or who is outside the jurisdiction of the United
         States.


The delivery of this prospectus or any accompanying sale     February 13, 2006
does not imply that:


     |_| there have been no changes in the affairs of ICOA
         Incorporated after the date of this prospectus; or

     |_| the information contained in this prospectus is correct after the date of this prospectus.

                  -----------------------


Until February 13, 2008, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification Of Directors And Officers

         The Articles of Organization of ICOA include an indemnification provision under which ICOA agrees to indemnify its directors and officers to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Nevada and any additional applicable federal or state laws or court decisions.
         The Bylaws of ICOA include an indemnification provision under which ICOA has the power to indemnify its directors and officers to the fullest extent possible against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against any director or officer arising from or related to acts or as a director or officer of ICOA or any of its subsidiaries. Such indemnification shall continue as to a person who ceases to be a director or officer of ICOA.
         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his/her conduct was unlawful.
         Advances for expenses may be made if the director or officer affirms in writing that he/she believes he/she has met the standards and that he/she will personally repay the expense if it is determined such officer or director did not meet the standards.
         We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ICOA pursuant to the foregoing, or otherwise, ICOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. ICOA will pay all expenses in connection with this offering.
      Securities and Exchange Commission Registration Fee        $         1,242
      Printing and Engraving Expenses                            $         2,500
      Accounting Fees and Expenses                               $        10,000
      Legal Fees and Expenses                                    $        50,000
      Miscellaneous                                              $         1,258
                                                                 ---------------
                   TOTAL                                         $        65,000
                                                                 ===============
Recent Sales Of Unregistered Securities

         Since January 1, 2002, ICOA sold the following securities without registering under the Securities Act of 1933:

         In 2002, ICOA issued 1,500,000 warrants in connection with consulting services. The 2002 warrants were exercisable at a price of $0.011 per share.
         In 2003, ICOA issued 7,550,000 warrants in connection with consulting services and 2,000,000 in connection with settlements of accounts payable. These 2003 warrants were exercisable at a price of $0.011 per share.
         In November 2003, ICOA issued a five-year warrant to Jenkens & Gilchrist Parker Chapin LLP, in connection with a settlement agreement. The November 2003 warrant was issued for 1,066,660 shares of common stock at a purchase price of $0.0001 per share. In February 2004, the warrant was exercised.

         In November 2003, the Company issued 2,600,000 shares of common stock to accredited investors as part of a settlement. The shares were issued at a price of $0.055 per share.
         In December 2003, ICOA issued shares of common stock valued at $180,000 to accredited investors. The shares were issued at a price of $0.068 per share.
         In March 2004, ICOA issued a convertible debenture to Cornell Capital Partners, an accredited investor, in the principal amount of $550,000. The debenture is convertible at any time up to maturity at a conversion price equal to the lower of: (i) $0.108 per share or (ii) 80% of the lowest VWAP of ICOA's common stock for the five trading days immediately preceding the conversion date.
         In March 2004, ICOA issued to Cornell Capital Partners, an accredited investor, 2,990,000 shares of common stock at a price of $0.09 per share and a three-year warrant to purchase 400,000 shares of common stock at $0.108 per share.
         In March 2004, ICOA issued 10,000 shares of common stock to Newbridge Securities Corporation, an accredited investor at a price of $0.09 per share.
         In April 2004, ICOA issued 5,633,333 shares of common stock to Laurus Master Fund in full settlement of the majority of the cash settlement due of $450,000 and the remaining balance of common stock due of $57,000 per the terms of the July 2003 settlement agreement. The average issuance price of $0.09 per share was based on the market price on date of issuance.
         During the period from June 1, 2004 to September 30, 2004, ICOA issued 14,169,837 shares of common stock under the Standby Equity Distribution Agreement and utilized $312,084 of proceeds in repayment of the Promissory Note.
         In August 2004, ICOA reached agreement with one of its lenders to convert $350,000 of principal and approximately $130,396 of accrued interest into 12,625,000 shares of common stock at an average price of $0.036 per share, the market price on the day prior to agreement.
         From January through March 2005, the Company issued 10% and 12% Convertible Notes in the aggregate face amount of $212,000 at conversion prices between $0.052 and $0.072 per share, the market price on the day prior to closing. In addition, the note holders received 919,926 three year warrants at the same price per share as the conversion price of the Convertible Notes.
         In January 2005, the Company issued an aggregate of $150,000 of 12% notes to Cornell Capital Partners, LP. The Company expects that the notes will be repaid out of the proceeds of the SEDA.
         In February 2005, the shareholders of the Company approved an increase in authorized shares of common stock from to 750,000,000 from the previous 150,000,000 shares. In addition, our shareholders approved the creation of 50,000,000 shares of preferred stock.
         In February 2005, the Company issued 1,644,737 shares of common stock upon conversion of $75,000 of the convertible debenture at a price of $0.0456 per share.
         In February 2005, the Company issued 5,332,736 shares of common stock to Tusk Investments, a party to the settlement agreement of July 2003 with Laurus Master Fund, et al, in full settlement of $161,691 of cash and accrued interest, common stock of $25,000 and $37,500 of preferred stock due from the previously negotiated settlement. The average issuance price of $0.042 per share was based on a combination of the market price on date of issuance and conversion of the preferred note at $0.03 per share, as required under the terms of the settlement.
         In February 2005, the Company issued 1,065,179 shares of common stock to Jenkins & Gilchrist upon exercise of a warrant at the exercise price of $0.0001 per share.
         In February 2005, the Company issued 100,000 shares of common stock to Michael Williams in settlement of outstanding interest charges at a price of $0.035 per share, the price on the day prior to the settlement agreement.

         In March 2005, the Company issued an aggregate of $500,000 of 12% notes to Cornell Capital Partners, LP. To date, the Company has received $100,000 of the proceeds. The company expects that the notes will be repaid out of the proceeds of the SEDA.

         On March 31, 2005, the Company reached an agreement with the shareholders of Starford Corp. (from whom the Company had acquired the operating assets of iDockUSA in June 2004) to settle the balance of principal and accrued interest of $50,000 for 1,000,000 shares of common stock at the closing market price for the previous day of $0.05 per share.
         In March 2005, the Company issued 20,000,000 shares of common stock upon conversion of $200,000 of convertible debentures issued in connection with the acquisition of Airport Network Solutions.
         In March 2005, the Company issued 20,027,931 shares of common stock in connection with various settlements of outstanding notes, and accrued interest. The aggregate value of notes and accrued interest was $768,896.
         In March 2005, the Company issued 5,000,000 shares of common stock in connection with the settlement and conversion of $35,000 in accrued commissions.

         In March 2005, the Company issued 1,796,000 shares of common stock in connection with the settlement and conversion of $62,350 of accrued consulting fees.
         In March 2005, the Company issued 1,173,077 shares of common stock in connection with the settlement and conversion of $37,844 of accounts payable and accrued expenses.
         In March 2005, the Company issued 3,400,000 shares of common stock in connection with the settlement and conversion of $175,000 of consulting services.
         In March 2005, the Company issued 6,093,000 shares of common stock as bonuses to certain employees and consultants in recognition of their performance during 2004.
         In March 2005, the Company issued a promissory note in the principal amount of $19,500 from an unrelated accredited investor on a demand basis. The note carries interest at 15% per annum.
         On April 6, 2005, ICOA and Cornell Capital Partners Capital mutually agreed to terminate the Secured convertible debenture and the underlying transaction documents in exchange for ICOA entering into a Secured Promissory
Note in the principal amount of $449,805, which represents the unpaid principal balance and accrued interest under the convertible debenture. The Note bears interest at a rate of 12% per annum and is due and payable within 240 days from April 6, 2005. The Secured Promissory Note is secured by all of the assets of ICOA pursuant to the Security Agreement entered into pursuant to the March 2004 convertible debenture transaction.
         On April 18, 2005, we issued 5,752,000 shares of common stock in settlement of accrued salary, interest and expenses to Thomas Canon our former Vice President of Technology which shares we are registering.
         On May 26, 2005, ICOA, Inc. completed its acquisition of 100% of the outstanding stock of Wise Technologies, Inc., pursuant to a previously announced Stock Purchase Agreement entered into on April 26, 2005. Under the Agreement, the Company issued 40,000,003 shares of common stock to the former shareholders of Wise. The Company also entered into a Registration Rights and Shareholder Agreement, a Note and a Consulting Agreement with an affiliate of Wise, each of which was specified in the Agreement.
         On June 24, 2005, we issued 5,000,000 shares of common stock in settlement of accrued salary, interest and expenses to Erwin Vahlsing, Jr. our Vice President of Finance, which shares we are registering along with 100,000 shares which were previously owned.
         In July 2005, we acquired all of the issued and outstanding shares of capital stock of LinkSpot Technologies, Inc., a Maryland corporation in exchange for 17,999,987 shares of our common stock.
         In July 2005, we acquired all of the operating assets of Cafe.com from Dock Holdings, Ltd., in exchange for 2,547,000 shares of our common stock.
         On September 8, 2005, we issued 54,819,845 shares of common stock in connection with the settlement of $880,424 of Promissory Notes and accrued interest
         On September 8, 2005, we issued 7,211,538 shares of common stock in connection with the settlement of $375,000 of vendor financing.
         On October 26, 2005, ICOA entered into an employment agreement with Stephen Cummings whereby Mr. Cummings became the Chief Financial Officer of the Company. Under the terms of the agreement, Mr. Cummings received an immediate stock grant of 500,000 shares of the Company's common stock, at a price of $0.04 per share, which will vest on his six month anniversary with the Company.
         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding ICOA so as to make an informed investment decision. More specifically, ICOA had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in ICOA's securities.

Exhibits


Exhibit No.           Description                                              Location
-----------           -------------------------------------------------------  ------------------------------------------------
3.1                   Articles of Incorporation                                Incorporated by reference to Exhibit 3.1 in
                                                                               the Registration Statement on Form 10-K filed
                                                                               with the Securities and Exchange Commission on
                                                                               November 30, 2000

3.2                   Articles of Amendment dated March 14, 1985               Incorporated by reference to Exhibit 3.2 in
                                                                               the Registration Statement on Form SB-2 filed
                                                                               with the Securities and Exchange Commission on
                                                                               November 30, 2000

3.3                   Articles of Amendment dated August 25, 2000              Incorporated by reference to Exhibit 3.3 in
                                                                               the Registration Statement on Form SB-2 filed
                                                                               with the Securities and Exchange Commission on
                                                                               November 30, 2000

3.4                   Articles of Amendment dated February 10, 2005            Incorporated by reference to Exhibit 2.1 on
                                                                               Form 10-K filed with the Securities and
                                                                               Exchange Commission on March 25, 2005

3.5                   Bylaws                                                   Incorporated by reference to Exhibit 3.4 in
                                                                               the Registration Statement on Form SB-2 filed
                                                                               with the Securities and Exchange Commission on
                                                                               November 30, 2000


5.1                   Opinion re: Legality                                     Provided Herewith


10.2                  Standby Equity Distribution Agreement dated as of        *
                      March 2004 between ICOA, Inc. and Cornell Capital
                      Partners

10.3                  Placement Agent Agreement dated as of March 2004         *
                      between ICOA, Inc. and Newbridge Securities Corporation

10.4                  Registration Rights Agreement dated as of March 2004     *
                      between ICOA, Inc. and Cornell Capital Partners

10.5                  Securities Purchase Agreement dated as of March 2004     *
                      between ICOA, Inc. and Cornell Capital Partners

10.6                  Secured Debenture dated as of March 2004                 *

10.7                  Security Agreement dated as of March 2004 between        *
                      ICOA, Inc. and Cornell Capital Partners

10.8                  Escrow Agreement dated as of March 2004 by and among     *
                      ICOA, Inc., Butler Gonzalez LLP, and Cornell Capital
                      Partners

10.9                  Investor Registration Rights Agreement dated as of       *
                      March 2004 between ICOA, Inc. and Cornell Capital
                      Partners

10.10                 Irrevocable Transfer Agent Instructions                  *

10.11                 Warrant for 400,000 shares in favor of Cornell Capital   *
                      Partners

10.12                 Form of Warrant                                          *

                                      II-4


Exhibit No.           Description                                              Location
-----------           -------------------------------------------------------  ------------------------------------------------
10.13                 Termination Agreement, dated April 6, 2005, by and       Incorporated by reference to Exhibit 99.1 to
                      between ICOA, Inc. and Cornell Capital Partners          ICOA's Current Report on Form 8-K filed with
                                                                               the Securities and Exchange Commission on
                                                                               April 8, 2005

10.14                 Secured Promissory Note, dated April 6, 2005, by and     Incorporated by reference to Exhibit 99.2 to
                      between ICOA, Inc. and Cornell Capital Partners          ICOA's Current Report on Form 8-K filed with
                                                                               the Securities and Exchange Commission on
                                                                               April 8, 2005

10.15                 Convertible Promissory Note by and between the Company   Incorporated by reference to Exhibit 99.1 to
                      and William Lord                                         ICOA's Current Report on Form 8-K filed with
                                                                               the Securities and Exchange Commission on
                                                                               April 11, 2005

10.16                 Form of Warrant issued to William P. Lord                Incorporated by reference to Exhibit 99.2 to
                                                                               ICOA's Current Report on Form 8-K filed with
                                                                               the Securities and Exchange Commission on
                                                                               April 11, 2005

10.17                 Employment Agreement by and between the Company and      Incorporated by reference to Exhibit 99.x to
                      Erwin Vahlsing, Jr.                                      ICOA's Current Report on Form 8-K filed with
                                                                               the Securities and Exchange Commission on

10.18                 Employment Agreement by and between the Company and      Incorporated by reference to Exhibit 99.x to
                      Stephen N. Cummings                                      ICOA's Current Report on Form 8-K filed with
                                                                               the Securities and Exchange Commission on

21.1                  Subsidiaries of ICOA                                     Incorporated by reference to Exhibit 21.1 in
                                                                               the Registration Statement on Form SB-2 filed
                                                                               with the Securities and Exchange Commission on
                                                                               November 30, 2000

23.1                  Consent of Independent Public Accountants                Provided herewith


23.2                  Consent of Burton Bartlett & Glogovac                    Contained in Exhibit 5.1


* Filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission on May 7, 2004.


Undertakings

         The undersigned registrant hereby undertakes:
                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)  Include any  prospectus  required by Sections
10(a)(3) of the  Securities  Act of 1933 (the "Act");

                           (ii) Reflect in the Prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on February 13, 2006.


                                              ICOA, INC.

                                              By: Stephen N. Cummings
                                                  ------------------------
                                            Name: Stephen N. Cummings
                                           Title: Chief Financial Officer,
                                                  Secretary and Treasurer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                    TITLE                                                  DATE


/s/ George Strouthopoulos                    Chairman of the Board of Directors                     February 13, 2006
----------------------------
George Strouthopoulos

/s/ Richard Schiffmann
----------------------------                 Chief Executive Officer (Principal Executive           February 13, 2006
Richard Schiffmann                           Officer) and Director

/s/ Stephen N. Cummings
----------------------------                 Chief Financial Officer (Principal Financial           February 13, 2006
Stephen N. Cummings                          Officer), Secretary, Treasurer

/s/ Erwin Vahlsing, Jr.
----------------------------                 Vice President Finance (Principal Accounting
Erwin Vahlsing, Jr.                          Officer) and Director                                  February 13, 2006

/s/
----------------------------                 Director                                               February 13, 2006
Steven M Harris


/s/ Steven Tavares
----------------------------                 Director                                               February 13, 2006
Steven Tavares


